FORM 1-A TIER II OFFERING

REGULATION A OFFERING CIRCULAR UNDER THE SECURITIES ACT OF 1933

PRELIMINARY OFFERING CIRCULAR DATED MARCH 24, 2020

SUBJECT TO COMPLETION

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this preliminary offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a final offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the final offering circular or the offering statement in which such Final offering circular was filed may be obtained.

OriginClear, Inc.

525 S. Hewitt Street

Los Angeles, California 90013

Phone: (323) 939-6645

www.originclear.com

Up to 765,800 shares of Series M Preferred Stock Offered by Company

Up to 34,200 shares of Series M Preferred Stock offered by selling stockholder and up to 300,000,000 shares of common stock underlying shares of Series M Preferred Stock

Minimum investment 20 shares of Series M Preferred Stock ($500)

SEE “SECURITIES BEING OFFERED” AT PAGE 42

	Price to Public	Broker-Dealer discount and commissions (1)	Proceeds to issuer (2)	Proceeds to other persons
Per share	$25.00	$0.25	$24.75	$0
Total Maximum	$19,145,000	$191,450	$18,953,550	$0

(1)	OriginClear, Inc. (the “Company”) has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to act as the broker-dealer of record in connection with this offering, but not for underwriting or placement agent services. This includes the 1% commission, but it does not include the one-time set-up fees payable by the Company to Dalmore. See “Plan of Distribution” for details.

(2)	The Company expects that, not including state filing fees, the minimum amount of expenses of the offering that we will pay will be approximately $250,000 regardless of the number of shares that are sold in this offering. In the event that the maximum offering amount is sold, the total offering expenses will be approximately $2.7 million.

This offering (the “Offering”) will terminate at the earlier of (1) the date at which the maximum offering amount has been sold, (2) ______, 2021, or (3) the date at which the offering is earlier terminated by the Company at its sole discretion. Funds will be deposited into a segregated account or an escrow account at an escrow agent for the benefit of the Company. The Company has not made any arrangements to date to place the funds received in an escrow, trust, or similar arrangement. The Offering is being conducted on a best-efforts basis without any minimum target. Provided that an investor purchases shares in the amount of the minimum investment, $500 (20 shares), there is no minimum number of shares that needs to be sold in order for funds to be released to the Company and for this offering to close, which may mean that the Company does not receive sufficient funds to cover the cost of this Offering. The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the Company. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

This offering statement also relates to the offering by the selling stockholder of up to an aggregate of 34,200 shares of Series M Preferred Stock. Sales by the selling stockholder will be made on the same terms and in the same manner as those by the Company, and any sales of shares under this offering statement must be made on a pro rata basis among the Company and the selling stockholder (95.725% to the Company, 4.275% to the selling stockholder), provided that, the selling stockholder may at any time withdraw from this arrangement, and thereafter may sell shares in the amount and at the time determined solely by the selling stockholder. The selling stockholder will offer its shares at a fixed price of $25.00 per share until such shares are quoted on the OTCQB, and thereafter (provided that the selling stockholder has elected to withdraw from selling shares on the same terms as the Company), at prevailing market prices or privately negotiated prices. We will not receive any of the proceeds from the sale of those shares being sold by the selling stockholder.

Our common stock is quoted on the OTC Pink. On March 23, 2020, the last closing price of our common stock on the OTC Pink was $0.07.

This offering statement also includes up to 300,000,000 shares of common stock underlying the Series M Preferred Stock being offered by us and the selling stockholder (on a pro rata basis between us and the selling stockholder). These 300,000,000 shares of common stock represent our estimate of the total number of shares we may issue upon conversion of the Series M Preferred Stock, based on the conversion terms of the Series M Preferred Stock and recent trading prices of our common stock.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 3.

Sales of these securities will commence on approximately _______, 2020.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

The date of this offering circular is_______ __, 2020.

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SUMMARY

This summary highlights information contained elsewhere in this offering circular. This summary is not complete and does not contain all of the information that you should consider before investing in our Series M Preferred Stock. You should carefully read the entire offering circular carefully, especially concerning the risks associated with the investment in the securities covered by this offering circular discussed under the “Risk Factors” section beginning on page 3.

The Company

OriginClear, Inc.’s mission is to provide expertise and technology to help make clean water available for all.

Recent Developments

On October 25, 2019, we completed a 1 for 2,000 reverse split of our common stock. All share amounts in this offering statement give effect to this reverse split unless otherwise indicated.

The Offering

Securities offered by us	Up to 765,800 shares of Series M Preferred Stock. This offering statement also includes up to 287,175,000 shares of common stock underlying the shares of Series M Preferred Stock being offered by us.

Securities offered by selling stockholder	Up to 34,200 shares of Series M Preferred Stock. This offering statement also includes up to 12,825,000 shares of common stock underlying the shares of Series M Preferred Stock being offered by the selling stockholder.

Common Stock outstanding before the Offering	6,656,867 shares (based on number of shares outstanding as of February 25, 2020.

Preferred Stock outstanding before the Offering	1,000 shares of Series C Preferred Stock, 38,500,000 shares of Series D-1 Preferred Stock, 2,139,649 shares of Series E Preferred Stock, 1,678 shares of Series F Preferred Stock, 530 shares of Series G Preferred Stock, 797 shares of Series I Preferred Stock, 348.7 shares of Series J Preferred Stock, 2,590.9 shares of Series K Preferred Stock, 1,278 shares of Series L Preferred Stock, and 34,200 shares of Series M Preferred Stock (based on number of shares outstanding as of February 25, 2020). See “Securities Being Offered for description of each series of preferred stock.)

Preferred Stock outstanding after the Offering	1,000 shares of Series C Preferred Stock, 38,500,000 shares of Series D-1 Preferred Stock, 2,139,649 shares of Series E Preferred Stock, 1,678 shares of Series F Preferred Stock, 530 shares of Series G Preferred Stock, 797 shares of Series I Preferred Stock, 348.7 shares of Series J Preferred Stock, 2,590.9 shares of Series K Preferred Stock, 1,278 shares of Series L Preferred Stock, and 800,000 shares of Series M Preferred Stock (assuming sale of maximum offering amount).

Market for Common Stock and Series M Preferred Stock	Our common stock is quoted on the OTC Pink under the symbol “OCLN.”

We will seek to have a market maker file an application with FINRA on our behalf so as to be able to quote the Series M Preferred Stock on the OTCQB.

Minimum Investment	$500

Terms of the Series M Preferred Stock

Holders of the Series M Preferred Stock will be entitled to the following:

●	Accrual of dividends: Investors in this Offering will begin to accrue an annual 10% dividend after the issuance of their Series M Preferred Stock, payable in preference and priority to any payment of any dividend on the common stock.

●	Payment of dividends: Payments will be made monthly provided legally available funds are available. The Company intends to reserve 10% of the gross funds raised from this Offering for payments of such dividends.

●	Voting: The Series M Preferred Stock will not have voting rights, except as required by law and with respect to certain protective provisions set forth in the Certificate of Designation of Series M Preferred Stock.

●	Liquidation preference: The Series M Preferred Stock will be entitled to a liquidation preference in an amount equal to $25 per share plus any declared but unpaid dividends, before any payments to holders of common stock.

●	Conversion rights: Shares of Series M Preferred Stock are convertible into common stock in an amount determined by dividing the stated value being converted by the conversion price. The stated value of the Series M Preferred Stock is $25.00 per share and the conversion price will be equal to 80% of the average closing price of the common stock for the last five trading days prior to the date the Company receives a conversion notice.

●	Redemption: To the extent it may lawfully do so, the Company may, in its sole discretion, after the first anniversary of the original issuance date of the Series M Preferred Stock, redeem any or all of the then outstanding shares of Series M Preferred Stock at a redemption price of $25 per share plus any accrued but unpaid dividends.

RISK FACTORS

Investing in our Series M Preferred Stock involves a high degree of risk. In addition to the other information provided in this offering circular, you should carefully consider the following risk factors in evaluating our business and before purchasing any of our capital stock. We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition, results of operations, cash flows and prospects.

Risks Related to Our Business

We have not been profitable.

We were formed in June 2007 and are currently developing a new technology that has not yet gained market acceptance. Since we have not been profitable, there are substantial risks, uncertainties, expenses and difficulties that we are subject to. To address these risks and uncertainties, we must do among the following:

●	Successfully execute our business strategy;

●	Respond to competitive developments; and

●	Attract, integrate, retain and motivate qualified personnel.

There can be no assurance we will operate profitably or that we will have adequate working capital to meet our obligations as they become due. Investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets. We cannot be certain that our business strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected.

We have a history of losses and can provide no assurance of our future operating results.

We have experienced net losses and negative cash flows from operating activities since inception and we expect such losses and negative cash flows to continue in the foreseeable future. As of September 30, 2019, we had an accumulated deficit of $88,126,021. We incurred a net loss of $8,318,040 for the nine months ended September 30, 2019 and a net loss of $11,346,569 for the year ended December 31, 2018. We may never achieve profitability. The opinion of our independent registered public accountants on our audited financial statements as of and for the year ended December 31, 2018 contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon raising capital from financing transactions and future sales.

We will need significant additional capital, which we may be unable to obtain.

Revenues generated from our operations are not presently sufficient to sustain our operations. Therefore, we will need to raise additional capital to continue our operations. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us. We may be required to pursue sources of additional capital through various means, including debt or equity financings. Future financings through equity investments are likely to be dilutive to existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuances of incentive awards under equity employee incentive plans, which may have additional dilutive effects. Our ability to obtain needed financing may be impaired by such factors as the capital markets and our history of losses, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations. In addition, we have outstanding convertible preferred stock that entitles certain prior investors to certain make-good shares, which could result in further dilution to our stockholders (see “Securities Being Offered”).

We have incurred substantial indebtedness.

As of September 30, 2019, we have convertible notes with outstanding principal and accrued but unpaid interest of approximately $3,638,893. All such debt is payable within the following twelve to thirty six months and is convertible at a significant discount to our market price of stock. As of September 30, 2019, we also have redeemable outstanding preferred stock of approximately $4,270,490. Our level of indebtedness and insufficient cash on hand increases the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due in respect of the indebtedness. Our indebtedness, combined with other financial obligations and contractual commitments, could:

●	in the case of convertible debt that is converted into equity, result in a reduction in the overall percentage holdings of our stockholders, put downward pressure on the market price of our common stock, result in adjustments to conversion and exercise prices of outstanding notes and warrants and obligate us to issue additional shares of common stock to certain of our stockholders;

●	make it more difficult for us to satisfy our obligations with respect to the indebtedness and any failure to comply with the obligations under any of our debt instruments, including restrictive covenants, could result in events of default under the loan agreements and instruments governing the indebtedness;

●	require us to dedicate a substantial portion of our cash flow from operations to payments on indebtedness, thereby reducing funds available for working capital, capital expenditures, acquisitions, research and development and other corporate purposes;

●	increase our vulnerability to adverse economic and industry conditions, which could place us at a competitive disadvantage compared to competitors that have relatively less indebtedness;

●	limit our flexibility in planning for, or reacting to, changes in business and the industry in which we operate; and

●	limit our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions, research and development and other corporate purposes.

We may incur significant additional indebtedness in the future. If we incur a substantial amount of additional indebtedness, the related risks that we face could become more significant. Additionally, the terms of any future debt that we may incur may impose requirements or restrictions that further affect our financial and operating flexibility or subject us to other events of default.

Our revenues are dependent upon acceptance of our technology and products by the market; the failure of which would cause us to curtail or cease operations.

We believe that most of our future revenues will come from the sale or license of our technology and systems. As a result, we will continue to incur substantial operating losses until such time as we are able to generate revenues from the sale or license of our technology and systems. There can be no assurance that businesses and prospective customers will adopt our technology and systems, or that businesses and prospective customers will agree to pay for or license our technology and systems. In the event that we are not able to develop a customer base that purchases or licenses our technology and systems, or if we are unable to charge the necessary prices or license fees, our financial condition and results of operations will be materially and adversely affected.

We will need to increase the size of our organization, and may experience difficulties in managing growth.

We are a small company with a minimal number of employees. We expect to experience a period of significant expansion in headcount, facilities, infrastructure and overhead and anticipate that further expansion will be required to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate managers. Our future financial performance and our ability to compete effectively will depend, in part, on our ability to manage any future growth effectively.

We may not be able to successfully license our technology and commercialize our products which would result in continued losses and may require us to curtail or cease operations.

We are currently commercializing our technology. We are unable to project when we will achieve profitability, if at all. As is the case with any new technology, we expect the research and development process to continue. We cannot assure that our engineering resources will be able to develop our technology and systems fast enough to meet market requirements. We can also not assure that our technology and systems will gain market acceptance and that we will be able to successfully commercialize the technologies. The failure to successfully develop and commercialize the technologies would result in continued losses and may require us to curtail or cease operations.

Our ability to clean-up oil and gas and waste water and aqua-feed on a commercially viable basis is unproven, which could have a detrimental effect on our ability to generate or sustain revenues.

The technologies we use to harvest algae, clean up oil and gas water, and waste water, have never been utilized on a full-scale commercial basis. Our EWS:AOx technology was only recently developed. All of the tests conducted to date by us with respect to the technology have been performed in a limited scale or small commercial scale environment and the same or similar results may not be obtainable at competitive costs on a large-scale commercial basis. We have never employed our technology under the conditions or in the volumes that will be required for us to be profitable and cannot predict all of the difficulties that may arise. Accordingly, our technology may not perform successfully on a commercial basis and may never generate any revenues or be profitable.

If a competitor were to achieve a technological breakthrough, our operations and business could be negatively impacted.

There currently exist a number of businesses that are pursuing novel processes to harvest algae, clean up oil and gas water, and waste water. Should a competitor achieve a research and development, technological or biological breakthrough where process costs are significantly reduced, efficiency greatly increased over ours, or if the costs of similar competing products were to fall substantially, we may have difficulty attracting customer licensees or sales. In addition, competition from other technologies considered “green” (environmental) or “blue” (water technology) could lessen the demand for the end-products produced by our technology. Furthermore, competitors may have access to larger resources (capital or otherwise) that provide them with an advantage in the marketplace, which could result in a negative impact on our business.

Any competing technology that harvests algae, cleans up oil and gas water, and waste water, at a superior scale and more cost efficient than ours, could render our technology obsolete. In addition, because we only hold five issued patents, we may not be able to preclude development of even directly competing technologies using the same methods, materials and procedures as we use to achieve our results. Any of these competitive forces may inhibit or materially adversely affect our ability to attract customer licensees, or to obtain royalties or other fees from our customer licensees. This could have a material adverse effect on our business, prospects, results of operation and financial condition.

Our long-term success depends on future royalties paid to us by licensees, and we face the risks inherent in a royalty-based business model.

We intend to generate revenue through the licensing of our technology and systems, and our long-term success depends on future royalties paid to us by prospective customer licensees. We expect that the amount of royalty payments we may receive will be based upon the revenues generated by our prospective customer licensees’ operations, and so we will be dependent on the successful operations of our prospective customer licensees for a significant portion of our revenues. We face risks inherent in a royalty-based business model, many of which are outside of our control, including those arising from our reliance on the management and operating capabilities of our customer licensees and the cyclicality of supply and demand for end-products produced using our technology. Should our prospective customer licensees fail to achieve sufficient profitability in their operations, our royalty payments would be diminished and our results of operations, cash flows and financial condition could be adversely affected, and any such effects could be material.

We rely on strategic partners.

We rely on strategic partners to aid in the development and marketing of our technology and processes. Should our strategic partners not regard us as significant to their own businesses, they could reduce their commitment to us or terminate their relationship with us, pursue competing relationships or attempt to develop or acquire processes that compete with ours. Any such action could materially adversely affect our business.

A lack of government subsidies may hinder the usefulness of our technology.

While our long-term business model is based on licensing our technology to original equipment manufacturers (OEMs), distributors, resellers, service providers and other licensees, we also assemble and sell complete solutions based on EWS. Subsidies of any of the industries vary and may be reduced or eliminated, which could have a material adverse effect on our business. Likewise, regulations may become more onerous which also could have a material adverse effect on our business.

The industries in which we operate may endure deflationary cycles, affecting our ability to sell and license our systems.

If crude oil prices return to previously low levels, it may become difficult or impossible to sell or license systems to the oil and gas industry. Such events and other deflationary events may impact our business materially.

If we lose key employees and consultants or are unable to attract or retain qualified personnel, our business could suffer.

Our success is highly dependent on our ability to attract and retain qualified scientific, engineering and management personnel. We are highly dependent on our management, including T. Riggs Eckelberry, who has been critical to the development of our technology and business. The loss of the services of Mr. Eckelberry would have a material adverse effect on our operations. We do not have an employment agreement with Mr. Eckelberry. Accordingly, there can be no assurance that he will remain associated with us. His efforts will be critical to us as we continue to develop our technology and as we attempt to transition to a company with profitable commercialized products and services. If we were to lose Mr. Eckelberry, or any other key employees or consultants, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies.

Competition from other companies in our market may affect the market for our technology.

New companies are constantly entering the market, thus increasing the competition. Larger foreign owned and domestic companies which have been engaged in water cleanup and algae harvesting for substantially longer periods of time may have access to greater financial and other resources. These companies may have greater success in the recruitment and retention of qualified employees, as well as in conducting their own fuel manufacturing and marketing operations, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If we or our customers are unable to compete effectively or adequately respond to competitive pressures, this may materially adversely affect our results of operation and financial condition.

An occurrence of an uncontrollable event such as the COVID-19 pandemic may negatively affect our operations.

The occurrence of an uncontrollable event such as the COVID-19 pandemic may negatively affect our operations. A pandemic typically results in social distancing, travel bans and quarantine, and this may limit access to our facilities, customers, management, support staff and professional advisors. These factors, in turn, may not only impact our operations, financial condition and demand for our goods and services but our overall ability to react timely to mitigate the impact of this event. Also, it may hamper our efforts to comply with our filing obligations with the Securities and Exchange Commission.

Risks Related to Our Intellectual Property

If we fail to establish, maintain and enforce intellectual property rights with respect to our technology, our financial condition, results of operations and business could be negatively impacted.

Our ability to establish, maintain and enforce intellectual property rights with respect to the technology that we intend to license will be a significant factor in determining our future financial and operating performance. We seek to protect our intellectual property rights by relying on a combination of patent, trade secret and copyright laws. We also use confidentiality and other provisions in our agreements that restrict access to and disclosure of our confidential know-how and trade secrets.

We have filed patent applications with respect to many aspects of our technologies. However, we cannot provide any assurances that any of these applications will ultimately result in issued patents or, if patents are issued, that they will provide sufficient protections for our technology against competitors. Although we have filed various patent applications for some of our core technologies, we currently hold, as assignees, only four issued patents, one each in Australia, Japan, China and Mexico and we may face delays and difficulties in obtaining our other filed patents, or we may not be able to obtain such patents at all.

Outside of these patent applications, we seek to protect our technology as trade secrets and technical know-how. However, trade secrets and technical know-how are difficult to maintain and do not provide the same legal protections provided by patents. In particular, only patents will allow us to prohibit others from using independently developed technology that is similar. If competitors develop knowledge substantially equivalent or superior to our trade secrets and technical know-how, or gain access to our knowledge through other means such as observation of our technology that embodies trade secrets at customer sites which we do not control, the value of our trade secrets and technical know-how would be diminished.

While we strive to maintain systems and procedures to protect the confidentiality and security of our trade secrets and technical know-how, these systems and procedures may fail to provide an adequate degree of protection. For example, although we generally enter into agreements with our employees, consultants, advisors, and strategic partners restricting the disclosure and use of trade secrets, technical know-how and confidential information, we cannot provide any assurance that these agreements will be sufficient to prevent unauthorized use or disclosure. In addition, some of the technology deployed at customer sites in the future, which we do not control, may be readily observable by third parties who are not under contractual obligations of non-disclosure, which may limit or compromise our ability to continue to protect such technology as a trade secret.

Monitoring and policing unauthorized use and disclosure of intellectual property is difficult. If we learned that a third party was in fact infringing or otherwise violating our intellectual property, we may need to enforce our intellectual property rights through litigation. Litigation relating to our intellectual property may not prove successful and might result in substantial costs and diversion of resources and management attention.

From our customer licensee’s standpoint, the strength of the intellectual property under which we intend to grant licenses can be a critical determinant of the value of these licenses. If we are unable to secure, protect and enforce our intellectual property, it may become more difficult for us to attract new customers. Any such development could have a material adverse effect on our business, prospects, financial condition and results of operations.

Although we have filed various patent applications for some of our core technologies, we currently hold only five issued patents, one each in the United States, Australia, Japan, China and Mexico, and we may face delays and difficulties in obtaining other filed patents, or we may not be able to obtain such patents at all.

Patents are a key element of our intellectual property strategy. We have over thirty currently pending patent applications in the United States and abroad but, to date, other than the four granted patents we already have, no new patents have been granted for these pending applications. It may take a long time for any patents to issue from the applications, and we cannot provide any assurance that any patents will ultimately be granted or that any patents that do ultimately issue will issue in a form that will adequately protect our commercial advantage.

Our ability to obtain patent protection for our technologies is uncertain due to a number of factors, including that we may not have been the first to make the inventions covered by our pending patent applications or to file patent applications for these inventions.

Further, changes in U.S. and foreign patent law may also impact our ability to successfully prosecute our patent applications. For example, the United States Congress and other foreign legislative bodies may amend their respective patent laws in a manner that makes obtaining patents more difficult or costly. Courts may also render decisions that alter the application of patent laws and detrimentally affect our ability to obtain patent protection.

Even if patents do ultimately issue from our patent applications, these patents may not provide meaningful protection or commercial advantage. In the US, patents only provide protection for a 20-year period starting from the filing date and the longer a patent application takes to issue the less time there is to enforce it. Further, the claims under any patents that issue from our applications may not be broad enough to prevent others from developing technologies that are similar or that achieve similar results. It is also possible that the intellectual property rights of others will bar us from licensing our technology and bar us or our future licensees from exploiting any patents that issue from our pending applications. Numerous U.S. and foreign issued patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. These patents and patent applications might have priority over our patent applications and could subject our patent applications to invalidation. Finally, in addition to those who may claim priority, any patents that issue from our applications may also be challenged by our competitors on the basis that they are otherwise invalid or unenforceable.

We may face claims that we are violating the intellectual property rights of others.

We may face claims, including from direct competitors, other energy companies, scientists or research universities, asserting that our technology or the commercial use of such technology infringes or otherwise violates the intellectual property rights of others. We have not conducted infringement, freedom to operate or landscape analyses, and as a result we cannot be certain that our technologies and processes do not violate the intellectual property rights of others. We expect that we may increasingly be subject to such claims as we begin to earn revenues and our market profile grows.

We may also face infringement claims from the employees, consultants, agents and outside organizations we have engaged to develop our technology. While we have sought to protect ourselves against such claims through contractual means, we cannot provide any assurance that such contractual provisions are adequate, and any of these parties might claim full or partial ownership of the intellectual property in the technology that they were engaged to develop.

If we were found to be infringing or otherwise violating the intellectual property rights of others, we could face significant costs to implement work-around methods, and we cannot provide any assurance that any such work-around would be available or technically equivalent to our current technology. In such cases, we might need to license a third party’s intellectual property, although any required license might not be available on acceptable terms, or at all. If we are unable to work around such infringement or obtain a license on acceptable terms, we might face substantial monetary judgments against us or an injunction against continuing to license our technology, which might cause us to cease operations.

In addition, even if we are not infringing or otherwise violating the intellectual property rights of others, we could nonetheless incur substantial costs in defending ourselves in suits brought against us for alleged infringement. Also, if any license agreements provide that we will defend and indemnify our customer licensees for claims against them relating to any alleged infringement of the intellectual property rights of third parties in connection with such customer licensees’ use of our technologies, we may incur substantial costs defending and indemnifying any customer licensees to the extent they are subject to these types of claims. Such suits, even if without merit, would likely require our management team to dedicate substantial time to addressing the issues presented. Any party bringing claims might have greater resources than we do, which could potentially lead to us settling claims against which we might otherwise prevail on the merits.

Any claims brought against us or any customer licensees alleging that we have violated the intellectual property of others could have negative consequences for our financial condition, results of operations and business, each of which could be materially adversely affected as a result.

Risks Related to the Investment in our Securities

There currently is no public trading market for our Series M Preferred Stock and an active market may not develop or, if developed, be sustained. If a public trading market does not develop, you may not be able to sell any of your securities.

There is currently no public trading market for our Series M preferred stock. While we will seek to have a market maker file an application with FINRA on our behalf so as to be able to quote the Series M Preferred Stock on the OTCQB, there can be no assurance that an active market may develop or be sustained. If an active public trading market for our Series M Preferred Stock does not develop or is not sustained, it may be difficult or impossible for you to resell your securities at any price. Even if a public market does develop, the market price could decline below the amount you paid for your securities.

The Series M Preferred Stock will be subordinate to our existing and future debt obligations, and your interests could be diluted by the issuance of additional equity securities, including additional Series M Preferred Stock, and by other transactions.

The Series M Preferred Stock will be subordinate to all of our existing and future indebtedness. Therefore, if we become bankrupt, liquidate our assets, reorganize or enter into certain other transactions, our assets will be available to pay our obligations with respect to the Series M Preferred Stock only after we have paid all of our existing and future indebtedness in full. There may be insufficient assets remaining following such payments to make any payments to holders of the Series M Preferred Stock then outstanding.

The issuance of additional equity on a parity with or senior to the Series M Preferred Stock would dilute the interests of the holders of shares of Series M Preferred Stock, and any such additional issuances or additional indebtedness could affect our ability to pay distributions on, redeem or pay the liquidation preference on the Series M Preferred Stock.

A portion of the shares sold under this offering statement must be purchased from the selling stockholder and we will not receive any proceeds from such sales.

This offering statement includes up to 765,800 shares of Series M Preferred Stock offered by us and up to 34,200 shares of Series M Preferred Stock offered by the selling stockholder. Investors will be required to purchase shares under this offering statement on a pro rata basis from us and the selling stockholder (95.725% from us, and 4.275% from the selling stockholder), until such time as the selling stockholder elects to withdraw from this arrangement. We will not receive any proceeds from sales by the selling stockholder. This may reduce the amount of proceeds we receive.

The Series M Preferred Shares will be subject to the Company’s right of redemption.

The Company will have the right to redeem outstanding shares of Series M Preferred Stock, in the Company’s discretion, commencing one year after the initial issuance date of such shares, and subject to the terms and conditions of the Series M Preferred Stock. Such redemption, if it occurs, may reduce the return on Series M Preferred Shares for its holders, as redeemed shares will no longer be entitled to further dividends.

We could be prevented from paying cash dividends on the Series M Preferred Stock.

Under Nevada law, the Company may not pay cash dividends to holders of Series M Preferred Stock if the Company would not be able to pay its debts as they become due in the usual course of business. This may limit our ability to pay dividends on the Series M Preferred Stock.

Investors should consult their own tax advisers regarding tax consequences of this Offering and the Series M Preferred Stock.

The Company makes no representations regarding the tax treatment that will apply to the Series M Preferred Stock or this Offering, including, without limitation, with respect to any dividend or redemption payments under the Series M Preferred Stock. Subscribers should consult their own tax advisers regarding such tax consequences.

Our chief executive officer owns the majority of the voting power of our shareholders.

As the holder of our outstanding shares of Series C Preferred Stock, our chief executive officer, T. Riggs Eckelberry has 51% of the voting power of the Company’s shareholders (see “Securities Being Offered”). As a result, Mr. Eckelberry has the ability to control all matters submitted to shareholders, and his interests may differ from those of other shareholders.

You will generally not have voting rights.

Holders of the Series M Preferred Stock generally have no voting rights except with respect to certain protective provisions set forth in the Certificate of Designation of Series M Preferred Stock.

Future issuances of preferred stock, including future issuances of shares of Series M Preferred Stock, may reduce the value of the Series M Preferred Stock.

Upon the completion of the Offering, we may sell additional shares of preferred stock on terms that may differ from the Series M Preferred Stock. Such shares could rank on parity with or senior to the Series M Preferred Stock offered hereby as to dividend rights or rights upon liquidation, winding up or dissolution. The subsequent creation and subsequent issuance of additional classes of preferred stock on parity with the Series M Preferred Stock, could dilute the interests of the holders of Series M Preferred Stock offered hereby. Any issuance of preferred stock that is senior to the Series M Preferred Stock would not only dilute the interests of the holders of Series M Preferred Stock offered hereby, but also could affect our ability to pay distributions on, redeem or pay the liquidation preference on the Series M Preferred Stock.

We have outstanding shares of preferred stock that have a liquidation preference over the Series M Preferred Stock.

There are 1,678 outstanding shares of our Series F Preferred Stock and 530 outstanding shares of our Series G Preferred Stock, each of which have a liquidation preference over the Series M Preferred Stock.

The Series F Preferred Stock has a liquidation preference equal to the stated value (which is equal to $1,000 per share) plus any accrued but unpaid dividends, in preference to any other series of capital stock of the Company. The Series F Preferred Stock thus has a liquidation preference over the Series M Preferred Stock. Such preference is equal to $1,678,000 as of December 31, 2019.

The Series G Preferred Stock has a liquidation preference equal to the stated value (equal to $1,000 per share) plus any accrued but unpaid dividends, in preference to any other series of capital stock of the Company (other than the Series F Preferred Stock). The Series G Preferred Stock thus also has a liquidation preference over the Series M Preferred Stock. Such preference is equal to $530,000 as of December 31, 2019.

Such liquidation preferences may reduce the amount of distributions available to holders of Series M Preferred Stock upon any liquidation of the Company, or result in holders of Series M Preferred Stock not receiving any distributions upon any liquidation of the Company.

In addition, our Series F, G, I and K Preferred Stock are subject to mandatory redemption by the Company, which may reduce the capital available to the Company to pay dividends on the Series M Preferred Stock. See “Securities Being Offered.”

PLAN OF DISTRIBUTION AND SELLING STOCKHOLDER

OriginClear, Inc. is offering a maximum of 765,800 shares of Series M Preferred Stock on a “best efforts” basis.

The cash price per share of Series M Preferred Stock is $25.00.

The Company intends to market the shares in this Offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our offering circular materials on an online investment platform.

The Offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this Offering being qualified by the Commission, and (3) the date at which the Offering is earlier terminated by the Company in its sole discretion.

The Company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the Company. After the initial closing of this Offering, the Company expects to hold closings on at least a monthly basis.

The Company is offering its securities in all states.

The Company has engaged Dalmore Group, LLC (“Dalmore”) a broker-dealer registered with the SEC and a member of FINRA, to act as the broker-dealer of record in connection with this offering, but not for underwriting or placement agent services. Dalmore will:

●	Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the company whether or not to accept investor as a customer.

●	Review each investor’s subscription agreement to confirm such investor’s participation in the offering, and provide a determination to the Company whether or not to accept the use of the subscription agreement for the investor’s participation.

●	Contact and/or notify the Company, if needed, to gather additional information or clarification on an investor;

●	Not provide any investment advice nor any investment recommendations to any investor.

●	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or pursuant to the terms of the agreement (e.g. as needed for AML and background checks).

●	Coordinate with third party providers to ensure adequate review and compliance.

As compensation for the services listed above, the Company has agreed to pay Dalmore $13,500 in one-time set up fees, consisting of a $10,000 agreement fee and approximately $3,500 for fees to be paid to FINRA, plus a commission equal to 1% of the amount raised in the offering to support the offering. Assuming that the maximum offering amount is sold, the Company estimates that the total fees the Company will pay to Dalmore will be approximately $213,500.

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT BENEFIT PACKAGES ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

The Online Platform

The Company may use either its own hosting services or the hosting services of an online platform provider (a “Platform Provider”) to host the Offering of the shares.

If the Company chooses to use the hosting services of a Platform Provider, such Platform Provider will not directly solicit or communicate with investors with respect to offerings posted on its site, although it does advertise the existence of its platform, which may include identifying issuers listed on the platform. Our offering circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on a designated website.

Process of Subscribing

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

If you decide to subscribe for the Series M Preferred Stock in this Offering, you should complete the following steps:

1.	Go to a designated website, and click on the “Offering Circular” button;

2.	After reviewing the Offering Circular, click on the “Invest Now” button;

3.	Complete the online investment form;

4.	Electronically receive, review, execute and deliver to us a subscription agreement.

5.	Deliver funds directly by check, wire, credit card, debit card, or electronic funds transfer via ACH to the specified account; and

6.	Once funds or documentation are received an automated AML check will be performed to verify the identity and status of the investor.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Dalmore will review all subscription agreements completed by the investor. After Dalmore has completed its review of a subscription agreement for an investment in the Company, the funds may be released from the designated account.

If the subscription agreement is not complete or there is other missing or incomplete information, the funds will not be released until the investor provides all required information. Dalmore will generally review all subscription agreements on the same day, but not later than the day after the submission of the subscription agreement.

All funds tendered (by check, wire, credit card, debt card, or electronic funds transfer via ACH to the specified account) by investors will be deposited into a segregated account or an escrow account at an escrow agent for the benefit of the Company. The Company has not made any arrangements to date to place the funds received in an escrow, trust, or similar arrangement. All funds received by wire transfer will be made available immediately while funds transferred by ACH will be restricted for a minimum of three days to clear the banking system prior to deposit into the designated account.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the Company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the Company receives oversubscriptions in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the Company has not set a maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card, credit card or check will be returned to subscribers within 30 days of such rejection without deduction or interest. Upon acceptance of a subscription, the Company will send a confirmation of such acceptance to the subscriber.

Dalmore has not investigated the desirability or advisability of investment in the shares nor approved, endorsed or passed upon the merits of purchasing the Series M Preferred Stock. Dalmore is not participating as an underwriter and under no circumstance will it solicit any investment in the company, recommend the Company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Dalmore is not distributing any offering circulars or making any oral representations concerning this offering circular or this offering. Based upon Dalmore’s anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this offering and no investor should rely on the involvement of Dalmore in this offering as any basis for a belief that it has done extensive due diligence. Dalmore does not expressly or impliedly affirm the completeness or accuracy of the offering statement and/or offering circular presented to investors by the Company. All inquiries regarding this offering should be made directly to the Company.

Upon confirmation that an investor’s funds have cleared, the company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

Transfer Agent

The Company has also engaged Colonial Stock Transfer, Inc., a registered transfer agent with the SEC (the “Transfer Agent”), who will serve as transfer agent to maintain shareholder information on a book-entry basis; there are no set up costs for this service, fees for this service will be limited to secondary market activity. The Company estimates the aggregate fee due to the Transfer Agent for the above services to be $100,000 annually.

Selling Stockholder

This offering statement also relates to the offering by the selling stockholder of up to an aggregate of 34,200 shares of Series M Preferred Stock. Sales by the selling stockholder will be made on the same terms and in the same manner as those by the Company, and any sales of shares under this offering statement must be made on a pro rata basis among the Company and the selling stockholder (95.725% to the Company, 4.275% to the selling stockholder), provided that, the selling stockholder may at any time withdraw from this arrangement, and thereafter may sell shares in the amount and at the time determined solely by the selling stockholder. The selling stockholder will offer its shares at a fixed price of $25.00 per share until such shares are quoted on the OTCQB, and thereafter (provided that the selling stockholder has elected to withdraw from selling shares on the same terms as the Company), at prevailing market prices or privately negotiated prices. We will not receive any of the proceeds from the sale of those shares being sold by the selling stockholder.

The selling stockholder acquired the 34,200 shares of Series M Preferred Stock it is offering on December 11,2019, in exchange for an outstanding convertible note of the Company in the amount of $171,260 (including accrued interest thereon).

The table below provides further information regarding the selling stockholder.

Selling Stockholder	Amount of Series M Preferred Stock Owned Prior to Offering		Amount of Series M Preferred Stock being offered	Amount of Series M Preferred Stock to be owned after Offering
Bountiful Capital LLC (1)	34,200	(2)	34,200	0

(1)	Greg Boden has voting and investment power over the securities held by the selling stockholder.

(2)	The 34,200 shares of Series M Preferred Stock held by the selling stockholder represents 100% of the outstanding shares of Series M Preferred Stock as of the date hereof.

USE OF PROCEEDS

We intend to use the net proceeds from this offering for general corporate purposes, including working capital. Additional specific uses include:

	Percentage of Offering Sold
	25%	50%	75%	100%
Gross proceeds	$5,000,000	$10,000,000	$15,000,000	$20,000,000
After deduction for selling shareholder	4,786,250	9,572,500	14,358,750	19,145,000
Less expenses (see below)	875,735	1,579,165	2,189,263	2,727,567
Less dividends withheld	478,625	957,250	1,435,875	1,914,500
Net proceeds	$3,431,890	$7,036,085	$10,733,612	$14,502,933

Expenses
Marketing Communications	$478,625	$861,525	$1,148,700	$1,340,150
G&A	47,863	95,725	143,588	191,450
Auditors’ fee	9,573	14,359	21,538	28,718
Online platform	95,725	191,450	287,175	382,900
Escrow agent *	47,863	95,725	143,588	191,450
Legal	95,725	119,656	143,588	191,450
Broker-dealer	52,500	105,000	157,500	210,000
Dividend distribution/transfer agent	47,863	95,725	143,588	191,450
Total	$875,735	$1,579,165	$2,189,263	$2,727,567

Use of net proceeds
Acquisition Expense(1)
Reserve for Acquisitions (Cash Component)	$941,777	$2,003,307	$3,237,038	$4,451,023
Costs of Legal, Finance, Implementation	171,595	351,804	536,681	725,147
Growth of Operating Centers(2)
Hiring of additional engineering and support personnel	171,595	351,804	429,344	580,117
Marketing & Sales, Hosting Events and Conferences	308,870	633,248	966,025	1,305,264
Managed Services Systems and Software	34,319	70,361	107,336	145,029
Manufacturing and R&D Equipment	171,594	351,804	536,681	725,147
Working Capital incl. Financing of End-User System Sales	171,594	351,804	536,680	725,147
Other G&A	17,159	35,180	53,668	72,514
Debt Repayment(3)
Factoring Notes Outstanding	118,000	236,000	354,000	472,000
Accounts Payable	65,232	130,464	195,695	260,927
Retirement of Convertible Notes	840,655	1,681,309	2,521,964	3,362,618
Preferred Series Early Redemption
Series F (Aug 2018 – Dec 2018)	419,500	839,000	1,258,500	1,678,000
Total	$3,431,890	$7,036,085	$10,733,612	$14,502,933

* The Company may engage an escrow agent, but has not made any arrangements to date to place the funds received in an escrow, trust, or similar arrangement.

(1) ACQUISITION EXPENSE:

We intend to reserve a portion of net proceeds from this offering for all or part of the cash portion and expenses for prospective acquisitions. There is no guarantee that acquisitions will take place.

(2) GROWTH OF OPERATING CENTERS: We intend to increase growth at our Dallas-based and other profit centers, including the uses set forth hereunder.

(3) RETIRING DEBT will include:

o	Settlement of factoring notes (aged more than one year) in the balance outstanding of $472,000.

o	Accounts Payable (aged more than one year) in the aggregate amount of $260,927.

o	Retirement of Convertible Notes (aged more than one year) in the aggregate amount of $3,362,618 (based on 11/30/2019 totals after estimated settlements).

o	Early redemption of preferred shares issued more than one year previous: Series F (Aug 2018–Dec 2018) totaling $1,678,000.

No proceeds will be used to compensate or otherwise make payments to officers or directors of the issuer or any of its subsidiaries.

In addition, we intend to reserve 10% of the proceeds raised in the Offering for the payment of dividends. Investors in this Offering will be entitled to a monthly dividend payment of 10% per year after the issuance of their Series M Preferred Stock (see “Securities Being Offered”). The Company intends to pay these dividends from this reserve. The dividend reserve (10% of the gross proceeds from this Offering) will be held in a money market account located at Banc of California.

As of the date of this offering circular, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in investment-grade, interest-bearing instruments.

The use of the proceeds represents management's estimates based upon current business and economic conditions. We reserve the right to use of the net proceeds we receive in the offering in any manner we consider to be appropriate. Although we do not contemplate changes in the proposed use of proceeds, to the extent we find that adjustment is required for other uses by reason of existing business conditions, the use of proceeds may be adjusted.

OUR BUSINESS

Overview

OriginClear, Inc. (“we”, “us”, “our”, the “Company” or “OriginClear”) was incorporated on June 1, 2007 under the laws of the State of Nevada. We have been engaged in business operations since June 2007. We recently moved into the commercialization phase of our business plan having previously been primarily involved in research, development and licensing activities. Our principal offices are located at 525 South Hewitt Street, Los Angeles, California 90013. Our main telephone number is (323) 939-6645. Our website address is www.OriginClear.com.

We have not incorporated by reference into this offering circular the information in, or that can be accessed through, our website, and you should not consider it to be a part of this offering circular.

Overview of Business

Our mission is to provide expertise and technology to help make clean water available for all. Specifically, we have the following initiatives:

1.	We license our technology worldwide to treat heavily polluted waters and also to remove harmful micro-contaminants from drinking water, using minimal energy, chemicals, and materials.

2.	We are building a network of customer-facing water brands to expand our global market presence and our technical expertise.

3.	We develop new business models, such as our WaterChain™ concept to fund next-generation water recycling systems that can propel the world’s water supply forward into a cleaner future. This project is currently in a research and development phase.

Water is our most valuable resource, and the mission of OriginClear is to improve the quality of water and help return it to its original and clear condition.

OriginClear Group

Outsourcing is a fast-growing reality in water treatment. Tougher regulations, water scarcities and general outsourcing trends are driving industrial and agricultural water treatment users to delegate their water problem to service providers. As Global Water Intelligence pointed out in their report on October 30, 2015, “Water is often perceived as a secondary importance, with end-users increasingly wanting to focus solely on their own core business. This is driving a move away from internal water personnel towards external service experts to take control of water aspects.” External service experts are typically small–privately owned and locally operated. Consolidating these companies could lead to enormous economies of scale through sharing of best practices, technologies, and customers.

OriginClear is seeking to acquire companies to help industrial water users treat their water themselves, and often reuse it. We believe that assembling a group of water treatment companies is an opportunity for significant growth and increased Company value for the stockholders.

The Company cautions that suitable acquisition candidates may not be identified and even if identified a definitive agreement may not be reached.

Progressive Water Treatment Inc.

On October 1, 2015, the Company completed its acquisition of Dallas-based Progressive Water Treatment Inc. (“PWT”), a designer, builder and service provider for a wide range of industrial water treatment applications.

With the PWT and future potential acquisitions, the creation of the Modular Water Systems division as an integral part of PWT, and integrating its proprietary technology, OriginClear aims to offer a complementary, end-to-end offering to serve growing corporate demand for outsourced water treatment.

PWT’s Business

Since 1995, PWT has been designing and manufacturing a complete line of water treatment systems for municipal, industrial and pure water applications. PWT designs and manufactures a complete line of water treatment systems for municipal, industrial and pure water applications. Its uniqueness is its ability to gain an in-depth understanding of customer’s needs and then to design and build an integrated water treatment system using multiple technologies to provide a complete, not partial solution.

To help address customer needs, PWT utilizes a wide range of technologies, including chemical injection, media filters, membrane, ion exchange and SCADA (supervisory control and data acquisition) technology in turnkey systems. The Company also offers a broad range of services including maintenance contracts, retrofits and replacement assistance. In addition, PWT rents equipment in contracts of varying duration. Customers are primarily served in the United States and Canada, with the company’s reach extending worldwide from Siberia to Argentina to the Middle East.

PWT is also a certified manufacturer of products using OriginClear’s proprietary Electro Water Separation™ and Advanced Oxidation (AOx™) technologies, building these on behalf of OriginClear licensees.

In the first quarter of 2019, the Company grew the manufacturer’s representative network of its operating units, PWT and Modular Water Systems (“MWS”).

Modular Water Systems

On July 19, 2018, the Company announced the launch of its Modular Water Treatment Division, offering a unique product line of prefabricated water transport and treatment systems. Daniel “Dan” Early P.E. (Professional Engineer) heads the division and along with the intellectual property which the Company licensed exclusively worldwide for three years, brought a following of prospective customers. On July 25, 2018, MWS received its first order, for a brewery wastewater treatment plant.

With PWT and other companies as fabricators and assemblers, MWS designs, manufactures and delivers prefabricated water transport (pump stations) and wastewater treatment plant (“WWTP”) products to customers and end-users that have to clean their own wastewater. It uses Structurally Reinforced Thermoplastic (“SRTP”) materials to focus on patented developing water and wastewater collection, conveyance, and treatment systems that have high performance and sustainability. Typical customers may include schools, small communities, institutional facilities, real estate developments, factories, and industrial parks. Dan Early has pioneered the use of heavy reinforced plastic materials to create modular “water-systems-in-a-box”. Not only is reinforced thermoplastic faster and cheaper to build, but it can have three times the lifespan, or more, compared with concrete-and-steel construction. Mr. Early’s inventions have led to the patented Wastewater System & Method and four other patents, which OriginClear has licensed exclusively for the world.

Dan Early has been designing and building prepackaged pump stations and municipal wastewater treatment systems for over five years, with a career background of more than two decades of water engineering experience.

MWS designs, manufactures and implements advanced prepackaged wastewater treatment, pump stations and custom systems with primary focus on decentralized opportunities away from the very competitive large municipal wastewater treatment plants. These decentralized opportunities include: rural communities, housing developments, industrial sites, schools and many more.

Patents

On June 25, 2018, Daniel Early granted the Company a worldwide, exclusive non-transferable license to intellectual property consisting of five issued US patents, and design software, CAD, marketing, design and specification documents (“Early IP”). We may contract with distribution channels (equipment distributors, oil service companies, water treatment companies, system integrators and engineering companies) of our choice to act on our behalf for the purpose of selling and integrating the Early IP.

The Early IP consists of combined protection on the materials and configurations of complete packaged water treatment systems, built into containers. The parents consist of the following:

#	Description	Patent No.	Date Patent Issued	Expiration Date
1	Wastewater System & Method	US 8,372,274 B2 Applications: WIPO, Mexico	02/12/13	07/16/31
2	Steel Reinforced HDPE Rainwater Harvesting	US 8,561,633 B2	10/22/13	05/16/32
3	Wastewater Treatment System CIP	US 8,871,089 B2	10/28/14	05/07/32
4	Scum Removal System for Liquids	US 9,205,353 B2	12/08/15	02/19/34
5	Portable, Steel Reinforced HDPE Pump Station CIP	US 9,217,244 B2	12/22/15	10/20/31

With the rising need for local, point-of-use or point-of-discharge water treatment solutions, the Modular Water Systems licensed IP family is the core to a portable, integrated, transportable, plug-and-play system that, unlike other packaged solutions, can be manufactured in series, have a longer life and are more respectful of the environment.

The common feature of this IP family is the use of a construction material (SRTP), for the containers that is:

●	more durable: a 75 to 100-year life cycle as opposed to a few decades for metal, or 40 to 50 years maximum for concrete;

●	easier to manufacture: vessels manufacturing process can be automated; and

●	recyclable and can be made out of biomaterials

In addition, patents US 8,372,274 and US 8,871,089 (1 and 3) relate to the use of vessels or containers made out of this material combined with a configuration of functional modules, or process, for general water treatment.

Other subsequent patents, while keeping the original claims and therefore making them stronger, focus on more targeted applications. These patents outline a given combination of modules engineered inside the vessel to address a specific water treatment challenge.

Expansion of the PWT and MWS Business-Lines

Beginning with its first installation, PWT built MWS components. We intend to expand this activity so that PWT can provide the production capability that MWS needs. This will include additional staffing particularly sales managers, engineers and project managers. In addition, we plan to expand the PWT facility with more engineering/project management space and another assembly building for MWS with fabrication tooling.

In April 2019, we completed the expansion of our manufacturer’s representative network to serve both PWT and MWS for customer lead generation.

PRODUCTS, TECHNOLOGY AND SERVICES

OriginClear deploys advanced technologies at the point of use, with modular, prefabricated systems that create durable assets and water independence for industry, commerce and agriculture.

Failing infrastructure and the rising cost of water are driving businesses to treat their own water. OriginClear provides on-premise systems enabling very high purification and recycling levels that centralized systems cannot achieve.

Systems installed at the point of use become productive assets for businesses that also increase property values. And OriginClear helps corporations improve their environmental, social and governance (ESG) standings with water management services.

Operations & Markets

OriginClear focuses on meeting the needs of businesses looking for compact, advanced technologies that can be shipped to and installed at the point of use. The Company manufactures and distributes its professional-grade water treatment and conveyance products to commercial and industrial properties, fielding both direct and indirect sales channels to reach end-market clients such as hotels and resorts, real estate housing developments, office buildings, military installations, schools, farms, food and beverage manufacturers, industrial warehouse, oil and gas producers, and medical and pharmaceutical facilities.

From its Texas-based factory, OriginClear designs and prefabricates an entire line of plug-n-play containerized units called Modular Water Systems that enable water purification, recycling and wastewater management.

Industrial Pretreatment Waste Water Treatment Plant (WWTP) designed by Daniel M. Early, using reinforced thermoplastic modules.

These onsite modular products provide clients with water independence through ownership and operational control over water quality, enabling them to increase productivity while reducing environmental, health and safety risks from pollution, contamination and corrosion. Modular water products are trusted to balance performance with cost-effectiveness, enabling business users to go well beyond municipal standards for water quality, therefore achieving high levels of satisfaction for their own customers, and improved sustainability for their properties.

OriginClear’s water treatment equipment can boost real estate asset value as a fundamental capital improvement, combined with long-lasting water savings for the corporate bottom line.

Product Portfolio

OriginClear groups its products into three main categories:

●	Water Treatment: achieving high grade purification;

●	Water Conveyance: water transportation and pumping; and

●	Advanced Technologies: commercialization of innovative technologies.

OriginClear’s complete line of compact, on-site, point-of-use products include: advanced purification systems that are skid, rack-mounted and containerized for reverse osmosis, ultrafiltration, media filtration, disinfection, water softening, ion exchange and electrodeionization (EDI), combined as needed in small to medium commercial and industrial applications, and custom-build projects. Water conveyance products include pump and lifting stations, modular storage tanks, and control monitoring panels.

OriginClear’s line of modular water products and systems create “instant infrastructure” – fully engineered, prefabricated and prepackaged systems that use durable, sophisticated materials. The units are available in standard capacities for onsite closed-loop systems at commercial business locations.

The company’s rugged wastewater treatment plants, highly reliable pump stations, and premium water purification units typically offer 25 percent lower initial costs over conventional systems, with greater quality and full connectivity. These pump stations and wastewater treatment products utilize high density thermo-plastics (HDPE) and proprietary, innovative prefabrication methods and materials that deliver the longest life and strongest products.

Breakthrough Technologies

OriginClear has a long history of innovation through its OriginClear Technologies division, which is responsible for identifying leading-edge technologies to solve today’s toughest challenges. These advanced technologies are the centerpiece of the division’s international licensee network. The technologies are developed in OriginClear Technologies, and licensees integrate them into their own products.

Electro Water Separation™ (EWS) and Advanced Oxidation (AOx™) are the principal, well-proven technologies.

EWS is OriginClear’s breakthrough water cleanup technology which utilizes a catalytic process to concentrate and eliminate suspended solids in the worst commercial and industrial wastewater.

AOx is OriginClear’s proprietary advanced oxidation technology which generates a dense cloud of ozone, hydrogen peroxide and hydroxyl radicals, dramatically reducing or eliminating dissolved organic microtoxins, including bacteria and viruses, hormones, drugs, pesticides such as Roundup, and synthetics. AOx has also been shown to effectively reduce harmful chemicals such as ammonia and hydrogen sulfide – the “rotten egg” smell in crude oil that reduces its value.

Through international licensing and partnerships, OriginClear’s advanced technologies are being adopted to treat tough water problems in East and South Asia, Europe and the Middle East, and North America.

Market Opportunity

Only 20 percent of all sewage, and 30 percent of all industrial waste, are ever treated. Water leakage results in the loss of 35 percent of all clean water across the planet; cutting that number in half would provide clean water for 100 million people. This is a situation of great danger, but also great potential.

We believe businesses can no longer rely on giant, centralized water utilities to meet the challenge. That is why more and more business users are doing their own water treatment and recycling. Whether by choice or necessity, those businesses that invest in onsite water systems gain a tangible asset on their business and real estate, and can enjoy better water quality at a lower cost.

We believe self-reliant businesses are quietly building Decentralized Water Wealth™ for themselves while also helping their communities. They know that environmental, social and governance (ESG) investing guidelines, which drive about a quarter of all professionally managed assets around the world, specifically include the key factor of how well corporations manage water.

10,000 Gallon per Day Industrial Membrane Bioreactor Waste Water Treatment Plant designed by Daniel M. Early, PE, using long-lived Structural Reinforced ThermoPlastic (SRTP)

OriginClear is a key enabler of ESG water management for corporations that are increasingly responsible for what was once delegated to central utilities. For example, when a corporation manages its own water, and uses OriginClear’s proprietary hybrid treatment methods, it can significantly reduce both water use and nutrient footprints (carbon, nitrogen, and phosphorus) in one compact package.

These hybrid processes feature advanced blackwater treatment with advanced clean water processing. They can convert toxic nutrients to less harmful compounds, and even capture them for beneficial reuse purposes, as shown in OriginClear’s recent case study.

Revenue Growth through Synergy

Since OriginClear acquired it in 2015, Progressive Water Treatment has evolved into the Fabrication and Manufacturing Division for the whole company. The team at Modular Water Systems, headed by Chief Engineer Daniel M. Early, is responsible for overall design and high-level engineering. It relies on the Fabrication and Manufacturing Division to add incremental revenue for its modular product line, without requiring large increases in personnel.

OriginClear believes that these two business units can develop growing revenues through synergy and ultimately help us to achieve overall profitability. OriginClear also seeks to acquire profitable water companies that can complement the synergy of its existing units and accelerate both revenues and profitability. However, acquisitions are neither guaranteed, nor essential to OriginClear’s continued growth.

Supplier Relationship

PWT has been purchasing equipment from its many suppliers for over twenty years, with potential long-term benefits from the relationships.

MWS is positioned to take advantage of PWT’s supplier relationships, but certain components are unique to MWS’s product line. In particular, SRTP pipe is unique, for which MW has four manufacturers. MWS’s preferred SRTP supplier happens to be 40 miles south of PWT’s facility.

OriginClear intends to bring certain functions, such as roto-molding, in-house.

CUSTOMERS AND MARKETS

Current water and wastewater treatment infrastructure faces a crisis. The prohibitive cost of repairing buried and ageing infrastructure and the need to decrease energy use and waste in the water industry offers an opportunity for a complete design rethink. New technologies, often utilizing membranes, can decentralize water and wastewater infrastructure while improving water reuse by treating to a high standard at a small scale close to the source of generation. Additionally, new automated analytics offer solutions for these more complex decentralized solutions. (Lux Research: The Future of Decentralized Water, June 28, 2016). PWT has designed and fabricated water treatment systems for over twenty years. Major markets include:

●	Potable Water for Small Communities

●	Recirculated and Makeup Boiler and Cooling Tower Water

●	Produced Water & Frac Flowback Water

●	Food and Beverage Feed and Effluent Waters

●	Mining Effluent

●	Ground Water Recovery

●	Agriculture Effluent

●	Environmental Water Treatment for Reuse

MWS focuses on municipal water conveyance and municipal waste water treatment, describing the water and wastewater treatment market as a pyramid with the major cities at the top, medium size cities stacked below them depending upon size and then the smaller towns, counties, cities, townships, state agencies, federal agencies, private individuals, commercial entities, industrial facilities, agriculture facilities at the base of the pyramid.

We believe there are more opportunities at the base of the pyramid. The base of the pyramid is the decentralized market opportunity now being pursued. Focusing on the base of the pyramid also avoids the very competitive, low-profit and slow-growing market in the big city municipalities.

As stated in the Global Decentralized Packaged/Containerized Water and Wastewater Treatment Systems Market, Forecast to 2023, “The decentralized packaged/containerized water and wastewater treatment systems market, covering end users segments such as municipal, industrial, and commercial. The study forecasts the global market revenue to increase from $ 3.99 billion in 2016 to $ 6.08 billion in 2023, growing at a compound annual growth rate (CAGR) of 6.2%”.

(https://www.reportbuyer.com/product/4948731/global-decentralized-packaged-containerized-water-and-wastewater-treatment-systems-market-forecast-to-2023.html). This is the market for MWS-engineered products and infrastructure solutions. As civil infrastructure ages and fails and as the costs for new and replacement infrastructure increase year over year, we believe engineers and end-users will search for new ways and methods of deploying water and wastewater systems that are less expensive to deliver and much less expensive to own and operate with the mission intent of substantially increasing the replacement intervals currently experienced by conventional materials of construction and conventional product delivery models.

SALES AND MARKETING

PWT’s sales strategy differs from MWS’s efforts. PWT sales are very dependent upon relationships with past end-use customers and certain manufacturers’ representatives who have relationships with their regional end use customers. On the other hand, MWS’s sales strategy is based on developing relationships with consulting engineers and general contractors as opposed to end-use customers.

As MWS sales strategies develop, PWT believes it will gain recognition with various consulting engineers and general contractors. PWT and MWS are currently developing a stronger national representatives’ network to take advantage of the relationship the sales representatives have gained with engineers, contractors and end use customers.

Both PWT and MWS have substantial experience in the water & wastewater market and as well as: conventional technologies and their limitations, new technologies, the size and demand of the market and how products are specified and implemented. They also have a strong customer focus throughout the organization to discover and diagnose the customer needs, design and deliver comprehensive solutions.

We believe the keys to capitalizing on the market are visibility, relationships, market understanding, and direct access to the opportunities. Strong marketing programs are also essential, and include: websites with solutions & credibility, sales support tools like literature & webinars and trade show presence.

Water industry projects move slowly. Most product lines for each of PWT and MWS are considered “pipeline” products, and have a gestational period of 6 months to 3 years. We believe the best strategy to increase the pipeline of opportunities is to have more sales reps with relationships with engineers, contractors and end users.

Competition

PWT shares the market with a large number of suppliers which also provide system integration using multiple technologies. These include California’s PureAqua, Florida’s Harn RO, and Illinois’ Membrane Specialists. We believe PWT’s market share differs from those competitors in areas such as regional focus, customer loyalty, market focus, limited sales representation and other. For instance, 80%+ of PureAqua’s business in the Middle East, Harn RO focuses on drinking water systems for medium to large cities in the SE, Membrane Specialist focuses on tubular membranes and many more examples.

The Company is not aware of any direct competitors to MWS that are building complete water, wastewater treatment systems, and pump stations utilizing SRTP type materials. There are several manufacturers which build metal prepackaged systems; however, these companies do not offer the range of treatment processes available through MWS. The major indirect competition continues to be custom designed and on-site constructed concrete & steel systems. Some fiberglass is used but is very difficult to detail, is brittle and again, has a limited life compared to SRTP systems.

While manufacturers of SRTP pipe could be competitors, none of MWS’s suppliers, other than Contech, for a short period of time, has or intends to sell comparable systems to MWS’s. Their focus is simply to sell miles of pipe.

In April 2019, an SRTP manufacturer approached MWS with the intention of referring product inquiries for the systems MWS builds from its pipe material. The Company intends to continue such synergies.

Growth Opportunities

National Sales Rep Network

In the first quarter of 2019, the Company worked to help PWT and MWS identify seasoned sales representatives across the country through recommendations from those with deep industry knowledge. Those particular representatives were contacted and meetings set to discuss the mutual opportunity. On February 5, 2019, the Company reported on initial positive results.

By early June of 2019, seven additional organizations had signed agreements, building on the eight that PWT and MWS had in place at the beginning of 2019. These additional organizations cover twenty-two additional states with about thirty new representatives. Training has been completed and new potential projects have been presented to PWT and MWS.

Additional sales managers, engineers and project managers will be needed for both PWT and MWS with additional production facilities necessary for PWT. The process of hiring additional personnel and obtaining additional facilities is underway.

Domestic versus International

The market opportunity for each of PWT and MWS is not limited to the United States. The US only represents 5% of the world’s population. In addition, a great deal of that population resides in undeveloped regions or regions with poor treatment systems. We believe implementing MWS’s and PWT’s decentralized technology throughout the world with joint ventures has the potential to have a significant effect on our revenue growth.

Standardization

MWS is developing standardized designs and commoditized product engineering (eliminating the custom consulting engineering work reduces overall project costs), the goal being to design a single product once and use said design as a blueprint for future products. Our goal is to continue driving the standardization and completion of each product’s engineer technical package, using computer design algorithms and standard design approaches, so that engineering costs may potentially decrease to less than 1% for each unit sold, with a long-term goal of less than 0.1%.

Sharing Technology & Projects

PWT’s systems remove suspended solids, oils, metals, and dissolved chemicals & salts. MWS’s focus is on the removal of organic contaminants. It is not uncommon for a waste stream of water to be contaminated with both inorganics and organics, for example, many current animal farms with large amounts of waste effluent that currently is pumped to lagoons that are no longer meeting environmental standards. In the alternative, the water can be treated in-line with MWS products to remove the organics, then PWT’s systems used to remove dissolved inorganics to create water suitable for irrigation or drinking water for the animals. In addition, OriginClear’s proprietary technologies have been shown to successfully treat problems such as animal farm effluents.

By combining these technologies, including OriginClear’s proprietary technology as it matures, the offering to customers becomes stronger and more effective. And both companies benefit from a new opportunity.

More Specific Opportunities for PWT

We are interested in exploring the following opportunities, but we have no timeline for their implementation:

●	Build and promote a fleet of rental treatment systems mounted on trailers or containers. It is very common for a rental to be purchased outright. As a result, PWT’s rental fleet must be continuously replenished.

●	Develop a standard digital product line through 3-D CAD programs and market it as virtual inventory, with components on hand and engineering already done.

●	Expand production capabilities with new equipment that would lower the labor cost of production. For instance, acquire tooling that would minimize the hand tool labor.

●	Develop more services business such as membrane cleaning or resin regeneration.

More Specific Opportunities for MWS

MWS has developed a grey/black water treatment system for forward operating basis called Expeditionary Wastewater Recycling Systems (EWRS): Patent pending, US Army Human Health Command approved, fully automated, certified wastewater recycling solution which can be sold to all DOD divisions, FEMA and NGOs. The intended MSRP is approximately $350,000.

Another new product still being incubated is building manholes utilizing SRTP versus the current precast concrete approach.

ORGANIZATION

MWS operates as a business unit of PWT. MWS currently functions as a virtual decentralized corporate entity. It has physical locations in Los Angeles, CA, McKinney, TX, and New Castle, VA. The McKinney, TX location is where MWS shares manufacturing facilities with its organizational parent, PWT.

OriginClear supports both MWS and PWT with various administrative, accounting and marketing functions from the company’s headquarters in Los Angeles, CA.

FACILITIES AND EQUIPMENT

Manufacturing

PWT currently leases its facility. The facility is located at 2535 E. University Drive, McKinney, Texas 75069. There are five buildings totaling 12,400 square feet on the 1.7 acres of land. There is additional expansion space for several more assembly buildings when and if needed.

PWT’s in-house engineers and designers utilize modern 3-D CAD programs to design all of the systems sold by PWT. They also design, program and build all of the control systems and the Internet-connected Process Logic Control (PLC) video screen interfaces.

PWT in-house craftsmen complete the metal and plastic machining, welding and assembly of PWT’s and MWS’s systems.

MWS engineering resources are provided both internally and externally. Daniel Early leads the engineering program and relies on support from pre-sales engineer, Robb Litos, and PWT to assist with Manufacturing Engineering. MWS subcontracts engineering support to PWT, which employs its own established and experienced engineering team. MWS also subcontracts 2D and 3D engineering design work to outside vendors to assist in the development of standardized drawings and proposals.

MWS’s specialized manufacturing is outsourced at present. PWT in McKinney, TX provides substantial critical manufacturing support to MWS; this support takes the form of various sub assembly fabrication (membrane modules, equipment skids, MWS equipment buildings, etc.). PWT is the sole source provider for MWS’s integrated control panels. In addition to PWT, heavy plastic and or custom plastic manufacturing is provided by a company in Roanoke, Virginia and another in Ontario, Canada. Additional sub-contract manufacturing is available through fabricators in Hopkins, MO, Corsicana, TX, and Vernon Hills, IL.

The Company plans to transition the plastic fabrication of MWS’s pump stations and wastewater treatment systems to PWT from subcontractors. There is no timeline for this, as it will require an additional 2,400 to 3,000 square foot building for assembly, engineers and project managers.

The components such as pumps, membranes and instruments will be acquired either through PWT’s or MWS’s normal vendors. The large diameter SRTP pipe will be acquired from the fabricator located about 40 miles south of Dallas.

The building blocks of all systems are metal reinforced or structural profile wall reinforced thermoplastics pipe (SRTP) available from one of over a half dozen pipe suppliers. Being pipes they are manufactured to be sold into high volume applications and are very economical for MWS’s high value applications. MWS purchases these plastic cylinders up to 11’ in diameter and are utilized as the vessel or housing part of the water treatment systems.

Plans are in place to purchase more efficient fabrication and assembly equipment to expedite the fabrication time and improve the quality. Some of that equipment includes: CNC waterjet, large diameter core drills, fusion welders and roto molders.

Technology Licensing Division

For its first eight years of operations, OriginClear focused on development and commercialization of its breakthrough Electro Water Separation™ technology. In 2015, the technology went into commercial phase, and the Company launched it as OriginClear Technologies. The mission of OriginClear Technologies is to develop Electro Water Separation™ and achieve its full recognition as an international industry standard in treating our increasingly complex wastewater treatment challenges. For this purpose, OriginClear Technologies relies on an ongoing strong R&D and engineering activity for the development of its technology, while actively building its network of partners, licensees and joint venture partners for commercial development. A key element of this strategy is OriginClear (HK), OriginClear’s wholly-owned subsidiary in Hong Kong that manages Asia-Pacific market development, with a special focus on China sales and manufacturing. While OriginClear Technologies focuses on developing and monetizing the Company’s internally-developed intellectual property, best practices and trade secrets, it is expected to do the same for technologies which may come in the future with the Group’s acquisition of profitable water treatment companies.

The Technology

OriginClear is the proprietary developer of EWS, the high-speed, primarily chemical-free technology to clean up large quantities of water. It removes oils, suspended solids, certain dissolved solids, and pathogens, in a continuous and energy-efficient process. The Company originally developed this technology to solve the challenge of removing microalgae from a highly dilute state. The EWS technology remains the most efficient non-chemical, continuous mechanism for the concentration of live algae cells from water.

The electro-chemical process was then extended, first to cleaning up oil and gas waste water and most recently, to industrial, agricultural and urban effluents. These water treatment applications are entirely electrochemical in nature and do not rely on algae for its cleaning capabilities, which is a separate application of the technology. EWS is designed to be an early step in removal of oils, solids and pathogens; reducing the work that more expensive, downstream processes such as Ultra Filtration or Reverse Osmosis must do, therefore enabling more cost-efficient and high-volume water cleanup overall.

In March of 2016, OriginClear announced that it had successfully developed and proved Advanced Oxidation for its breakthrough water cleanup system, EWS. University laboratory tests have shown that EWS with Advanced Oxidation (EWS:AOx™) can now extract dissolved contaminants, which are otherwise difficult to remove without chemicals such as chlorine. Overall, the system has shown a dramatic reduction in Total Organic Compounds which includes all forms of organic contamination, solids, miscible or dissolved, to meet new stringent global discharge requirements.

Today, we are capable of pairing the two technologies as EWS:AOx™, or separately, as the application requires. OriginClear believes that its technology is valuable to the industry because it has the potential to greatly extend the life of membranes and filters by effectively treating very dirty, oily water, while reducing chemical use significantly.

OriginClear also believes that its Advanced Oxidation technology will help neutralize harmful micro-contaminants, such as industrial solvents, which is difficult or impossible to achieve with other technologies.

Overall, the system has shown a dramatic reduction in Total Organic Compounds which includes all forms of organic contamination, solids, miscible or dissolved, to meet new stringent global discharge requirements.

WaterChain, Inc.

WaterChain, Inc. was incorporated in December, 2017 and is today a research and development project of the Company.

The OriginClear Group

The OriginClear Group’s strategy is to grow incrementally by focusing on the water treatment services market, acquiring the hands-on service suppliers in this market. It intends to develop a network of these wholly-owned water treatment companies to meet the needs of end users from all industries with a full range of treatment technologies. Due to increased regulation, water treatment recycling challenges and a need to focus on their own core business, many water users today are outsourcing their water treatment needs to outside experts. In addition, we have identified a major trend in decentralization of water treatment, which we believe will cause small water service companies to grow. There will be significant synergies within the Group as technology, manufacturing expertise, market knowledge, projects and opportunities are shared. The target acquisitions must be accretive in nature with solid sales growth and profitability. The acquired companies must have a solid management team to accelerate their previous growth with excellent customer service. Initially, the acquisition focus is in the U.S. but will be expanded internationally in a few years.

OriginClear Technologies

We are licensors of our technology. We grant non-exclusive licenses to OEMs (Original Equipment Manufacturers), and participate in joint ventures, contributing our technology and our commitment to each joint venture’s business focus. We have also begun to grant Master Licenses, beginning with our wholly-owned subsidiary in Hong Kong.

Technology Applications

1.	Algae Harvesting

Algae is one of nature′s most efficient and versatile photosynthetic factories. It has a short growing cycle and does not require arable land or fresh water, which makes it very attractive as an energy feedstock, or as a healthy and natural feed or fertilizer. But a major barrier to commercialization is the difficulty in extracting small amounts of algae biomass from very large quantities of water at a reasonable cost and without using more energy than can be created. And the quantities of water required can be very large indeed: algae-to-water ratio can be as high as 1-to-1000. Conventional water separation technologies such as centrifuges and membranes may work on a limited basis, but can be too expensive for large-scale use. Additionally, centrifuges are typically a batch process.

Algae harvesting is OriginClear’s historical activity, which also laid the technology groundwork for the company’s subsequent applications development. It started with Single Step Extraction™ (SSE). Today, SSE is the first stage in EWS and it powers our sanitation and growth optimizing applications.

Algae for Soil Enrichment

In 2015, OriginClear began developing the use of algae for soil enrichment with partner AlgEternal Technologies, a vertically-integrated producer of non-fuel high value products from microalgae.

On April 26, 2018 the Company finalized a formal licensing agreement with AlgEternal, capping five years of continuous operation of OriginClear’s first-generation Smart Algae Harvester™ at AlgEternal’s LaGrange, Texas headquarters. Following exhaustive testing, AlgEternal first selected OriginClear’s EWS technology in 2013. In 2015, AlgEternal found that by using OriginClear’s technology to harvest pure algae, conventional fertilizer costs could be reduced by up to 40 percent.

In February 2018, a Texas A&M team studied the effectiveness of Agtivate™ in rice production, showing that yields could be increased by 500 to 900 lbs per acre, while reducing standard nitrogen up to 75%, when using Agtivate. These test results demonstrated that OriginClear’s line of Smart Algae Harvesters is highly efficient, effectively controls bacteria in the algal paste product to facilitate a long shelf life, and, uniquely, ensures the algae cells are alive after harvesting.

In 2016, the FREEWATERBOX® developed by OriginClear joint venture Ennesys completed a field pilot in Dubai. It is based on the use of micro-algae for the removal or biotransformation of pollutants, including nutrients and xenobiotics from wastewater and CO2 from waste air, while producing a soil conditioner for the enhancement and protection of agricultural crops. Ennesys is still working to achieve a commercial rollout based on this pilot.

2.	The Oil and Gas Industry

The oil and gas industry is one of the most water-intensive industries in the world. It is both a large consumer of fresh water and producer of contaminated water, which is also a potential asset for drought-affected regions. Water is produced and used in large quantities in oil and gas operations. In the United States, an average of 7 barrels of contaminated water is generated for each 1 barrel of oil produced. Greentech Media reports that energy companies pay between $3 to $12 to dispose of each barrel of produced water. We believe OriginClear’s Electro Water Separation™ technology is ideally suited to help clean up the large quantities of water used in oil and gas operations. A 2009 report on modern shale gas by the Groundwater Protection Council, “Modern Shale Gas Development in the United States: A Primer,” stated that “the amount of water needed to drill and fracture a horizontal shale gas well generally ranges from about 2 million to 4 million gallons, depending on the basin and formation characteristics.” While fracking technology promises to unleash an abundant supply of inexpensive natural gas to power the modern world, water is quickly becoming a serious limiting factor. Additionally, the water returns as “frack flowback” laced with petroleum and contaminants that require rapid and efficient removal for disposal and recycling.

Oil and Gas Water Cleanup Solutions

The Company has completed successful trials in the Niobrara gas fields of Colorado, the Permian light crude oil fields of West Texas and the Monterey heavy crude oil fields in California. The Bakersfield testing demonstrated that produced water from heavy oil in California’s Monterey Shale Formation could technically and economically be reprocessed for Cyclic Steam Stimulation in oil wells and agricultural irrigation water. EWS removes up to 99.9% of all free and emulsified oil, and 99.5% of suspended solids from oil & gas wastewater, while also removing certain dissolved contaminants that will co-precipitate, and continuously disinfecting bacteria. In the oil and gas application, OriginClear’s core EWS technology is typically supplemented with ‘heavies’ removal on the front end, intelligent controls, and a final polishing system, for a complete solution.

Through its licensees and joint venture partners, OriginClear is making EWS available, either as a stand-alone solution or integrated with up- and downstream treatment modules, to customers such as: E&P operators, service companies, disposal well operators and water treatment companies.

3.	Industrial and agricultural Waste Water

Perhaps the largest of all opportunities for EWS is in cleaning up industrial, agricultural and urban effluents. EWS is an electrically-based technology that can target any application in waste water treatment, with a focus on the “clarity” stage of removing oils, suspended solids and bacteria. EWS technology has been shown to effectively clean organics such as petroleum, achieving up to 99.9% reduction in free oil and a 99.5% reduction in suspended solids, and reduction of up to 99% of bacteria and other invaders, for clean and sanitized effluents. Another EWS prototype has been demonstrated in China for landfill leachate treatment. EWS alone achieved a 75% reduction in leachate’s Chemical Oxygen Demand, a marker of contamination level that includes suspended solids and dissolved contamination as well, and 70% reduction in Ammonia.

The Advanced Oxidation complement to EWS known as EWS:AOx™, announced in March of 2016, shows promise to neutralize micro-contaminants such as ammonia, hydrogen sulfide, and dioxane, an industrial solvent which has been found extensively in aquifers in Southern California and elsewhere. We also believe that EWS:AOx can be valuable in neutralizing many other anthropogenic organic compounds (AOCs), including endocrine disrupting chemicals (EDCs). Further testing, with the assistance of a regional water district, is underway at our headquarters in the Los Angeles Cleantech Incubator (LACI).

Competitors

The Algae Industry

Companies in the new algae fuels industry tend to organize themselves as integrated producers and to keep their intellectual property to themselves. Our strategy, on the other hand, is to share our technology widely through licensing and private labeling. With respect to our algae harvesting and sanitizing applications, we are aware that Alfa Laval, Algix, Aurora Algae, Cavitation Technologies, Evodos, New Oil Resources, Open Algae LLC, Perlemax, Valicor, Smartflow Technologies, Westfalia and World Water Works, among others, offer competing technologies. OriginClear believes there is synergy between its process and many of these competing technologies, where EWS can do the “heavy lifting” as the first, high-speed concentration stage, with other processes offering further concentration.

The Oil and Gas Industry

Market and Trends

The oil and gas industry is a major source of waste water. In the US, it generates about seven barrels of produced water for each barrel of oil. More recently the flowback water from fracking operations is a short term, but intensive, source of waste water as well. Historically the solution to the treatment of produced and frack flowback water has primarily been to dispose it in permitted injection wells. Many technologies have existed for the “filtering” of these waters prior to injection, but with limited ability to remove contaminants. More recently, because of the cost of water management, environmental concerns and regulatory requirements, these “filtering” technologies are being reviewed and new technologies are being developed; the goal being to reduce water management costs and to dramatically reduce the volume of disposal. Not only can the oil and gas industry look forward to reduced water management costs, but environmental impacts will have been reduced; a win-win for all concerned. Accordingly, the industry is increasingly recycling its produced and frack flowback waters for use in water flooding, cyclic steam stimulation, enhanced oil recovery, new hydraulic fracturing operations, irrigation and even drinking water. Recycling is becoming the economic choice as technologies have advanced and the cost of water treatment has decreased; while at the same time, the cost of disposal has risen (according to Shale Play Water Management magazine, costing between $1.75 and $26.75 per barrel of water). In addition, intense lobbying by environmental groups in front-line regions like California and New York is driving treatment and reuse as a way to make fracking and drilling in general more acceptable, especially in the midst of California’s historic drought. Markets-and-markets reports that the global produced water treatment market size is estimated to exceed $8 billion by 2019. The major factors responsible driving the growth of this market include the energy sector growth in Africa and the Middle East, along with increasing strictness of environmental policies. According to Bluefield Research, wastewater treatment spending for hydraulic fracturing is expected to grow almost three-fold, from $138 million in 2014 to $357 million in 2020 in the U.S. Bluefield cites water supplies increasingly at risk, tighter regulations emerging in key states, and costs of disposal on the rise as factors contributing to the substantial rise in water treatment and reuse, which is expected to account for 27 percent of total produced and flowback water by 2020, about double current levels.

Competing Technologies

These “filtering” technologies range from simple decanting to distillation. They are typically implemented as a multi-stage process to attain water quality standards for the planned reuse. EWS can act as a pre-treatment stage for any of these multi-stage processes. While EWS can remove the emulsified and free oil, suspended solids and bacteria from the water stream, these subsequent stages can remove the heavy metals, scaling chemicals, salts and other natural and introduced chemicals. EWS can reduce fouling of these filters and membranes, making subsequent or downstream processes complementary to EWS and creating a strategic opportunity to collaborate. Direct competitors using some form of electro-coagulation technologies include: Halliburton, Watertectonics, Bosque, Ecolotron, Quantum-ionics, Kaselco, Baker Hughes, RecylClean, Axine Water and Ecosphere. Other companies also compete with EWS, but use other technologies that can involve chemical coagulants, batch operation or a high level of consumables. These include: Aqua-Tech, Aqua-Pure, CTI, Purifics, HydroZonics, Myclex, Osmonics, Filterboxx, MECO, Layne, 212 Resources, Veolia, Fountain Quail, Pall and Altela.

The Waste Water Treatment Industry

Waste water is a growing problem as industry, agriculture and communities expand, droughts force the need for reclamation, and aquifers and reservoirs become polluted. Meanwhile, previously lightly-regulated regions of the world are enforcing much stricter environmental regulations. Overall, water security is one of the greatest challenges of our time. According to analysts at McKinsey & Company (Charting our Water Future, November 2009 report), the world will see a 40 percent gap between water supply and demand by 2030. Industrial uses account for a startling amount of water consumed around the world. According to the United Nations (The World Business Council for Sustainable Development, March 2006 report) industry consumes nearly 60 percent of available water in high-income countries. Curbing fresh water consumption at the industrial level has the potential to significantly improve water security worldwide. In general, we believe that OriginClear has one or more advantages over some of the potential competitors, in that our process does not primarily use chemicals, is highly scalable on a continuous flow process, and may be significantly lower in energy consumption. We believe our technology may, in some cases, complement these companies’ offerings, however there is no guarantee that our technology will produce more efficiently or cost-effectively than these other technologies. To our knowledge, there is no company or technology available on the market providing a similar level of synergistic integration of the three processes that we implement under a single configuration: Electro Coagulation, Electro Flotation (these two being combined in our process as EWS) and Advanced Oxidation (AOx).

Taken separately, these processes are marketed as follows:

Electro Coagulation, though being a relatively new technology, has been known and available in the market for approximately 30 years. Companies like Watertectonics, Kaselco, Powel Water or H2O Technologies offer engineered electrocoagulation systems to the market. There are also a number of one-off electrocoagulation systems in operation worldwide. Electro Flotation is an emerging technology that is mostly seen in scientific publications, as an alternative to more conventional Dissolved Air Flotation (DAF) systems. DAF systems are available worldwide from numerous suppliers including but not limited to, Veolia Water, Ecologix, RWL Water, SAWater, WPL International, World Water Works, etc. and almost exclusively rely on massive injection of chemical coagulants for their efficiency. EWS has been designed with versatility in mind. It is equally efficient when used with sacrificial anodes, slowly releasing the anode’s metal ions that will provide the coagulation effect, or with Dynamically Stable Anodes (DSA) that will have a catalytic role on water matrix preparation with or without chemical coagulants. In both cases, the patented reactors design marks a significant evolution in the industry, featuring an enhanced mixing function, a better mass transfer and an easier maintenance and replacement when using sacrificial anodes.

Advanced Oxidation, not unlike Electro Coagulation, has been known to scientists for approximately 40 years. However, the few Advanced Oxidation technologies being commercially in use mostly rely on catalyst injection and/or on a combination of catalysts and UV irradiation for their process. They are not as streamlined as EWS:AOx, which is solely an electrochemical process, and these processes require extensive preparation of the water matrix to be efficient. MIOX, Blue Earth Labs are marketing similar systems for niche applications, without offering the additional suspended solids removal functions featured by EWS. Other identified competitors are Lenntech, SSWM, Esco International, and Spartan Water Treatment. Here again, OriginClear’s reactors’ specific design is a major evolution. Contact area, mass transfer, high turbulence caused by shear stress all help in enhancing oxidation reactions and, furthermore, the two variations of the tubular reactor design respectively have a major role in direct oxidation, mostly targeting “Hard COD”, contaminants that are known for being difficult to degrade, and, additionally, indirect oxidation, widely used for less difficult reactions.

In summary, while competitors exist for each of the three phases of our technology, we have not detected any that does all three in one synergistic system.

Government and Environmental Regulation

We are not aware of any existing or probable government regulations that would negatively impact on our operations. As a licensor and/or provider of water treatment equipment, we are not subject to government regulations for the removal of oils, solids and pathogens from water, other than normal safety standards and certifications (such as UL or CE) for goods that we manufacture for demonstrations and joint ventures, and our product lines. However, our prospective customers are subject to local, state and federal laws and regulations governing environmental quality and pollution control. To date, our compliance with government regulations has had no material effect on our operations, capital, earnings, or competitive position, and the cost of such compliance has not been material. We are unable to assess or predict at this time what effect additional regulations or legislation could have on our activities.

Intellectual Property

OriginClear’s Intellectual Property (“IP”) portfolio has been in continuous development since 2008. Early patents focused on algae harvesting. Beginning in 2015, the company applied this knowledge to water treatment and began development of EWS.

In 2018, OriginClear reorganized its intellectual property portfolio to focus exclusively on its electrochemical water treatment solution, Electro Water Separation with Advanced Oxidation™.

As a result, we currently manage an international portfolio of our trade secrets, and four granted or pending patents, as well as five US patents we have licensed exclusively for the world, making a total of nine. Patents have been granted in Japan, Mexico and China, and are pending in the US, Malaysia, China, and China (Hong Kong). US and International (Patent Cooperation Treaty) filings are also under way for one of our latest developments, the “Advanced Oxidation Water Treatment Module”.

Further, the company is in the process of converting into a utility patent a provisional application filed with the USPTO in August 2018, to protect the AOxPlus technology, titled “Electrochemical System and Method for Peroxide Production in Water Treatment”.

The company continues to further improve and expand its technology’s scope, efficiency and reliability. We plan to file new patents in the US and internationally as needed. In addition, we have chosen to protect certain intellectual property with trade secrets rather than patents.

In addition, we have begun joint development projects for specific field applications of EWS/AOx. We are discussing two such applications with licensees, respectively in India and in the United States.

Status of patents and applications

We have filed the following patent and trademark applications:

Trademarks:

●	On April 2, 2015, we filed a trademark application with the USPTO to protect the intellectual property rights for our wordmark “OriginClear”. On August 16, 2016 the wordmark was registered with Registration Number 5023444. The registration is current.

●	On April 8, 2015, we filed a trademark application with the USPTO to protect the intellectual property rights for our current company logo “OriginClear” with the stylized “O”. On August 16, 2016 the mark was registered with Registration Number 5027992. The registration is current.

Patents:

●	On March 10, 2016, we filed a patent application to protect our intellectual property rights for “Producing Algae Biomass and Decontaminating Wastewater Utilizing a Series of Reactor Tubes with Mixed Metal Oxide Electrodes”. The inventors listed on the patent application are Nicholas Eckelberry and Jose Luis Sanchez Pina. We are listed as the assignee. The application is current with the patent offices of China (Hong Kong) (HK1214837A1), Japan (JP2016517798A) and WIPO (WO2014172573A9).

●	On May 13, 2016, the Japanese Patent Office granted patent No. JP5931220B2 titled “Systems and Methods for Harvesting and Dewatering Algae”. This application was nationalized from PCT application WO/2013/116357. The patent is current.

●	On January 18, 2017, the Chinese Patent Office granted patent No. CN104203840B titled “Systems and Methods for Harvesting and Dewatering Algae”. This application was nationalized from PCT application WO/2013/116357. The patent is current.

●	On August 7, 2018, we filed a provisional patent application with the USPTO to protect our intellectual property rights for “Electrochemical Systems and Methods for Peroxide Production in Water Treatment”. The inventors listed on the patent application are James Michael Barazesh and Ayush Tripathi. We are listed as the assignee. “The company is preparing an updated utility patent application to be filed in the near future”.

Licensed Patents:

On June 25, 2018, Daniel Early granted us a worldwide, exclusive non-transferable license to intellectual property consisting of five issued US patents, and design software, CAD, marketing, design and specification documents. See “Products, Technology And Services—Patents”

Employees

As of December 31, 2019, we had 24 employees, all of whom are full-time.

OUR PROPERTY

Our principal offices are located at 525 S. Hewitt Street, Los Angeles, California 90013. We rent a portion of a 30,000 square foot corporate building at a current monthly rent of $3,925. PWT, our Dallas based subsidiary, rents approximately a 12,000 square foot facility at 2535 E. University Drive, McKinney, TX 75069, with a current monthly rent of $4,850.

We believe these facilities are suitable and adequate to meet our current business requirements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis should be read in conjunction with our consolidated financial statements and the related notes included in this offering circular. The Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements in this offering circular. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors including, but not limited to, those noted under “Risk Factors” of this offering circular.

Critical Accounting Policies

The Securities and Exchange Commission (“SEC” or the “Commission”) defines “critical accounting policies” as those that require application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Not all of the accounting policies require management to make difficult, subjective or complex judgments or estimates. However, the following policies could be deemed to be critical within the SEC definition.

Revenue Recognition

We recognize revenue when services are performed, and at the time of shipment of products, provided that evidence of an arrangement exists, title and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured.

Revenues and related costs on construction contracts are recognized as the performance obligations for work are satisfied over time in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. Under ASC 606, revenue and associated profit, will be recognized as the customer obtains control of the goods and services promised in the contract (i.e., performance obligations). All un-allocable indirect costs and corporate general and administrative costs are charged to the periods as incurred. However, in the event a loss on a contract is foreseen, the Company will recognize the loss, as it is determined. The Contract Asset represents revenues recognized in excess of amounts billed on contracts in progress. The Contract Liability represents billings in excess of revenues recognized on contracts in progress.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include estimates used to review the Company’s goodwill, impairments and estimations of long-lived assets, revenue recognition on percentage of completion type contracts, allowances for uncollectible accounts, inventory valuation, valuations of non-cash capital stock issuances and the valuation allowance on deferred tax assets. The Company bases its estimates on historical experience and on various other assumptions that we believe to be reasonable in the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Fair Value of Financial Instruments

Fair value of financial instruments requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. As of September 30, 2019, the amounts reported for cash, prepaid expenses, accounts payable and accrued expenses approximate the fair value because of their short maturities.

Recently Issued Accounting Pronouncements

Management reviewed currently issued pronouncements during the three months ended September 30, 2019, and does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying condensed unaudited financial statements.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, and results of operations, liquidity or capital expenditures.

Results of Operations for the three months ended September 30, 2019 compared to the three months ended September 30, 2018.

Revenue and Cost of Sales

For the three months ended September 30, 2019, we had revenue of $939,468 compared to $1,094,118 for the three months ended September 30, 2018. Cost of sales for the three months ended September 30, 2019, was $858,828 compared to $754,214 for the three months ended September 30, 2018. Revenue decreased primarily due to our subsidiary’s decrease in revenue, due to focusing on marketing of its products.

Gross profit was $80,640 and $339,904 for the three months ended September 30, 2019 and 2018, respectively.

Selling and Marketing Expenses

For the three months ended September 30, 2019, we had selling and marketing expenses of $409,825 compared to $470,926 for the three months ended September 30, 2018. The decrease in selling and marketing expenses was primarily due to a decrease in marketing expense.

General and Administrative Expenses

General and administrative expenses decreased by $176,813 to $595,181 for the three months ended September 30, 2019, compared to $771,994 for the three months ended September 30, 2018. The decrease in general and administrative expenses was primarily due to a decrease in professional fees, outside services and overall cost cutting measures.

Research and Development Cost

Research and development cost for the three months ended September 30, 2019 and 2018, was $29,334 and $49,880, respectively.  The decrease in research and development costs was primarily due to a decrease in salaries, contractor expense and other research and development costs.

Other Income and (Expenses)

Other income and (expenses) for the three months ended September 30, 2019 and 2018, were $(256,220) and $6,286,473, respectively. The decrease in other income (expenses) of $6,030,253 was the result of an increase in non-cash accounts associated with the fair value of the derivatives in the amount of $8,290,845, an increase in gain on conversion of debt in the amount of $1,069,783, an increase in commitment fees in the amount of $29,126, an increase in unrealized loss on investment securities in the amount of $4,600, an increase in other income in the amount of $1,983, a decrease in interest expense of $656,814, which includes non-cash amortization of debt discount of $337,572, and a decrease in gain on sale of asset of $20,000.

Net Income/(Loss)

Our net loss for the three months ended September 30, 2019 was $1,220,875, compared to net income of $5,318,888 for the three months ended September 30, 2018. The majority of the increase in net loss was due primarily to an increase in other income and (expenses) consisting of an increase in gain in non-cash accounts associated with derivatives along with an increase in gross profit, and other income and (expenses).  These estimates are based on multiple inputs, including the market price of our stock, interest rates, our stock price, volatility, variable conversion prices based on market prices defined in the respective agreements and probabilities of certain outcomes based on managements’ estimates. These inputs are subject to significant changes from period to period, therefore, the estimated fair value of the derivative liabilities will fluctuate from period to period, and the fluctuation may be material.

Results of Operations for the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018.

Revenue and Cost of Sales

For the nine months ended September 30, 2019, we had revenue of $2,696,433 comparted to $3,678,261 for the nine months ended September 30, 2018. Cost of sales for the nine months ended September 30, 2019, was $2,406,139 compared to $2,766,244 for the nine months ended September 30, 2018. Revenue and cost of sales decreased primarily due to our subsidiary’s decrease in revenue, due to focusing on marketing of its products and the new sales line.

Gross profit was $290,294 and $912,017 for the nine months ended September 30, 2019 and 2018, respectively.

Selling and Marketing Expenses

For the nine months ended September 30, 2019, we had selling and marketing expenses of $1,247,332 compared to $1,336,512 for the nine months ended September 30, 2018. The decrease in selling and marketing expenses was primarily due to a decrease in marketing and advertising expense.

General and Administrative Expenses

General and administrative expenses decreased by $377,363 to $1,766,496 for the nine months ended September 30, 2019 compared to $2,143,859, for the nine months ended September 30, 2018. The decrease in general and administrative expenses was primarily due to a decrease in professional fees, outside services and overall cost cutting measures.

Research and Development Cost

Research and development cost for the nine months ended September 30, 2019 and 2018, was $80,094 and $167,944, respectively.  The decrease in research and development costs was primarily due to a decrease in salaries, contractor expense and other research and development costs.

Other Income and (Expenses)

Other income and (expenses) for the nine months ended September 30, 2019 and 2018, were $(5,481,624) and $(2,542,572), respectively. The increase in other income (expenses) of $2,939,052 was primarily the result of an increase in non-cash accounts associated with the fair value of the derivatives in the amount of $4,215,011, a decrease in interest expense of $770,082, which includes non-cash amortization of debt discount of $337,572, a decrease in other income of $3,903, a decrease in unrealized loss on investment securities of $4,800, a decrease in loss on sale of asset in the amount of $406, with a decrease in commitment fees of $186,865, a decrease in loss on settlement of convertible notes in the amount of $308,587, a decrease in realized loss on investment in the amount of $20,000, and a decrease in loss on conversion of debt in the amount of $606,296.

Net Income/(Loss)

Our net loss for the nine months ended September 30, 2019 was $8,318,040 compared to a net loss of $5,322,727 for the nine months ended September 30, 2018. The majority of the increase in net loss was due primarily to an increase in other expenses associated with the net change in derivative instruments estimated each period. These estimates are based on multiple inputs, including the market price of our stock, interest rates, our stock price, volatility, variable conversion prices based on market prices defined in the respective agreements and probabilities of certain outcomes based on managements’ estimates. These inputs are subject to significant changes from period to period, therefore, the estimated fair value of the derivative liabilities will fluctuate from period to period, and the fluctuation may be material.

Results of Operations for the years ended December 31, 2018 and 2017.

	Year Ended
	December 31, 2018	December 31, 2017
Revenue	$4,637,698	$3,355,632
Cost Of Goods Sold	3,484,018	2,705,771
Operating Expenses, Depreciation and Amortization	5,216,031	5,943,915

Loss from Operations before Other Income/(Expense)	(4,062,351)	(5,294,054)

Other Income/(Expense)	(7,284,218)	62,249

Net Loss	$(11,346,569)	$(5,231,805)

Revenue and Cost of Sales

Revenue for the year ended December 31, 2018 and 2017 was $4,637,698 and $3,355,632, respectively. Cost of sales for the year ended December 31, 2018 and 2017, was $3,484,018 and $2,705,771, respectively.

Operating Expenses

Selling and Marketing Expenses

Selling and Marketing (“S&M”) expenses for the years ended December 31, 2018 and 2017, were $1,823,188 and $2,503,833, respectively, which included full year activity from PWT and OriginClear Technologies (Hong Kong) and partial year from Modular Water Systems subsidiaries.

General Administrative Expenses

General administrative (“G&A”) expenses for the years ended December 31, 2018 and 2017, were $3,045,780 and $2,508,264, respectively, which included full year activity from PWT and OriginClear Technologies (Hong Kong) and partial year from Modular Water Systems subsidiaries.

Research and Development Cost

Research and development (“R&D”) costs for the years ended December 31, 2018 and 2017, were $290,542, and $197,119 for the year ended December 31, 2017. R&D costs consisted of material supplies and testing for EWS appliances.

Other Income and Expenses

Other income and (expenses) increased by $(7,346,467) to $(7,284,218) for the year ended December 31, 2018, compared to $62,249 for the year ended December 31, 2017. The increase was the result of an increase in interest expense of $918,813, which includes non-cash amortization of debt discount of $243,757, increase in non-cash accounts associated with the fair value of the derivatives in the amount of $6,485,594, increase in loss on conversion of debt in the amount of $960,303, increase in loss on settlement of payables in the amount of $35,776, increase in loss on sale of asset in the amount of $406, increase in realized gain on investment in the amount of $39,538, increase in unrealized loss on investment securities in the amount of $7,200, with offset by an increase in other income of $34,156 and an decrease in commitment fees of $1,067,007.

Net Loss

Our net loss increased by $6,114,764 to $11,346,569 for the year ended December 31, 2018, compared to net loss of $5,231,805 for the year ended December 31, 2017. The majority of the increase in net loss was due primarily to an increase in other expenses associated with the net change in derivative instruments estimated each period. These estimates are based on multiple inputs, including the market price of our stock, interest rates, our stock price, volatility, variable conversion prices based on market prices defined in the respective agreements and probabilities of certain outcomes based on managements’ estimates. These inputs are subject to significant changes from period to period, therefore, the estimated fair value of the derivative liabilities will fluctuate from period to period, and the fluctuation may be material.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

The condensed consolidated financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying condensed consolidated financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company has not generated significant revenue, and has negative cash flows from operations, which raise substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, raising additional capital. We raised additional capital from investors during the nine months ending September 30, 2019. Management believes the existing shareholders, prospective new investors and future sales will provide the additional cash needed to meet the Company’s obligations as they become due, and will allow the development of its core business operations. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain restrictions on our operations, in the case of debt financing, or cause substantial dilution for our stockholders, in case of equity financing.

At September 30, 2019 and December 31, 2018, we had cash of $513,926 and $609,144, respectively, and a working capital deficit of $18,725,309 and $12,888,290, respectively.  The increase in working capital deficit was due primarily to an increase in non-cash derivative liabilities, convertible note receivable, deferred income, contract liabilities, accrued expenses, with a decrease in cash, contract assets, and accounts payable.

At December 31, 2018 and December 31, 2017, we had cash of $609,144 and $439,822, respectively and working capital deficit of $12,888,290 and $7,194,220, respectively. The increase in working capital deficit was due primarily to an increase in non-cash derivative liabilities, loans payable, convertible notes, accrued expenses, accounts payable and dividends payable, with a decrease in contracts receivable, work in progress, prepaid expenses and deferred income.

During the first nine months of 2019, we raised an aggregate of $2,592,490 from the sale of preferred stock in private placements. Our ability to continue as a going concern is dependent upon raising capital from financing transactions and future revenue.

.

During the year ended December 31, 2018, we raised an aggregate of $825,500 in an offering of unsecured convertible notes.

Net cash used in operating activities was $(3,452,427) for the year ended December 31, 2018, compared to $(1,767,627) for the year ended December 31, 2017. The increase of $1,684,800 in cash used in operating activities was due primarily due to the increase in professional fees and marketing expense. Currently operating costs exceed revenue because sales are not yet significant.

Net cash flows used in investing activities was $33,924 for the nine months ended September 30, 2019, as compared to $195,357 for the nine months ended September 30, 2018. The net decrease in cash used in investing activities was due to investment in securities and in a convertible note receivable from prior period.

Net cash flows (used in) investing activities for the year ended December 31, 2018 and 2017 were $(195,109) and $(41,270), respectively. The net increase in cash provided in investing activities was mostly due to the purchase of securities and convertible note receivable.

Net cash flows provided by financing activities was $2,374,323 for the nine months ended September 30, 2019, as compared to $2,666,256 for the nine months ended September 30, 2018. The decrease in cash provided by financing activities was due to a decrease in loans payable and debt financing through convertible promissory notes. The convertible notes are convertible into shares of common stock, which have limitations on conversion. To date we have principally financed our operations through the sale of our common stock and the issuance of debt.

Net cash flows provided by financing activities was $3,816,858 for the year ended December 31, 2018, as compared to $1,895,440 for the prior year ended December 31, 2017. The increase in cash provided by financing activities was due to an increase in loans payable and debt financing through convertible promissory notes.

We do not have any material commitments for capital expenditures during the next twelve months. Although our proceeds from the issuance of convertible preferred stock together with revenue from operations are currently sufficient to fund our operating expenses, we will need to raise additional funds in the future so that we can expand our operations. Therefore, our future operations are dependent on our ability to secure additional financing. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. Such additional financing may not be available on acceptable terms, or at all. Furthermore, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. The inability to obtain additional capital may restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we may have to curtail our marketing and development plans and possibly cease our operations.

We have estimated our current average burn, and believe that we have assets to ensure that we can function without liquidation over the next twelve months, due to our cash on hand, growing revenue, and our ability to raise money from our investor base. Based on the aforesaid, we believe we have the ability to continue our operations for the foreseeable future and will be able to realize assets and discharge liabilities in the normal course of operations.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth the names and ages of the members of our board of directors and our executive officers and the positions held by each. The executive officers are full-time employees.

Name	Age	Position
T. Riggs Eckelberry	67	Chief Executive Officer, Chairman of the Board of Directors, Secretary, Treasurer, President and Acting Chief Financial Officer
Tom Marchesello	49	Chief Operating Officer
Jean-Louis Kindler	56	Director
Anthony Fidaleo	60	Director
Byron Elton	64	Director

T. Riggs Eckelberry

Mr. Eckelberry has served as our Chief Executive Officer, Chairman, Secretary, Treasurer, President and acting Chief Financial Officer since our inception in June 2007. As co-founder, Mr. Eckelberry brings his veteran technology management skills to the Blue Technology sector. As President and COO of CyberDefender Corporation from 2005 to 2006, he was instrumental in building the company and its innovative product line, helping to achieve initial funding and a NASDAQ IPO. From 2001 to mid-2005, he helped launch and turn around technology companies as founder and President of TechTransform, a technology consulting firm. In 2004, he was a key member of the team that commercialized YellowPages.com, resulting in its sale for $100 million to SBC/BellSouth. In 2003, he helped make Panda Software a key player in the US market as the General Manager of its US unit. During the high-tech boom of the 1990s, he was responsible for the global brand success of the software product, CleanSweep; as Chief Operating Officer of MicroHouse Technologies, he helped to achieve a successful sale of the company to Earthweb; and he was a key member of the team that sale of venture-backed TriVida to what is now a division of ValueClick. During Mr. Eckelberry’s early career in the non-profit sector, he received a master’s license for oceangoing vessels. As one of the founders of the Company and a veteran executive, Mr. Eckelberry’s experience and qualifications are essential to the board of directors.

Tom Marchesello

Mr. Marchesello has served as our Chief Operating Officer since June 2019. For the previous r five years, Mr. Marchesello served as an executive level business consultant, specializing in environmental, social and governance corporate strategy, operations, & investor relations to private-equity funded portfolio companies in high technology & industrial manufacturing industries. Prior to that, he was Director of M&A with Bainbridge. Mr. Marchesello served in the U.S. Air Force as a Captain at Air Force Space Command headquarters, leading aerospace operations and strategic planning for satellite communications, earth science monitoring and Geographic Information and Positioning Systems. After leaving the service, Mr. Marchesello worked in finance and high technology operations for 20 years with such companies as Sony Electronics, Thompson Reuters, Morgan Stanley, Bainbridge and CME Group. Mr. Marchesello holds a BS in Finance from Pennsylvania State University and an MBA from San Diego State University and holds US Patent #7,613,634, for performing Electronic Retailing. He received two Air Force Achievement Medals, two Air Force Commendation Medals and a Gulf War Service Medal.

Jean-Louis Kindler

Mr. Kindler has served as a director since January 2014. Previously, as President of the OriginClear Technologies division, he led the commercialization of OriginClear’s breakthrough water treatment technology. Today, he is the CEO of Clean Energy Enterprises Inc., established to commercialize the Blue Tower biomass-to-hydrogen system he helped develop two decades ago in Japan. Mr. Kindler is a veteran of 25 years as both a top executive and engineer in environmental technologies. Before OriginClear, he was co-founder and Chief Technology Officer of Ennesys, the company’s French joint venture, where he designed its patent-pending waste-to-energy system. Earlier, as founding CEO of MHS Equipment, a French nanotechnologies equipment manufacturing firm (42 M€, 360 employees in 2008), he led the development of a breakthrough fuel cell process. And earlier still, his twenty-year career in Japan gave him unique insight into fast-growing Asian markets. There, as principal of technology incubator Pacific Junction, Mr. Kindler completed various assignments. These included technology sourcing for the French industrial group GEC-Altshom, building the first commercial unit of the Blue Tower (to which he has recently returned in its now-fourth generation), and market development for a fluids mixing technology that helped inspire early OriginClear inventions. Mr. Kindler holds a Master’s in Economics and Public Policy from the Institute of Political Science in Lyon, France, and an MBA in International Management in Paris.

Anthony Fidaleo

Mr. Fidaleo has served as our director since June 2012. Mr. Fidaleo has run his own accounting and consulting practice since 1992, primarily as an acting Chief Financial Officer or Senior Consultant for publicly traded companies ranging from start-ups to Fortune 500 companies. From November 2005 to February 2009 Mr. Fidaleo was the Chief Financial Officer, Chief Operating Officer, Executive Vice President and Member of the Board of Directors and Operating Committee for iMedia International, Inc. an early stage publicly traded interactive content solutions company. Mr. Fidaleo is a California CPA (inactive) and was in public accounting from 1982 through 1992, primarily with BDO Seidman, LLP where he attained the level of audit senior manager. Mr. Fidaleo holds a B.S. degree in Accounting from California State University at Long Beach. Mr. Fidaleo’s accounting and financial experience qualifies him to serve as a member of our board of directors.

Byron Elton

Mr. Elton has served as our director since January 2014. Mr. Elton is an experienced media and marketing executive with a proven record in pioneering new business development strategies and building top-flight marketing organizations. Since June 2018, he has been President of Elton Enterprises, Inc., which is involved in the wellness, fitness and health sector. Elton is currently opening six StretchLab Studios in the Los Angeles and Seattle markets. He is a co-founder since June 2017 of Pardue Associates, operating monsho, a brand-centric, creative communications agency focussed on delivering results. From 2013 to 2017, Mr. Elton was a partner of Clear Search, an executive search firm. Prior to that, from 2009 until 2013, Mr. Elton served as President and Chief Executive Officer of Carbon Sciences, Inc. (“Carbon Sciences”) and has served as Chairman of Carbon Sciences since March 2009. Carbon Sciences is an early stage company developing a technology to convert earth destroying carbon dioxide into a useful form that will not contribute to greenhouse gas. Mr. Elton previously served as Senior Vice President of Sales for Univision Online from 2007 to 2008. Mr. Elton also served for eight years as an executive at AOL Media Networks from 2000 to 2007, where his assignments included Regional Vice President of Sales for AOL and Senior Vice President of E-Commerce for AOL Canada. His broadcast media experience includes leading the ABC affiliate in Santa Barbara, California in 1995 to 2000 and the CBS affiliate in Monterrey, California, from 1998 to 1999, in addition to serving as President of the Alaskan Television Network from 1995 to 1999. Mr. Elton studied Advertising and Marketing Communications at Brigham Young University. Mr. Elton’s executive and management experience qualifies him to serve as a member of our board of directors.

Family Relationships

There are no family relationships among any of our directors and executive officers.

Legal Proceedings

During the past ten years, none of our directors or executive officers has been:

●	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or any Federal or State authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

●	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law;

●	the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (a) any Federal or State securities or commodities law or regulation; (b) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Election of Directors

Our directors are elected by the vote of a majority in interest of the holders of our voting stock and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

A majority of the authorized number of directors constitutes a quorum of the board of directors for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the board of directors may be taken without a meeting if all members of the board of directors individually or collectively consent in writing to the action.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth the compensation to our Chief Executive Officer and Chief Commercial Officer for the years ended December 31, 2019. The Company did not have any other executive officer or director who received compensation from the Company in 2019.

Name	Capacities in which compensation was received	Cash Compensation ($)	Other compensation ($)	Total compensation ($)
T. Riggs Eckelberry	Chief Executive Officer, Acting Chief Financial Officer	$365,000	$3,000	$368,000
Thomas Marchesello (1)	Chief Operating Officer	$87,500	-	$87,500
Jean Louis Kindler (1)	Chief Commercial Officer	$34,499	-	$34,499

(1) Mr. Kindler resigned as Chief Commercial Officer in March 2019 and Mr. Marchesello was appointed Chief Operating Officer in June 2019.

Employment Agreements

We currently do not have an employment agreement with our Chief Executive Officer or Chief Operating Officer. Mr. Eckelberry is paid an annual salary of $360,000. Bonus payments, if any, are determined by the Board of Directors. For the year ended December 31, 2019, our Chief Executive Officer received a bonus of $5,000. Mr. Marchesello, our Chief Operating Officer, is paid an annual salary of $150,000, with an incentive package based on sales. We have not begun paying these incentives.

Compensation of Directors

Our current directors presently do not receive monetary compensation for their service on the board of directors. Directors may receive compensation for their services in the future and reimbursement for their expenses as shall be determined from time to time by resolution of the board of directors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth the names of our executive officers and directors and all persons known by us to beneficially own 10% or more of the issued and outstanding common stock of the Company at February 25, 2020. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options, warrants or convertible preferred stock, held by that person that are currently exercisable or convertible or become exercisable or convertible within 60 days of February 25, 2020 are deemed outstanding even if they have not actually been exercised or converted (shares acquirable within 60 days are included in the column under “Amount and nature of beneficial ownership acquirable” but not under the column “Amount and nature of beneficial ownership”). Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person; as a result, the sum of individual totals in the table below exceeds 100%. The percentage ownership of each beneficial owner is based on 6,656,867 outstanding shares of common stock as of February 25, 2020. Except as indicated, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Name and address of beneficial owner	Amount and nature of beneficial ownership (1)	Amount and nature of beneficial ownership acquirable	Percent of class
T. Riggs Eckelberry (2)	3	0	*
Jean-Louis Kindler	1	0	*
Anthony Fidaleo	168	0	*
Byron Elton	168	0	*
Tom Marchesello	340	0	*
Directors and Executive Officers as a Group	680	0	*

* Less than 1%

(1)	The address of each director and named executive officer listed above is c/o OriginClear, Inc., 525 S. Hewitt Street, Los Angeles, California 90013.

(2)	Mr. Eckelberry also owns 1,000 shares of Series C Preferred Stock which entitles him to 51% of the total vote power of the Company’s stockholders. See “Securities Being Offered.”

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Except as set forth under “Compensation of Directors and Executive Officers,” since January 1, 2018, or asset forth below, there has not been, nor is there any proposed transaction where we were or will be a party in which the amount involved exceeds one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any director, executive officer, holder of more than 10% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

T. Riggs Eckelberry, the Company’s CEO, loaned the Company $248,870 during the year ended December 31, 2018. The loans bear interest at various rates and have various maturity dates. The principal balance as of December 31, 2018 was $219,841. During the year ended December 31, 2019, the Company received additional funds from loans by Mr. Eckelberry in the amount of $35,000. The Company made total principal payments in the amount of $32,787 in 2019, leaving a balance of $187,054 as of December 31, 2019.

SECURITIES BEING OFFERED

We are offering 765,800 shares of Series M Preferred Stock, and the selling stockholder is offering 34,200 shares of Series M Preferred Stock in this Offering. This offering statement also includes up to 300,000,000 shares of common stock underlying the shares of Series M Preferred Stock offered hereby (on a pro rata basis between us and the selling stockholder.

The Company’s authorized capital stock consists of 16,550,000,000 shares of capital stock, of which 16,000,000,000 shares are common stock, at $0.0001 par value, and 550,000,000 shares are preferred stock, at $0.0001 par value.

Of the Company’s preferred stock, 10,000 shares are designated Series B Preferred Stock, 1,000 shares are designated Series C Preferred Stock, 50,000,000 shares are designated Series D-1 Convertible Preferred Stock, 4,000,000 shares are designated Series E Preferred Stock, 6,000 shares are designated Series F Preferred Stock, 6,000 shares are designated Series G Preferred Stock, 4,000 shares are designated Series I Preferred Stock, 100,000 shares are designated Series J Preferred Stock, 4,000 shares are designated Series K Preferred Stock, 100,000 shares are designated as Series L Preferred Stock, and 800,000 shares are designated as Series M Preferred Stock.

The following is a summary of the rights of the Company’s capital stock as provided in its articles of incorporation, and bylaws, each as amended, which have been filed as exhibits to the offering statement of which this offering circular is a part.

For a complete description of the Company’s capital stock, you should refer to its articles of incorporation and bylaws, and applicable provisions of the Nevada Revised Statutes.

Common Stock

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore (subject to the rights of the holders of our preferred stock, as discussed below), holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors to our Board of Directors. Holders of the Company’s common stock representing a majority of the voting power of the Company’s common stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as a liquidation, merger or an amendment to the Company’s certificate of incorporation.

Subject to the rights of preferred stockholders, holders of the Company’s common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights, and there are no redemption provisions applicable to the Company’s common stock.

Preferred Stock

We are authorized to issue up to 550,000,000 shares of preferred stock, par value $0.0001 per share, from time to time, in one or more series. Our articles of incorporation authorize our Board of Directors to issue preferred stock from time to time with such designations, rights, preference, privileges and other terms of the preferred stock or any series thereof, and to fix the number of shares of any such series (but not below the number of shares thereof then outstanding). All shares of any one series shall be alike except as otherwise provided by our articles of incorporation or the Nevada Business Corporation Act. We currently have outstanding shares of Series C Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, and Series L Preferred Stock the terms of which are summarized below.

For a complete description of the Company’s capital stock, you should refer to its articles of incorporation and bylaws, and applicable provisions of the Nevada Revised Statutes.

Series M Preferred Stock being offered in this Offering

The Company has designated 800,000 shares of its preferred stock as Series M Preferred Stock. 34,200 shares of Series M Preferred Stock are outstanding and are held by the selling stockholder. Each share of Series M Preferred Stock has a stated value of $25. Shares of Series M Preferred Stock are convertible to common stock are convertible into common stock in an amount determined by dividing the stated value being converted by the conversion price. The stated value of the Series M Preferred Stock is $25.00 per share and the conversion price will be equal to 80% of the average closing price of the common stock for the last five trading days prior to the date the Company receives a conversion notice. The holders of outstanding shares of Series M Preferred Stock are entitled to receive dividends, at the annual rate of 10%, payable monthly, payable in preference and priority to any payment of any dividend on the common stock. The Company intends to reserve 10% of the gross funds raised from this Offering for payments of such dividends (see “Use of Proceeds”). The Series M Preferred Stock will be entitled to a liquidation preference in an amount equal to $25 per share plus any declared but unpaid dividends, before any payments to holders of common stock. The Series M Preferred Stock have no preemptive or subscription rights, and there are no sinking fund provisions applicable to the Series M Preferred Stock. The Series M Preferred Stock does not have voting rights, except as required by law and with respect to certain protective provisions set forth in the Certificate of Designation of Series M Preferred Stock. To the extent it may lawfully do so, the Company may, in its sole discretion, after the first anniversary of the original issuance date of the Series M Preferred Stock, redeem any or all of the then outstanding shares of Series M Preferred Stock at a redemption price of $25 per share plus any accrued but unpaid dividends.

 Series C Preferred Stock

The Company has designated 1,000 shares of its preferred stock as Series C Preferred Stock. Such 1,000 shares are outstanding and are held by T. Riggs Eckelberry, our chief executive officer. Shares of Series C Preferred Stock are not convertible to common stock, are not entitled to receive dividends, and do not have a liquidation preference. The Series C Preferred Stock have no preemptive or subscription rights, and there is no sinking fund provision applicable to the Series C Preferred Stock. The Series C Preferred Stock entitles the holder to 51% of the total voting power of our stockholders. Share of Series C Preferred Stock will automatically be redeemed by the Company at par value on the first to occur of the following events: (i) the date that Mr. Eckelberry ceases to serve as officer, director or consultant of the Company, or (ii) on the date that the Company’s shares of common stock first trade on any national securities exchange provided that (a) the listing rules of any such exchange prohibit preferential voting rights of a class of securities of the Company, or (b) listing on any such national securities exchange is conditioned upon the elimination of the preferential voting rights of the Series C Preferred Stock.

Series D-1 Preferred Stock

The Company has designated 50,000,000 shares of its preferred stock as Series D-1 Preferred Stock. Each share of Series D-1 Preferred Stock is convertible into 0.0005 shares of common stock. The Series D-1 Preferred Stock may not be converted to common stock to the extent such conversion would result in the holder beneficially owning more than 4.99% of our outstanding common stock. The holders of outstanding shares of Series D-1 Preferred Stock are not entitled to receive dividends, and do not have a liquidation preference. The Series D-1 Preferred Stock have no preemptive or subscription rights, and there is no redemption or sinking fund provisions applicable to the Series E Preferred Stock. The Series D-1 Preferred Stock does not have voting rights, except as required by law. As of the date hereof, there are 38,500,000 shares of Series D-1 Preferred Stock issued and outstanding.

Series E Preferred Stock

The Company has designated 4,000,000 shares of its preferred stock as Series E Preferred Stock. Each share of Series E Preferred Stock is convertible into the greater of (A) 0.05 shares of common stock and (B) the number of shares the holder would have received pursuant to the holder’s subscription agreement if the preferred shares were priced based on the average closing sale price of three trading days prior to the date the holder requests a conversion, provided the lowest price for which an adjustment will be made is 50% of the purchase price paid by any purchaser of the Series E Preferred Stock. The Series E Preferred Stock may not be converted to common stock to the extent such conversion would result in the holder beneficially owning more than 4.99% of our outstanding common stock. The holders of outstanding shares of Series E Preferred Stock are not entitled to receive dividends, and do not have a liquidation preference. The Series E Preferred Stock have no preemptive or subscription rights, and there is no redemption or sinking fund provisions applicable to the Series E Preferred Stock. The Series E Preferred Stock does not have voting rights, except as required by law and with respect to certain protective provisions set forth in the Certificate of Designation of Series E Preferred Stock. As of the date hereof, there are 2,139,649 shares of Series E Preferred Stock issued and outstanding.

Series F Preferred Stock

The Company has designated 6,000 shares of its preferred stock as Series F Preferred Stock. The Series F Preferred Stock has a stated value of $1,000 per share. The Series F Preferred Stock is not convertible into common stock. The holders of outstanding shares of Series F Preferred Stock are entitled to quarterly dividends at the annual rate of 8% of the stated value, in preference to any dividends on the common stock. The Series F Preferred Stock has a liquidation preference equal to the stated value plus any accrued but unpaid dividends, in preference to any other series of capital stock of the Company. The Series F Preferred Stock has no preemptive or subscription rights, and there is no sinking fund provision applicable to the Series F Preferred Stock. The Series F Preferred Stock does not have voting rights, except as required by law. The Company will be required to redeem all outstanding shares of Series F Preferred Stock on September 1, 2020, at a price equal to the stated value plus any accrued but unpaid dividends. The Company may, in its sole discretion, at any time while the Series F Preferred Stock is outstanding, redeem all or any portion of the outstanding Series F Preferred Stock at a price equal to the stated value plus any accrued but unpaid dividends. There are thus no restrictions on the Company redeeming shares of Series F Preferred Stock, subject to the Company’s payment of any accrued but unpaid dividends upon such redemption. As of the date hereof, there are 1,678 shares of Series F Preferred Stock issued and outstanding.

Series G Preferred Stock

The Company has designated 6,000 shares of its preferred stock as Series G Preferred Stock. The Series G Preferred Stock has a stated value of $1,000 per share. The Series G Preferred Stock is not convertible into common stock. The holders of outstanding shares of Series G Preferred Stock are entitled to quarterly dividends at the annual rate of 8% of the stated value, in preference to any dividends on the common stock. The Series G Preferred Stock has a liquidation preference equal to the stated value plus any accrued but unpaid dividends, in preference to any other series of capital stock of the Company (other than the Series F Preferred Stock). The Series G Preferred Stock has no preemptive or subscription rights, and there is no sinking fund provision applicable to the Series G Preferred Stock. The Series G Preferred Stock does not have voting rights, except as required by law. The Company will be required to redeem all outstanding shares of Series G Preferred Stock on April 30, 2021, at a price equal to the stated value plus any accrued but unpaid dividends. The Company may, in its sole discretion, at any time while the Series G Preferred Stock is outstanding, redeem all or any portion of the outstanding Series G Preferred Stock at a price equal to the stated value plus any accrued but unpaid dividends. There are thus no restrictions on the Company redeeming shares of Series G Preferred Stock, subject to the Company’s payment of any accrued but unpaid dividends upon such redemption. As of the date hereof, there are 530 shares of Series G Preferred Stock issued and outstanding.

Series I Preferred Stock

The Company has designated 4,000 shares of its preferred stock as Series I Preferred Stock. The Series I Preferred Stock has a stated value of $1,000 per share. The Series I Preferred Stock is not convertible into common stock. The holders of outstanding shares of Series I Preferred Stock are entitled to quarterly dividends at the annual rate of 8% of the stated value, in preference to any dividends on the common stock. The Series I Preferred Stock has a liquidation preference equal to the stated value plus any accrued but unpaid dividends, in preference to the common stock. The Series I Preferred Stock has no preemptive or subscription rights, and there is no sinking fund provision applicable to the Series I Preferred Stock. The Series I Preferred Stock does not have voting rights, except as required by law. The Company will be required to redeem all outstanding shares of Series I Preferred Stock two years following the date that is the later of the (i) final closing of the tranche (as designated in the subscription agreement under which such shares were sold) that such shares to be redeemed were part of (a “Series I Tranche”), or (ii) the expiration date of the Series I Tranche that such shares to be redeemed were part of, at a price equal to the stated value plus any accrued but unpaid dividends. The Company may, in its sole discretion, at any time while the Series I Preferred Stock is outstanding, redeem all or any portion of the outstanding Series I Preferred Stock at a price equal to the stated value plus any accrued but unpaid dividends. There are thus no restrictions on the Company redeeming shares of Series I Preferred Stock, subject to the Company’s payment of any accrued but unpaid dividends upon such redemption. As of the date hereof, there are 797.4 shares of Series I Preferred Stock issued and outstanding.

Series J Preferred Stock

The Company has designated 100,000 shares of its preferred stock as Series J Preferred Stock. The Series J Preferred Stock has a stated value of $1,000 per share. The Series J Preferred Stock is convertible into common stock in an amount determined by dividing the stated value by the conversion price, which is equal to lower of (a) the closing price of the common stock on the date the Company has banked funds and received and accepted executed subscription documents and the purchase price or (b) the average closing sale price of the common stock for the five trading days prior to the conversion date; certain prior investors are also entitled to certain make-good shares. The Series J Preferred Stock may not be converted to common stock to the extent such conversion would cause the holder to beneficially own more than 4.99% of the Company’s outstanding common stock. The Series J Preferred Stock are entitled to dividends on an as-converted basis with the common stock. The Series J Preferred Stock will entitle the holders to a payment on an as-converted and pari passu basis with the common stock upon any liquidation. The Series J Preferred Stock has no preemptive or subscription rights, and there are no sinking fund or redemption provisions applicable to the Series J Preferred Stock. The Series J Preferred Stock votes on an as-converted basis with the common stock, subject to the beneficial ownership limitation. As of the date hereof, there are 348.7 shares of Series J Preferred Stock issued and outstanding.

Series K Preferred Stock

The Company has designated 4,000 shares of its preferred stock as Series K Preferred Stock. The Series K Preferred Stock has a stated value of $1,000 per share. The Series K Preferred Stock is not convertible into common stock. The holders of outstanding shares of Series K Preferred Stock are entitled to quarterly dividends at the annual rate of 8% of the stated value, in preference to any dividends on the common stock. The Series K Preferred Stock has a liquidation preference equal to the stated value plus any accrued but unpaid dividends, in preference to the common stock. The Series K Preferred Stock has no preemptive or subscription rights, and there is no sinking fund provision applicable to the Series K Preferred Stock. The Series K Preferred Stock does not have voting rights, except as required by law. The Company will be required to redeem all outstanding shares of Series K Preferred Stock two years following the date that is the later of the (i) final closing of the tranche (as designated in the subscription agreement under which such shares were sold) that such shares to be redeemed were part of (a “Series K Tranche”), or (ii) the expiration date of the Series K Tranche that such shares to be redeemed were part of, at a price equal to the stated value plus any accrued but unpaid dividends. The Company may, in its sole discretion, at any time while the Series K Preferred Stock is outstanding, redeem all or any portion of the outstanding Series K Preferred Stock at a price equal to the stated value plus any accrued but unpaid dividends. There are thus no restrictions on the Company redeeming shares of Series K Preferred Stock, subject to the Company’s payment of any accrued but unpaid dividends upon such redemption. As of the date hereof, there are 2,590.9 shares of Series K Preferred Stock issued and outstanding.

Series L Preferred Stock

The Company has designated 100,000 shares of its preferred stock as Series L Preferred Stock. The Series L Preferred Stock has a stated value of $1,000 per share. The Series L Preferred Stock is convertible into common stock in an amount determined by dividing the stated value by the conversion price, which is equal to lower of(a) the closing price of the common stock on the date the Company has banked funds and received and accepted executed subscription documents and the purchase price or (b) the average closing sale price of the common stock for the five trading days prior to the conversion date; certain prior investors are also entitled to certain make-good shares. The Series L Preferred Stock may not be converted to common stock to the extent such conversion would cause the holder to beneficially own more than 4.99% of the Company’s outstanding common stock. The Series L Preferred Stock are entitled to dividends on an as-converted basis with the common stock. The Series L Preferred Stock will entitle the holders to a payment on an as-converted and pari passu basis with the common stock upon any liquidation. The Series L Preferred Stock has no preemptive or subscription rights, and there is no sinking fund or redemption provisions applicable to the Series L Preferred Stock. The Series L Preferred Stock votes on an as-converted basis with the common stock, subject to the beneficial ownership limitation. As of the date hereof, there are 1,278 shares of Series L Preferred Stock issued and outstanding.

LEGAL MATTERS

Certain legal matters regarding the securities being offered by this offering circular have been passed upon for us by Sichenzia Ross Ference LLP, New York, New York.

EXPERTS

Our audited financial statements as of and for the years ended December 31, 2018 and December 31, 2017 have been audited by Liggett & Webb, P.A., independent auditor. Such financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This offering circular is part of an offering statement on Form 1-A that we filed with the SEC under Regulation A promulgated under the Securities Act and does not contain all the information set forth in the offering statement. Certain information in the offering statement has been omitted from this offering circular in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the offering statement that are excluded from this offering circular. The offering statement is available at the SEC’s website at www.sec.gov.

Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website.

FINANCIAL STATEMENTS

ORIGINCLEAR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2019	December 31, 2018
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$513,926	$609,144
Contracts receivable, less allowance for doubtful accounts of $0 and $6,996 respectively	454,521	309,223
Inventory	-	13,736
Contract assets	13,289	111,001
Convertible note receivable	113,879	84,900
Other receivable	2,500	-
Prepaid expenses	40,189	46,584

TOTAL CURRENT ASSETS	1,138,304	1,174,588

NET PROPERTY AND EQUIPMENT	126,407	154,250

OTHER ASSETS
Fair value investment-securities	14,000	22,800
Trademark	4,467	4,467
Security deposit	3,500	3,500

TOTAL OTHER ASSETS	21,967	30,767

TOTAL ASSETS	$1,286,678	$1,359,605

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current Liabilities
Accounts payable and other payable	$813,815	$987,524
Accrued expenses	1,205,685	1,152,982
Cumulative preferred stock dividends payable	74,982	25,085
Contract liabilities	318,151	112,894
Capital lease, current portion	9,088	9,088
Deferred Income	71,917	-
Customer deposit	113,950	120,688
Warranty reserve	20,000	20,000
Loan payable, merchant cash advance, net of finance fees of $12,566 and $123,458 respectively	501,615	473,507
Loan payable, related party	206,577	219,841
Promissory note, current portion	-	110
Derivative liabilities	13,615,889	9,360,204
Convertible promissory notes, net of discount of $0 and $146,005, respectively	2,911,944	1,580,955

Total Current Liabilities	19,863,613	14,062,878

Long Term Liabilities
Capital lease, long term portion	19,345	26,918
Promissory note, long term portion	-	74,867
Convertible promissory notes, net of discount of $0 and $0, respectively	726,949	2,076,472

Total Long Term Liabilities	746,294	2,178,257

Total Liabilities	20,609,907	16,241,135

Series F 8% Convertible Preferred Stock, 1,678 and 1,743 shares issued and outstanding, respectively, redeemable value of $1,678,000 and $1,743,000, respectively	1,678,000	1,743,000
Series G 8% Convertible Preferred Stock, 530 shares issued and outstanding, respectively, redeemable value of $530,000 and $0, respectively	530,000	-
Series I/J 8% Convertible Preferred Stock, 1,196 shares issued and outstanding, respectively, redeemable value of $797,400 and $0, respectively	797,400	-
Series K/L 8% Convertible Preferred Stock, 1,898 shares issued and outstanding, respectively, redeemable value of $1,265,090 and $0, respectively	1,265,090	-

COMMITMENTS AND CONTINGENCIES (See Note 11)

SHAREHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value, 550,000,000 shares authorized
1,000 shares of Series C issued and outstanding, respectively	-	-
38,500,000 shares of Series D-1 issued and outstanding, respectively	3,850	3,850
2,139,649 shares of Series E issued and outstanding, respectively	214	214
Common stock, $0.0001 par value, 16,000,000,000 shares authorized
3,099,451 and 875,244 equity shares issued and outstanding, respectively	310	88
Preferred treasury stock,1,000 and 1,000 shares outstanding, respectively	-	-
Additional paid in capital	64,528,061	63,179,433
Accumulated other comprehensive loss	(133)	(134)
Accumulated deficit	(88,126,021)	(79,807,981)

TOTAL SHAREHOLDERS’ DEFICIT	(23,593,719)	(16,624,530)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$1,286,678	$1,359,605

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

ORIGINCLEAR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

Sales	$939,468	$1,094,118	$2,696,433	$3,678,261

Cost of Goods Sold	858,828	754,214	2,406,139	2,766,244

Gross Profit	80,640	339,904	290,294	912,017

Operating Expenses
Selling and marketing expenses	409,825	470,926	1,247,332	1,336,512
General and administrative expenses	595,181	771,944	1,766,496	2,143,859
Research and development	29,334	49,880	80,094	167,944
Depreciation and amortization expense	10,955	14,739	32,788	43,857

Total Operating Expenses	1,045,295	1,307,489	3,126,710	3,692,172

Loss from Operations	(964,655)	(967,585)	(2,836,416)	(2,780,155)

OTHER INCOME (EXPENSE)
Other income	4,000	2,017	28,980	32,883
Unrealized gain(loss) on investment securities	(4,400)	200	(8,800)	(13,600)
Realized loss on investment			-	(20,000)
Loss on sale of asset	-	(20,000)	-	(406)
Loss on settlement of convertible notes	33,298	-	(308,587)	-
Commitment fee	(70,624)	(41,498)	(238,959)	(425,824)
Gain (Loss) on conversion of debt	472,693	(597,090)	(254,584)	(860,880)
Gain on net change in derivative liability and conversion of debt	(610,682)	7,680,163	(4,275,963)	(60,952)
Interest expense	(80,505)	(737,319)	(423,711)	(1,193,793)

TOTAL OTHER (EXPENSE) INCOME	(256,220)	6,286,473	(5,481,624)	(2,542,572)

NET INCOME (LOSS)	$(1,220,875)	$5,318,888	$(8,318,040)	$(5,322,727)

PREFERRED STOCK DIVIDENDS	$(74,627)	$(1,976)	$(194,510)	$(1,976)

NET LOSS AVAILABLE TO SHAREHOLDERS	$(1,295,502)	$5,316,912	$(8,512,550)	$(5,324,703)

BASIC AND DILUTED LOSS PER SHARE ATTRIBUTABLE TO SHAREHOLDERS’	$(0.54)	$42.13	$(5.11)	$(61.32)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING, BASIC AND DILUTED	2,259,993	126,237	1,626,550	86,797

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

ORIGINCLEAR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

	NINE MONTHS ENDED SEPTEMBER 30, 2018
					Additional	Accumulated Other
	Preferred stock		Common stock		Paid-in	Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Capital	loss	Deficit	Total
Balance at December 31, 2017	4,333	$1	56,444	$6	$58,629,843	$(134)	$(68,461,412)	$(9,831,696)

Common stock issuance for conversion of debt	-	-	3,721	-	193,309	-	-	193,309

Common stock issued at fair value for services	-	-	7,628	1	402,511	-	-	402,512

Stock compensation cost	-	-	-	-	13,032	-	-	13,032

Net loss	-	-	-	-	-	-	(12,888,316)	(12,888,316)
Balance at March 31, 2018 (unaudited)	4,333	1	67,793	7	59,238,695	(134)	(81,349,728)	(22,111,159)

Common stock issuance for conversion of debt	-	-	2,876	-	189,224	-	-	189,224

Common stock issued at fair value for services	-	-	5,598	1	350,401	-	-	350,402

Series D-1 Preferred stock issued through a private placement	15,805,554	1,581	-	-	278,419	-	-	280,000

Stock compensation cost	-	-	-	-	-	-	-	-

Net Income	-	-	-	-	-	-	2,242,386	2,242,386
Balance at June 30, 2018 (unaudited)	15,809,887	1,582	76,267	8	60,056,739	(134)	(79,107,342)	(19,049,147)

Common stock issuance for conversion of debt and accrued interest	-	-	139,890	14	1,065,715	-	-	1,065,729

Common stock issued at fair value for services	-	-	45,636	5	241,770	-	-	241,775

Series F Preferred stock issued thru a private placement for purchase of
Series F Preferred stock	-	-	83,633	8	(8)	-	-	0

Series D Preferred stock converted to Series E Preferred stock	(15,805,554)	(1,581)	-	-	(278,419)	-	-	(280,000)

Series D-1 Preferred stock issued for services	28,500,000	2,850	-	-	(2,850)	-	-	-

Series E Preferred stock issued through a private placement	2,440,871	244	-	-	506,854	-	-	507,098

Stock compensation cost	-	-	-	-	25,330	-	-	25,330

Cumulative preferred stock dividend	-	-	-	-	(1,976)	-	-	(1,976)

Net Income	-	-	-	-	-	-	5,323,203	5,323,203
Balance at September 30, 2018 (unaudited)	30,945,204	$3,095	345,426	$35	$61,613,155	$(134)	$(73,784,139)	$(12,167,988)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

ORIGINCLEAR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

	NINE MONTHS ENDED SEPTEMBER 30, 2019
					Additional	Accumulated Other
	Preferred stock		Common stock		Paid-in	Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Capital	loss	Deficit	Total
Balance at December 31, 2018	40,640,649	$4,064	875,244	$88	$63,179,433	$(134)	$(79,807,981)	$(16,624,530)

Common stock issuance for conversion of debt and accrued interest	-	-	313,014	31	891,224	-	-	891,255

Common stock issued at fair value for services	-	-	116,539	11	279,218	-	-	279,229

Common stock issued thru a private placement for purchase of Series G Preferred stock	-	-	82,799	8	(8)	-	-	-

Cumulative preferred stock dividend	-	-	-	-	(38,156)	-	-	(38,156)

Other comprehensive gain	-	-	-	-	-	1	-	1

Net Loss	-	-	-	-	-	-	(331,272)	(331,272)
Balance at March 31, 2019 (unaudited)	40,640,649	4,064	1,387,596	138	64,311,711	(133)	(80,139,253)	(15,823,473)

Common stock issuance for conversion of debt and accrued interest	-	-	329,600	33	380,713	-	-	380,746

Common stock issued at fair value for services	-	-	96,464	10	104,095	-	-	104,105

Cumulative preferred stock dividend	-	-	-	-	(54,713)	-	-	(54,713)

Net Loss	-	-	-	-	-	-	(6,765,893)	(6,765,893)
Balance at June 30, 2019 (unaudited)	40,640,649	4,064	1,813,660	181	64,741,806	(133)	(86,905,146)	(22,159,228)

Common stock issuance for conversion of debt and accrued interest	-	-	753,939	75	395,204	-	-	395,279

Common stock issued at fair value for services	-	-	531,330	53	239,754	-	-	239,807

Common stock reverse split share adjustment	-	-	522	1	(1)	-	-	-

Cumulative preferred stock dividend	-	-	-	-	(74,627)	-	-	(74,627)

Gain on conversion of debt	-	-	-	-	(774,075)	-	-	(774,075)

Net Loss	-	-	-	-	-	-	(1,220,875)	(1,220,875)
Balance at September 30, 2019 (unaudited)	40,640,649	$4,064	3,099,451	$310	$64,528,061	$(133)	$(88,126,021)	$(23,593,719)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

ORIGINCLEAR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

(Unaudited)

	Nine Months Ended
	September 30, 2019	September 30, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,318,040)	$(5,322,727)
Adjustment to reconcile net loss to net cash used in operating activities
Depreciation and amortization	32,788	43,857
Common stock and warrants issued for services	623,141	994,689
Stock option and warrant compensation expense	-	38,362
(Gain) Loss on net change in valuation of derivative liability	4,275,963	60,952
Loss on conversion of debt	254,585	860,880
Loss on settlement of debt	308,587	-
Debt discount recognized as interest expense	146,005	483,577
Loss on sale of asset	-	406
Net unrealized loss on fair value of security	8,800	13,600
Realized loss on security investment	-	20,000
Exchange of investment for services	-	80,000
Amortization of financing cost	135,358	246,035
Change in Assets (Increase) Decrease in:
Contracts receivable	(145,298)	75,504
Contract asset	97,712	51,828
Inventory asset	13,736	(123)
Prepaid expenses and other assets	6,395	27,521
Other assets	(2,500)	-
Change in Liabilities Increase (Decrease) in:
Accounts payable	(173,708)	(151,264)
Accrued expenses	30,423	320,233
Contract liabilities	205,257	96,136
Customer deposit	(6,738)	-
Deferred income	71,917	49,500

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(2,435,617)	(2,011,034)

CASH FLOWS USED FROM INVESTING ACTIVITIES:
Fair value investment - security	-	(100,000)
Convertible note receivable	(28,979)	(80,000)
Proceeds from sale of asset	-	2,000
Purchase of fixed assets	(4,945)	(17,357)

CASH USED IN INVESTING ACTIVITIES	(33,924)	(195,357)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital lease	(7,573)	(7,162)
Loan payable, truck	-	(15,699)
Loan payable, financing	-	1,366,246
Payments on loan payable, financing	(107,250)	(987,471)
Payments on loan payable, related party	(13,264)	248,870
Promissory note payable, related party	-	67,500
Payments on promissory note payable, related party	(74,977)	(13,626)
Net cumulative preferred stock dividends payable	49,897	-
Proceeds from convertible promissory notes	-	750,500
Payment on redemption of preferred stock	(65,000)	-
Net proceeds for issuance of preferred and common stock for cash	2,592,490	1,257,098

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,374,323	2,666,256

NET (DECREASE) INCREASE IN CASH	(95,218)	459,865

CASH BEGINNING OF PERIOD	609,144	439,822

CASH END OF PERIOD	$513,926	$899,687

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$16,926	$212,284
Taxes paid	$-	$-

SUPPLEMENTAL DISCLOSURES OF NON CASH TRANSACTIONS
Common stock issued at fair value for conversion of debt and accrued interest	$893,202	$1,448,262
Common stock issued at fair value for supplemental shares	$-	$424,245
Capitalized leased asset	$-	$45,440
Settlement of derivative	$1,176,961	$-
Stock issued on private placement	$8	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-UNAUDITED

SEPTEMBER 30, 2019

1.	The accompanying unaudited condensed consolidated financial statements of OriginClear, Inc. (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all normal recurring adjustments considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2019 are not necessarily indicative of the results that may be expected for the year ending December 31, 2019. For further information refer to the financial statements and footnotes thereto included in the Company’s Form 10-K for the year ended December 31, 2018.

Going Concern

The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business.  The accompanying unaudited condensed consolidated financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company’s revenue is not yet sufficient to cover its operating expenditures and the Company has negative cash flows from operations, which raise substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, raising additional capital and increasing sales. Management believes the existing shareholders, prospective new investors, current and future sales will provide the additional cash needed to meet the Company’s obligations as they become due, and will allow the development of its core business operations. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain restrictions on our operations, in the case of debt financing, or cause substantial dilution for our stockholders, in case of equity financing.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the unaudited condensed consolidated financial statements.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of OriginClear, Inc. and its wholly owned operating subsidiaries, Progressive Water Treatment, Inc., and OriginClear Technology Limited. All material intercompany transactions have been eliminated upon consolidation of these entities.

Loss per Share Calculations

Basic loss per share calculations are computed by dividing income (loss) available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include securities or other contracts to issue common stock that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

Nine months ended September 30, 2019

The Company has excluded 122,044 shares of common stock issuable pursuant to outstanding warrants, shares of common stock issuable pursuant to outstanding convertible debt of $3,638,893, and shares issuable upon conversion of convertible preferred stock for the three and nine months ended September 30, 2019, because their impact on the loss per share is anti-dilutive.

Nine Months Ended September 30, 2018

The Company has excluded 1,80582, stock options, 130,575 warrants, convertible debt of $3,494,546 and shares issuable upon conversion of convertible preferred stock for the nine months ended September 30, 2018, because their impact on the loss per share is anti-dilutive. The Company did include convertible debt of $549,308 in its diluted earnings per share, because their impact on the earnings per share is dilutive.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include estimates used to review the Company’s impairments and estimations of long-lived assets, revenue recognition on percentage of completion type contracts, allowances for uncollectible accounts, warranty reserves, inventory valuation, debt beneficial conversion features, fair value investments, valuations of non-cash capital stock issuances and the valuation allowance on deferred tax assets. The Company bases its estimates on historical experience and on various other assumptions the Company believes to be reasonable in the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-UNAUDITED

SEPTEMBER 30, 2019

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICES (Continued)

Stock-Based Compensation

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for stock option and warrant grants issued and vesting to employees based on the authoritative guidance provided by the Financial Accounting Standards Board whereas the value of the award is measured on the date of grant and recognized over the vesting period. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance of the Financial Accounting Standards Board whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete. Non-employee stock-based compensation charges generally are amortized over the vesting period on a straight-line basis. In certain circumstances where there are no future performance requirements by the non-employee, option grants are immediately vested and the total stock-based compensation charge is recorded in the period of the measurement date.

Revenue Recognition

We recognize revenue when services are performed, and at the time of shipment of products, provided that evidence of an arrangement exists, title and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured.

Revenues and related costs on construction contracts are recognized as the performance obligations for work are satisfied over time in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. Under ASC 606, revenue and associated profit, will be recognized as the customer obtains control of the goods and services promised in the contract (i.e., performance obligations). All un-allocable indirect costs and corporate general and administrative costs are charged to the periods as incurred. However, in the event a loss on a contract is foreseen, the Company will recognize the loss as it is determined.

Revisions in cost and profit estimates during the course of the contract are reflected in the accounting period in which the facts for the revisions become known. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements, may result in revisions to costs and income, which are recognized in the period the revisions are determined.

Contract receivables are recorded on contracts for amounts currently due based upon progress billings, as well as retention, which are collectible upon completion of the contracts. Accounts payable to material suppliers and subcontractors are recorded for amounts currently due based upon work completed or materials received, as are retention due subcontractors, which are payable upon completion of the contract. General and administrative expenses are charged to operations as incurred and are not allocated to contract costs.

Contract Receivable

The Company bills its customers in accordance with contractual agreements. The agreements generally require billing to be on a progressive basis as work is completed. Credit is extended based on evaluation of clients’ financial condition and collateral is not required. The Company maintains an allowance for doubtful accounts for estimated losses that may arise if any customer is unable to make required payments. Management performs a quantitative and qualitative review of the receivables past due from customers on a monthly basis. The Company records an allowance against uncollectible items for each customer after all reasonable means of collection have been exhausted, and the potential for recovery is considered remote. The allowance for doubtful accounts were $0 as of September 30, 2019 and $6,996 as of December 31, 2018. The net contract receivable balance was $454,521 and $309,223 at September 30, 2019 and December 31, 2018, respectively.

Fair Value of Financial Instruments

Fair Value of Financial Instruments, requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. As of September 30, 2019, the balances reported for cash, contract receivables, contract assets, prepaid expenses, accounts payable, contract liabilities, and accrued expenses, and derivative instruments approximate the fair value because of their short maturities.

We adopted ASC Topic 820 for financial instruments measured as fair value on a recurring basis. ASC Topic 820 defines fair value, established a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 established a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-UNAUDITED

SEPTEMBER 30, 2019

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICES (Continued)

Fair Value of Financial Instruments (Continued)

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The following table presents certain investments and liabilities of the Company’s financial assets and liabilities measured and recorded at fair value on the Company’s balance sheets on a recurring basis and their level within the fair value hierarchy as of September 30, 2019.

	Total	(Level 1)	(Level 2)	(Level 3)

Investment at fair value-securities	$14,000	$14,000	$-	$-

Total Assets measured at fair value	$14,000	$14,000	$-	$-

	Total	(Level 1)	(Level 2)	(Level 3)

Derivative Liability	$13,615,889	$-	$-	$13,615,889

Total liabilities measured at fair value	$13,615,889	$-	$-	$13,615,889

The following is a reconciliation of the derivative liability for which level 3 inputs were used in determining the approximate fair value:

Balance as of January 1, 2019	$9,360,204
Fair Value of derivative liabilities issued	-
Loss on net change in derivative liability	4,255,685
Balance as of September 30, 2019	$13,615,889

Segment Reporting

The Company’s business currently operates in one segment based upon the Company’s organizational structure and the way in which the operations are managed and evaluated.

Marketable Securities

The Company adopted ASU 2016-01, “Financial Instruments – Recognition and Measurement of Financial Assets and Financial Liabilities.” ASU 2016-01 requires investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. It requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purpose, and separate presentation of financial assets and financial liabilities by measurement category and form of financial asset. It eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. The Company has evaluated the potential impact this standard may have on the condensed consolidated financial statements and determined that it had a significant impact on the condensed consolidated financial statements. The Company accounts for its investment in Water Technologies International, Inc. as available-for-sale securities, and the unrealized gain on the available-for-sale securities is recognized in net income.

Licensing agreement

The Company analyzed the licensing agreement using ASU 606 to determine the timing of revenue recognition. The licensing of the intellectual property (IP) is distinct from the non-license goods or services and has significant standalone functionality that provides a benefit or value. The functionality will not change during the license period due to the licensor’s activities. Because the significant standalone functionality is delivered immediately, the revenue is generally recognized when the license is delivered.

Recently Issued Accounting Pronouncements

In February 2016, the FASB established ASC Topic 842, Leases (Topic 842), by issuing ASU No. 2016-02, which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements. The new standard establishes a right-of-use (ROU) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of operations. The Company adopted the new standard on January 1, 2019.

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-UNAUDITED

SEPTEMBER 30, 2019

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICES (Continued)

Recently Issued Accounting Pronouncements (Continued)

The new standard provides a number of optional practical expedients in transition. The Company has elected the ‘package of practical expedients’, which permit it not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs. The Company did not elect the use-of-hindsight or the practical expedient pertaining to land easements; the latter is not applicable to the Company.

The new standard did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

In August 2017, FASB issued accounting standards update ASU-2017-12, “D” (Topic 815) – “Targeted Improvements to Accounting for Hedging Activities”, to require an entity to present the earnings effect of the hedging instrument in the same statement line item in which the earnings effect of the hedged item is reported. The amendments in this update are effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods with the fiscal years beginning after December 15, 2020. Early adoption is permitted in any interim period after issuance of the update. The Company has evaluated the impact of the adoption of ASU 2017-12 on the Company’s unaudited condensed consolidated financial statements, which had no material impact.

In June 2018, FASB issued accounting standards update ASU 2018-07, (Topic 505) – “Shared-Based Payment Arrangements with Nonemployees”, which simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under the ASU, most of the guidance on such payments to nonemployees will be aligned with the requirements for share-based payments granted to employees. Under the ASU 2018-07, the measurement of equity-classified nonemployee share-based payments will be fixed on the grant date, as defined in ASC 718, and will use the term nonemployee vesting period, rather than requisite service period. The amendments in this update are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted if financial statements have not yet been issued. The Company adopted ASU 2018-07 on the January 1, 2019. The adoption of the new standard did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

Management reviewed currently issued pronouncements and does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying unaudited condensed consolidated financial statements.

Reclassification of Expenses

During the nine months ended September 30, 2019, certain expenses were reclassified in the financial statements, which had no material effect.

3.

CAPITAL STOCK

Preferred Stock

On April 13, 2018, the Company filed a certificate of amendment to its articles of incorporation to increase its authorized shares of preferred stock, par value $0.0001 per share to 550,000,000 shares from 750,000 shares.

Series C

On March 14, 2017, the Board of Directors authorized the issuance of 1,000 shares of Series C preferred stock to T. Riggs Eckelberry in exchange for his continued employment with the Company. The purchase price of the Series C preferred stock was $0.0001 per share representing a total purchase price of $0.10 for 1,000 shares.

Series D

On April 13, 2018, the Company filed a Certificate of Designation of Series D preferred stock (the “Series D preferred stock”) with the Secretary of State of Nevada, designating 400,000,000 shares of its authorized preferred stock as 0% Series D preferred stock, with a par value of $0.0001 per share. The shares of Series D preferred stock did not have a dividend rate or liquidation preference and did not carry any voting rights. As of August 14, 2018, the Series D preferred stock were cancelled, and exchanged for Series E preferred shares.

Series D-1

On April 13, 2018, the Company filed a Certificate of Designation for its Series D-1 Convertible preferred stock (the “Series D-1 preferred stock”) with the Secretary of State of Nevada designating 50,000,000 shares of its authorized preferred stock as Series D-1 preferred stock, with a par value of $0.0001 per share. The shares of Series D-1 preferred stock do not have a dividend rate or liquidation preference. Each share of Series D-1 preferred stock is convertible into 0.0005 share of common stock, adjusted for any stock splits with respect to the shares. The shares of Series D-1 preferred stock do not carry any voting rights. At no time may all or a portion of the Series D-1 preferred stock be converted if the number of shares of common stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of common stock owned by the holder at such time, the number of shares of common stock that would result in the holder beneficially owning more than 4.99% of all of the common stock outstanding at such time, which amount may be increased to 9.99% at the holder’s discretion upon 61 days written notice. The Company issued an aggregate of 38,500,000 Series D-1 preferred shares for services. As of September 30, 2019, there were 38,500,000 Series D-1 preferred shares issued and outstanding.

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-UNAUDITED

SEPTEMBER 30, 2019

3.	CAPITAL STOCK (Continued)

Preferred Stock (Continued)

Series E

On August 14, 2018, the Company filed a Certificate of Designation for its 0% Series E Convertible preferred stock (the “Series E preferred stock”) with the Secretary of State of Nevada designating 4,000,000 shares of its authorized preferred stock as Series E preferred stock. The shares of Series E preferred stock have a par value of $0.0001 per share. The shares of Series E preferred stock do not have a dividend rate or liquidation preference. Each share of Series E preferred stock is convertible into a number of shares of common stock equal to the greater of (A) 0.05 shares of common stock and (B) the number of shares of common stock the holder would have received pursuant to such holder’s respective subscription agreement if the preferred shares were priced based on the average closing sale price of the common stock during the three trading days prior to the date the holder requests a conversion, provided the lowest price for which an adjustment will be made is 50% of the purchase price paid by any purchase of the Series E preferred stock, adjusted for any stock splits with respect to the shares. The shares of Series E preferred stock do not carry any voting rights. At no time may all or a portion of the Series E preferred stock be converted if the number of shares of common stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of common stock owned by the holder at such time, the number of shares of common stock that would result in the holder beneficially owning more than 4.99% of all of the common stock outstanding at such time, which amount may be increased to 9.99% at the holders discretion upon 61 days written notice. As of September 30, 2019, there were 2,139,649 shares of Series E preferred stock issued and outstanding. In connection with the issuance of the Series E preferred stock, the Company also issued one hundred warrants to purchase shares of common stock for each share of Series E preferred stock.

Series F

On August 14, 2018, the Company filed a Certificate of Designation for its Series F Convertible preferred stock (the “Series F preferred stock”) with the Secretary of State of Nevada designating 6,000 shares of Series F Preferred Stock. The shares of Series F preferred stock have a par value of $0.0001 per share. The shares of Series F preferred stock have a liquidation preference of stated value per share of $1,000 per share plus any accrued but unpaid dividends thereon before any distribution or payment may be made to the holders of any common stock or any other series of capital stock then-existing or thereinafter created. The stated value of Series F preferred stock is $1,000 per share and holders of Series F preferred stock are entitled to cumulative dividends at the annual rate of 8% of the stated value, payable quarterly. The shares of Series F preferred stock do not carry any voting rights. The Company may, in its sole discretion, at any time while the Series F preferred stock is outstanding, redeem all or any portion of the outstanding Series preferred stock at a price equal to the stated value, plus any accrued but unpaid dividends. The Company may exercise such redemption right by providing a minimum of 5 days written notice of such redemption to the Holders. In the event the Company exercises such redemption right for less than all of the then-outstanding shares of Series F preferred stock, the Company shall redeem the outstanding shares of the Holders of a pro-rata basis. The Series F is mandatorily redeemable on September 1, 2020. The Series F Preferred Stock is not convertible into common stock. As of September 30, 2019, the Company accrued dividends in the amount of $33,560. As of September 30, 2019, there were 1,678 shares of Series F preferred stock issued and outstanding.

Series G

On January 16, 2019, the Company filed a Series G Certificate of Designation with the Nevada Secretary of State (the “Series G Designation”). Pursuant to the Series G Certificate of Designation, the Company may issue up to 6,000 shares of Series G preferred stock, each share having a stated value of $1,000 per share and holders of Series G preferred stock are entitled to cumulative dividends at the annual rate of 8% of the stated value, payable quarterly. Pursuant to certain subscription agreements entered into with purchasers of the Series G preferred stock, each purchaser shall receive shares of the Company’s common stock equal to an amount of, for each share of Series G preferred stock purchased, five hundred dollars ($500) divided by the closing price on the date the Company receives the executed subscription documents and purchase price from such investor. Between January 16, 2019 and March 20, 2019, the Company entered into subscription agreements with certain accredited investors pursuant to which the Company sold an aggregate of 530 shares of the Company’s Series G preferred stock for an aggregate purchase price of $530,000. As of September 30, 2019, the Company issued an aggregate of 82,799 shares of its common stock to certain holders of its Series G preferred stock. As of September 30, 2019, the Company accrued dividends in the amount of $10,600.

Series I / J

On April 3, 2019, the Company filed a Series I Certificate of Designation (the “Series I COD”) for its Series I Preferred Stock (the “Series I”) and a Series J Certificate of designation (the “Series J COD”) for its Series J Preferred Stock (the “Series J”) with the Nevada Secretary of State. Pursuant to the Series I COD, the Company designated 4,000 shares of preferred stock as Series I. The Series I has a stated value of $1,000 per share. Series I holders are entitled to cumulative dividends at the annual rate of 8% of the stated value, payable quarterly within 60 days from the end of each fiscal quarter. The Series I will not be entitled to any voting rights except as may be required by applicable law, and will not be convertible into common stock. The Company will have the right to redeem the Series I at any time while the Series I are outstanding at a price equal to the stated value plus any accrued but unpaid dividends. The Company will be required to redeem the Series I two years following the date that is the later of the (i) final closing of the tranche (as designated in the applicable subscription agreement) or (ii) the expiration date of the tranche that such shares to be redeemed were a part of. Pursuant to the Series J COD, the Company designated 100,000 shares of preferred stock as Series J. The Series J has a stated value of $1,000 per share and holders will be entitled to receive dividends on an as-converted basis with the Company’s common stock. The Series J preferred stock is convertible into shares of the Company’s common stock, on the terms and conditions set forth in the Series J COD, which includes certain Make-Good Shares for certain holders of the Company’s previously disclosed Series F preferred stock and Series G preferred stock. As of September 30, 2019, the Company issued an aggregate of 797.4 shares of its Series I preferred stock and 398.7 shares of its Series J preferred stock. As of September 30, 2019, the Company accrued dividends in the amount of $15,948.

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-UNAUDITED

SEPTEMBER 30, 2019

3.	CAPITAL STOCK (Continued)

Preferred Stock (Continued)

Series K / L

On June 3, 2019, the Company executed a Series K Certificate of Designation (the “Series K COD”) for its Series K Preferred Stock (the “Series K”) and a Series L Certificate of designation (the “Series L COD”) for its Series L Preferred Stock (the “Series L”). Pursuant to the Series K COD, the Company designated 4,000 shares of preferred stock as Series K. The Series K has a stated value of $1,000 per share. Series K holders are entitled to cumulative dividends at the annual rate of 8% of the stated value, payable quarterly within 60 days from the end of each fiscal quarter. The Series K will not be entitled to any voting rights except as may be required by applicable law, and will not be convertible into common stock. The Company will have the right to redeem the Series K at any time while the Series K are outstanding at a price equal to the stated value plus any accrued but unpaid dividends. The Company will be required to redeem the Series K two years following the date that is the later of the (i) final closing of the tranche (as designated in the applicable subscription agreement) or (ii) the expiration date of the tranche that such shares to be redeemed were a part of. Pursuant to the Series L COD, the Company designated 100,000 shares of preferred stock as Series L. The Series L has a stated value of $1,000 per share and holders will be entitled to receive dividends on an as-converted basis with the Company’s common stock. The Series L preferred stock is convertible into validly-issued, fully paid and non-assessable shares of the Company’s common stock, on the terms and conditions set forth in the Series L COD, which includes certain Make-Good Shares for certain holders of the Company’s previously disclosed investment rounds. As of September 30, 2019, the Company issued an aggregate of 1,265.15 shares of its Series K preferred stock and 632.58 shares of its Series L preferred stock. As of September 30, 2019, the Company accrued dividends in the amount of $14,519.

Common Stock

On April 23, 2019, the Company filed a Certificate of Amendment to its Articles of Incorporation, with the Secretary of State of the State of Nevada to effectuate an increase to the number of authorized shares of common stock of the Company from 8,000,000,000 to 16,000,000,000.

Effective October 25, 2019, the Company filed a certificate of amendment to its articles of incorporation, with the State of Nevada effectuating a reverse split of the Company’s common stock at a ratio of 1 for 2,000. The Company added 522 shares to outstanding common stock for the adjustment of the reverse split.

Nine months ended September 30, 2019

The Company issued 1,396,552 shares of common stock upon conversion of convertible promissory notes in an aggregate principal amount of $460,135, and a default settlement of $77,924, plus interest in the amount of $100,557, with an aggregate fair value loss on conversion of debt in the amount of $254,585, based upon conversion prices of $0.40 to $3.60.

The Company issued 744,333 shares of common stock for services at fair value of $623,141 at prices ranging from $0.40 to $0.60 per share.

The Company issued 82,799 shares of common stock in conjunction with the issuance of Series G preferred stock, through a private placement at par value.

Nine months ended September 30, 2018

The Company issued 6,597 shares of common stock upon conversion of convertible promissory notes in an aggregate principal in the amount of $88,000, plus interest in the amount of $30,743, with an aggregate fair value loss on conversion of debt in the amount of $263,790, based upon conversion prices of $38.00 to $65.80.

The Company issued 13,226 shares of common stock for services at fair value of $752,914.

4.	CONVERTIBLE PROMISSORY NOTES

As of September 30, 2019, the outstanding convertible promissory notes are summarized as follows:

Convertible Promissory Notes	$3,638,893
Less current portion	2,911,944
Total long-term liabilities	$726,949

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-UNAUDITED

SEPTEMBER 30, 2019

4.	CONVERTIBLE PROMISSORY NOTES (Continued)

Maturities of long-term debt for the next five years are as follows:

Period Ending
September 30, 2019	Amount
2020	2,911,944
2021	125,000
2022	-
2023	73,128
2024	528,821
$3,638,893

The remaining balance of convertible promissory notes as of September 30, 2019 was $3,638,893.

On various dates, the Company issued unsecured convertible promissory notes (the “Notes”), that matured during the period and were extended sixty (60) days from the effective date of each Note. The Notes bear interest at 10% per annum. The Notes may be converted into shares of the Company’s common stock at conversion prices ranging from the lesser of $4,200 to $9,800 (subject to adjustment for stock splits, dividends, combinations and other similar transactions) or 50% of the lowest trade price on any trade day following issuance of the Notes.  In addition, for as long as the Notes or other convertible notes in effect between the purchaser and the Company are outstanding, if the Company issues any security with terms more favorable than the terms of the Notes or such other convertible notes or a term was not similarly provided to the purchaser of the Notes or such other convertible notes, then such more favorable or additional term shall, at the purchaser’s option, become part of the Notes and such other convertible notes. The conversion feature of the Notes was considered a derivative in accordance with current accounting guidelines because of the reset conversion features of the Notes. During the nine months ended September 30, 2019, the Company issued 584,184 shares of common stock, upon conversion of $165,300 in principal, plus accrued interest of $74,284, with a fair value loss on settlement of $407,649. As of September 30, 2019, the Notes had an aggregate remaining balance of $1,114,000.

As of December 31, 2018, the unsecured convertible promissory notes (the “OID Notes”) had an aggregate remaining principal balance of $143,228. The OID Notes included an original issue discount and one time interest, which has been fully amortized. The OID Notes matured on June 30, 2018, and were extended through June 30, 2023. The OID Notes were convertible into shares of the Company’s common stock at a conversion price initially of $30,620. After the amendment, the conversion price changed to the lesser of $5,600 per share, or b) fifty percent (50%) of the lowest trade price of common stock recorded since the original effective date of this note, or c) the lowest effective price per share granted to any person or entity after the effective date.  The conversion feature of the notes was considered a derivative in accordance with current accounting guidelines, because of the reset conversion features of the notes. During the nine months ended September 30, 2019, the Company issued 70,111 shares of common stock upon conversion of $70,100 in principal, with a fair value loss on conversion of debt in the amount of $126,144. As of September 30, 2019, the remaining balance on the note was $73,128.

The Company issued various, unsecured convertible promissory notes (the “2015-2016 Notes”), on various dates ending on May 19, 2016. The 2015-2016 Notes matured and were extended from the date of each tranche through maturity dates ending on May 19, 2020. The 2015-2016 Notes bear interest at 10% per annum. The 2015-2016 Notes may be converted into shares of the Company’s common stock at conversion prices ranging from the lesser of $1,400.00 to $5,600 (subject to adjustment for stock splits, dividends, combinations and other similar transactions) or 50% of the lowest trade price on any trade day following issuance of the 2015-2016 Notes.  The conversion feature of the 2015-2016 Notes was considered a derivative in accordance with current accounting guidelines because of the reset conversion features of the 2015-2016 Notes. The remaining balance of the 2015-2016 Notes as of September 30, 2019, was $1,325,000.

The Company issued a convertible note (the “Dec 2015 Note”) in exchange for an accounts payable in the amount of $432,048, which could be converted into shares of the Company’s common stock after December 31, 2015. The Dec 2015 Note was accounted for under ASC 470, whereby, a beneficial conversion feature was recorded at time of issuance. The Dec 2015 Note did not meet the criteria of a derivative, and was accounted for as a beneficial conversion feature, which was amortized over the life of the Dec 2015 Note and recognized as interest expense in the financial statements. On January 1, 2016, the Dec 2015 Note met the criteria of a derivative and was accounted for under ASC 815. The Dec 2015 Note has zero stated interest rate, and the conversion price shall be equal to 75% of the average three lowest last sale prices traded during the 25 trading days immediately prior to conversion. As of September 30, 2019, the remaining balance on the Dec 2015 Note was $167,048.

The Company issued a convertible note (the “Sep 2016 Note”) in exchange for an accounts payable in the amount of $430,896, which could be converted into shares of the Company’s common stock after September 15, 2016. The Sep 2016 Note was accounted for under ASC 470, whereby, a beneficial conversion feature was recorded at time of issuance. On September 15, 2016, the Sep 2016 Note met the criteria of a derivative and was accounted for under ASC 815. The Sep 2016 Note has zero stated interest rate, and the conversion price shall be equal to 75% of the average three lowest last sale prices traded during the 25 trading days immediately prior to conversion. The Sep 2016 Note did not meet the criteria of a derivative at the time it was entered into, and was accounted for as a beneficial conversion feature, which was amortized over the life of the Sep 2016 Note and recognized as interest expense in the financial statements. The conversion feature of the Sep 2016 Note was considered a derivative in accordance with current accounting guidelines because of the reset conversion feature of the Sep 2016 Note. As of September 30, 2019, the remaining balance on the Sep 2016 Note was $430,896.

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-UNAUDITED

SEPTEMBER 30, 2019

4.	CONVERTIBLE PROMISSORY NOTES (Continued)

The Company issued various unsecured convertible promissory notes (the “Jan-Aug 2018 Notes”), in the aggregate amount of $293,000 on various dates from January 24, 2018 thru August 28, 2018. The Jan-Aug 2018 Notes matures on dates from January 24, 2018 thru August 28, 2019. The Jan-Aug 2018 Notes bear interest at 10% per annum. The Jan-Aug 2018 Notes may be converted into shares of the Company’s common stock at a variable conversion price of 61% of the lowest one (1) trading day during the ten (10) trading days prior to conversion. The conversion feature of the Jan-Aug 2018 Notes was considered a derivative in accordance with current accounting guidelines because of the reset conversion features of the Jan-Aug 2018 Notes. During the nine months ended September 30, 2019, the Company issued 74,014 shares of common stock, upon conversion of principal in the amount of $81,000, plus accrued interest of $5,903, and a loss on settlement of $40,500, with a fair value loss on conversion of debt in the amount of $99,667. The Company recorded amortization of debt discount, which was recognized as interest expense in the amount of $42,260 during the nine months ended September 30, 2019. As of September 30, 2019, the Jan-Aug 2018 Notes were fully converted.

The Company issued two (2) unsecured convertible promissory notes (the “Feb 2018 Notes”), in the aggregate principal amount of $157,500 (each in the amount of $78,750) on February 23, 2018. The Feb 2018 Notes had a maturity date of February 23, 2019, and bear interest at 10% per annum. The first of the two Feb 2018 Notes shall be paid for by the Buyer. The second of the two Feb 2018 Notes shall initially be paid for by the issuance of an offsetting $78,750 secured note issued to the Company by the Buyer. The first of the two notes was funded with cash and the Company must agree to the funding of the second of the two Feb 2018 Notes, before it can be funded with cash. The second of the two Feb 2018 Notes is secured by assets of the Buyer having a fair market value of at least $78,750. The second of the Feb 2018 Notes was issued on August 23, 2018 in the amount of $78,750. The second of the Feb 2018 Notes may be converted into shares of the Company’s common stock at a conversion price of $0.03 or 50% discount of the lowest trading price during the twenty (20) trading days prior to conversion. The conversion feature of the Feb 2018 Notes was considered a derivative in accordance with current accounting guidelines because of the reset conversion features of the Feb 2018 Notes. During the period ended June 30, 2019, the Company entered into a settlement agreement with the investor in the amount of $20,275 (50% of the outstanding balance of $40,550), based on the outstanding balance due and payable under the Notes. During the nine months ended September 30, 2019, the Company issued 76,665 shares of common stock, upon conversion of principal in the amount of $40,550, plus accrued interest of $5,205, and a settlement loss of $20,275, with a fair value loss on conversion of debt of $152,056. The Company recorded amortization of debt discount, which was recognized as interest expense in the amount of $50,702 during the nine months ended September 30, 2019. As of September 30, 2019, the Note was fully converted.

The Company issued two (2) unsecured convertible promissory notes (the “Apr & May 2018 Notes”), in the aggregate amount of $300,000 on April 2, 2018 and May 31, 2018. The Apr & May 2018 Notes mature on April 2, 2019 and May 31, 2019, respectively. The Apr & May 2018 Notes bear interest at 10% per annum. The Apr & May 2018 Notes may be converted into shares of the Company’s common stock at a variable conversion price of 50% of the lesser of the lowest trading price twenty five (25) trading days prior to conversion. The conversion feature of the Apr & May 2018 Notes was considered a derivative in accordance with current accounting guidelines because of the reset conversion features of the Notes. During the nine months ended September 30, 2019, the Company issued 12,500 shares of common stock upon conversion of principal in the amount of $6,523, plus accrued interest of $4,727, with a fair value loss on conversion of $16,250. On March 13, 2019, the Company entered into a settlement agreement with the investor in the amount of $570,000, based on the outstanding balance due and payable under the Apr & May 2018 Notes. The Company set up a reserve of 2,630,769 shares of common stock of the Company for issuance upon conversion by the investor of the amounts owed under the Notes, in accordance with the terms of the Notes, including, but no limited to the beneficial ownership limitations contained in the Notes. In addition to the foregoing, upon the sale by the investor of the settlement shares as delivered to the investor by the Company, resulting in total net proceeds less than the settlement value, the investor is entitled to additional settlement shares of the Company’s common stock. If after the investor has sold all settlement shares, the investor delivers a written notice to the Company certifying that the investor is entitled to additional settlement shares of the Company’s common stock (the “Make-Whole Shares”). The number of make-whole shares being equal to the greater of ((i) zero and (ii) the quotient of (1) the difference of (x) the settlement value with respect to each sale of shares by the Investor after the delivery of the Settlement Shares, minus (y) the aggregate net consideration received by the Investor from the resale of all shares of common stock issued by the Company, divided by (2) the average trailing closing price for ten (10) trading days for the shares immediately preceding the date of delivery of the make-whole shares. During the nine months ended September 30,2019, the Company issued 281,788 shares of common stock upon conversion of principal in the amount of $28,185, plus accrued interest of $10,727, with a fair value loss on conversion of debt in the amount of $130,131. The Company recorded amortization of debt discount, which was recognized as interest expense in the amount of $51,605 during the nine months ended September 30, 2019. As of September 30, 2019, the remaining balance on the Apr & May 2018 Notes were $528,821.

The Company issued an unsecured convertible promissory notes (the “Nov 2018 Note”), in the sum amount of $75,000 on November 30, 2018. The Nov 2018 Note matures on November 30, 2019. The Nov 2018 Note bears interest at 10% per annum. The Nov 2018 Note may be converted into shares of the Company’s common stock at a fixed conversion price of $0.05 per share or 50% of the average three (3) lowest trading prices twenty (20) trading days prior to conversion. The conversion feature of the Nov 2018 Note was considered a derivative in accordance with current accounting guidelines because of the reset conversion features of the Notes. During the nine months ended September 30, 2019, the Company issued 363,229 shares of common stock upon conversion of principal in the amount of $75,000, plus accrued of $4,439, and a settlement loss of $17,150, with a fair value loss on conversion of debt in the amount of $138,078. The Company recorded amortization of debt discount, which was recognized as interest expense in the amount of $1,438 during the nine months ended September 30, 2019. The Nov 2018 Note was fully converted as of September 30, 2019.

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-UNAUDITED

SEPTEMBER 30, 2019

4.	CONVERTIBLE PROMISSORY NOTES (Continued)

We evaluated the financing transactions in accordance with ASC Topic 815, Derivatives and Hedging, and determined that the conversion feature of the convertible promissory notes was not afforded the exemption for conventional convertible instruments due to its variable conversion rate. The note has no explicit limit on the number of shares issuable so they did not meet the conditions set forth in current accounting standards for equity classification. The Company elected to recognize the note under paragraph 815-15-25-4, whereby, there would be a separation into a host contract and derivative instrument. The Company elected to initially and subsequently measure the note in its entirety at fair value, with changes in fair value recognized in earnings. The Company recorded a derivative liability representing the imputed interest associated with the embedded derivative. The derivative liability is adjusted periodically according to the stock price fluctuations.

The derivative liability recognized in the financial statements as of September 30, 2019 was $13,615,889.

5.	DERIVATIVE LIABILITIES

We evaluated the financing transactions in accordance with ASC Topic 815, Derivatives and Hedging, and determined that the conversion feature of the convertible promissory note was not afforded the exemption for conventional convertible instruments due to its variable conversion rate. The note has no explicit limit on the number of shares issuable so they did not meet the conditions set forth in current accounting standards for equity classification. The Company elected to recognize the note under paragraph 815-15-25-4, whereby, there would be a separation into a host contract and derivative instrument. The Company elected to initially and subsequently measure the note in its entirety at fair value, with changes in fair value recognized in earnings. The Company recorded a derivative liability representing the imputed interest associated with the embedded derivative. The derivative liability is adjusted periodically per the stock price fluctuations.

The convertible notes issued and described in Note 4 do not have fixed settlement provisions because their conversion prices are not fixed. The conversion feature has been characterized as derivative liabilities to be re-measured at the end of every reporting period with the change in value reported in the statement of operations.

During the nine months ended September 30, 2019, the Company converted $460,135 in principal of convertible promissory notes, plus accrued interest of $100,557, and a default settlement loss in the amount of $77,924. As a result of the conversion of these notes and the change in fair value of the remaining notes, the Company recorded a loss on conversion of debt in the amount of $254,585 in the statement of operations for the nine months ended September 30, 2019. At September 30, 2019, the fair value of the derivative liability was $13,615,889.

For purpose of determining the fair market value of the derivative liability for the embedded conversion, the Company used the Binomial lattice valuation model. The significant assumptions used in the Binomial lattice valuation model for the derivative are as follows:

9/30/19
Risk free interest rate	1.55% - 1.99%
Stock volatility factor	129.0% - 355.0%
Weighted average expected option life	1 months - 5 years
Expected dividend yield	None

6.	RESTRICTED STOCK AND WARRANTS

Restricted Stock to CEO

On May 12, 2016, the Company entered into a Restricted Stock Grant Agreement (the “RSGA”) with its Chief Executive Officer, Riggs Eckelberry, to create management incentives to improve the economic performance of the Company and to increase its value and stock price. All shares issuable under the RSGA are performance based shares and none have yet vested nor have any been issued. The RSGA provides for the issuance of up to 857 shares of the Company’s common stock provided certain milestones are met in certain stages; a) If the Company’s consolidated gross revenue, calculated in accordance with generally accepted accounting principles, consistently applied, equals or exceeds $15,000,000 for the trailing twelve month period as reported in the Company’s quarterly or annual financial statements, the Company will issue up to 429 shares of its common stock; b) If the Company’s consolidated operating profit (Operating Profit = Operating Revenue - Cost of Goods Sold - Operating Expenses - Depreciation & Amortization), calculated in accordance with generally accepted accounting principles, equals or exceeds $1,500,000 for the trailing twelve month period as reported as reported in the Company’s SEC Reports, the Company will issue up to 429 shares of its common stock. The Company has not recognized any costs associated with the milestones, due to not being able to estimate the probability of it being achieved. As the performance goals are achieved, the shares shall become eligible for vesting and issuance.

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-UNAUDITED

SEPTEMBER 30, 2019

6.	RESTRICTED STOCK AND WARRANTS (Continued)

On August 10, 2016, the Company entered into a Restricted Stock Grant Agreement (the “August RSGA”) with its Chief Executive Officer, Riggs Eckelberry, to create management incentives to improve the economic performance of the Company and to increase its value and stock price. All shares issuable under the August RSGA are performance based shares and none have yet vested nor have any been issued. The August RSGA provides for the issuance of up to 857 shares of the Company’s common stock to the CEO provided certain milestones are met in certain stages; a) If the Company’s consolidated gross revenue, calculated in accordance with generally accepted accounting principles, consistently applied, equals or exceeds $15,000,000 for the trailing twelve month period, the Company will issue up to 429 shares of its common stock; b) If the Company’s consolidated operating profit (Operating Profit = Operating Revenue - Cost of Goods Sold - Operating Expenses - Depreciation & Amortization), calculated in accordance with generally accepted accounting principles, equals or exceeds $1,500,000 for the trailing twelve month period as reported as reported in the Company’s SEC Reports, the Company will issue up to 429 shares of its common stock. The Company has not recognized any costs associated with the milestones, due to not being able to estimate the probability of it being achieved. As the performance goals are achieved, the shares shall become eligible for vesting and issuance.

On May 16, 2018, the Company entered into a Restricted Stock Grant Agreement (the “May RSGA”) with its Chief Executive Officer, Riggs Eckelberry, to create management incentives to improve the economic performance of the Company and to increase its value and stock price. All shares issuable under the May RSGA are performance based shares and none have yet vested nor have any been issued. The May RSGA provides for the issuance of up to 15,000 shares of the Company’s common stock to the CEO provided certain milestones are met in certain stages; a) If the Company’s consolidated gross revenue, calculated in accordance with generally accepted accounting principles, consistently applied, equals or exceeds $15,000,000 for the trailing twelve month period, the Company will issue up to 7,500 shares of its common stock; b) If the Company’s consolidated operating profit (Operating Profit = Operating Revenue - Cost of Goods Sold - Operating Expenses - Depreciation & Amortization), calculated in accordance with generally accepted accounting principles, equals or exceeds $1,500,000 for the trailing twelve month period as reported as reported in the Company’s SEC Reports, the Company will issue up to 7,500 shares of its common stock. The Company has not recognized any costs associated with the milestones, due to not being able to estimate the probability of it being achieved. As the performance goals are achieved, the shares shall become eligible for vesting and issuance.

On September 28, 2018, the Company entered into a Restricted Stock Grant Agreement (the “September RSGA”) with its Chief Executive Officer, Riggs Eckelberry, to create management incentives to improve the economic performance of the Company and to increase its value and stock price. All shares issuable under the September RSGA are performance based shares and none have yet vested nor have any been issued. The September RSGA provides for the issuance of up to 15,000 shares of the Company’s common stock to the CEO provided certain milestones are met in certain stages; a) If the Company’s consolidated gross revenue, calculated in accordance with generally accepted accounting principles, consistently applied, equals or exceeds $15,000,000 for the trailing twelve month period, the Company will issue up to 7,500 shares of its common stock; b) If the Company’s consolidated operating profit (Operating Profit = Operating Revenue - Cost of Goods Sold - Operating Expenses - Depreciation & Amortization), calculated in accordance with generally accepted accounting principles, equals or exceeds $1,500,000 for the trailing twelve month period as reported as reported in the Company’s SEC Reports, the Company will issue up to 7,500 shares of its common stock. The Company has not recognized any costs associated with the milestones, due to not being able to estimate the probability of it being achieved. As the performance goals are achieved, the shares shall become eligible for vesting and issuance.

On April 19, 2019, the Company entered into Restricted Stock Grant Agreements (the “April RSGA”) with its Chief Executive Officer, Riggs Eckelberry to create management incentives to improve the economic performance of the Company and to increase its value and stock price. All shares issuable under the April RSGA are performance based shares and none have yet vested nor have any been issued. The April RSGA provide for the issuance of up to an aggregate of 15,000 shares of the Company’s common stock to the CEO provided certain milestones are met in certain stages; a) If the Company’s consolidated gross revenue, calculated in accordance with generally accepted accounting principles, consistently applied, equals or exceeds $15,000,000 for the trailing twelve month period, the Company will issue up to an aggregate of 7,500 shares of its common stock; b) If the Company’s consolidated operating profit (Operating Profit = Operating Revenue - Cost of Goods Sold - Operating Expenses - Depreciation & Amortization), calculated in accordance with generally accepted accounting principles, equals or exceeds $1,500,000 for the trailing twelve month period as reported as reported in the Company’s SEC reports, the Company will issue up to an aggregate of 7,500 shares of its common stock. The Company has not recognized any costs associated with the milestones, due to not being able to estimate the probability of it being achieved. As the performance goals are achieved, the shares shall become eligible for vesting and issuance.

 ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-UNAUDITED

SEPTEMBER 30, 2019

6.	RESTRICTED STOCK AND WARRANTS (Continued)

Restricted Stock to CEO (Continued)

On August 14, 2019, the Company entered into Restricted Stock Grant Agreements (the “Aug 2019 RSGA”) with its Chief Executive Officer, Riggs Eckelberry to create management incentives to improve the economic performance of the Company and to increase its value and stock price. All shares issuable under the Aug 2019 RSGA are performance based shares and none have yet vested nor have any been issued. The Aug 2019 RSGA provide for the issuance of up to an aggregate of 62,500 shares of the Company’s common stock to the CEO provided certain milestones are met in certain stages; a) If the Company’s consolidated gross revenue, calculated in accordance with generally accepted accounting principles, consistently applied, equals or exceeds $15,000,000 for the trailing twelve month period, the Company will issue up to an aggregate of 31,250 shares of its common stock; b) If the Company’s consolidated operating profit (Operating Profit = Operating Revenue - Cost of Goods Sold - Operating Expenses - Depreciation & Amortization), calculated in accordance with generally accepted accounting principles, equals or exceeds $1,500,000 for the trailing twelve month period as reported as reported in the Company’s SEC reports, the Company will issue up to an aggregate of 31,250 shares of its common stock. The Company has not recognized any costs associated with the milestones, due to not being able to estimate the probability of it being achieved. As the performance goals are achieved, the shares shall become eligible for vesting and issuance.

Restricted Stock to Employees and Consultants

On May 12, 2016, the Company entered into a Restricted Stock Grant Agreement (the “Employee RSGAs”) with two employees, to create management incentives to improve the economic performance of the Company and to increase its value and stock price. All shares issuable under the Employee RSGAs are performance based shares and none have yet vested nor have any been issued. The Employee RSGAs provide to each of the employees the issuance of up to 429 shares of the Company’s common stock to the employee provided certain milestones are met in certain stages; a) If the Company’s consolidated gross revenue, calculated in accordance with generally accepted accounting principles, consistently applied, equals or exceeds $15,000,000 for the trailing twelve month period as reported in the Company’s quarterly or annual financial statements, the Company will issue to each of the employees up to 214 shares of its common stock; b) If the Company’s consolidated operating profit (Operating Profit = Operating Revenue - Cost of Goods Sold - Operating Expenses - Depreciation & Amortization), calculated in accordance with generally accepted accounting principles, equals or exceeds $1,500,000 for the trailing twelve month period as reported as reported in the Company’s SEC Reports, the Company will issue to each of the employees up to 214 shares of its common stock. The Company has not recognized any costs associated with the milestones, due to not being able to estimate the probability of it being achieved. As the performance goals are achieved, the shares shall become eligible for vesting and issuance.

On August 10, 2016, the Company entered into a Restricted Stock Grant Agreement (the “Consultants RSGA”) with two consultants, to create management incentives to improve the economic performance of the Company and to increase its value and stock price. All shares issuable under the Consultants RSGA are performance based shares and none have yet vested nor have any been issued. The Consultants RSGA provides to each of the consultants the issuance of up to 143 shares of the Company’s common stock provided certain milestones are met in certain stages; a) If the Company’s consolidated gross revenue, calculated in accordance with generally accepted accounting principles, consistently applied, equals or exceeds $15,000,000 for the trailing twelve month period, the Company will issue to each of the consultants up to 71 shares of its common stock; b) If the Company’s consolidated operating profit (Operating Profit = Operating Revenue - Cost of Goods Sold - Operating Expenses - Depreciation & Amortization), calculated in accordance with generally accepted accounting principles, equals or exceeds $1,500,000 for the trailing twelve month period as reported as reported in the Company’s SEC Reports, the Company will issue to each of the consultants up to 71 shares of its common stock. The Company has not recognized any costs associated with the milestones, due to not being able to estimate the probability of it being achieved. As the performance goals are achieved, the shares shall become eligible for vesting and issuance.

On November 10, 2017, the Company entered into a Restricted Stock Grant Agreement (the “Nov Employee RSGA”) with an employee, to create management incentives to improve the economic performance of the Company and to increase its value and stock price. All shares issuable under the Nov Employee RSGA are performance based shares and none have yet vested nor have any been issued. The Nov Employee RSGA provides the issuance of up to 1,000 shares of the Company’s common stock provided certain milestones are met in certain stages; a) If the Company’s consolidated gross revenue, calculated in accordance with generally accepted accounting principles, consistently applied, equals or exceeds $15,000,000 for the trailing twelve month period, the Company will issue to the employee up to 500 shares of its common stock; b) If the Company’s consolidated operating profit (Operating Profit = Operating Revenue - Cost of Goods Sold - Operating Expenses - Depreciation & Amortization), calculated in accordance with generally accepted accounting principles, equals or exceeds $1,500,000 for the trailing twelve month period as reported as reported in the Company’s SEC Reports, the Company will issue to the employee up to 500 shares of its common stock. The Company has not recognized any costs associated with the milestones, due to not being able to estimate the probability of it being achieved. As the performance goals are achieved, the shares shall become eligible for vesting and issuance.

On May 16, 2018, the Company entered into a Restricted Stock Grant Agreement (the “Employee and Consultant RSGA”) with one employee and one consultant, to create management incentives to improve the economic performance of the Company and to increase its value and stock price. All shares issuable under the Employee and Consultant RSGA are performance based shares and none have yet vested nor have any been issued. The Employee and Consultant RSGA provides to the employee and consultant the issuance of an aggregate of 2,000 shares of the Company’s common stock provided certain milestones are met in certain stages; a) If the Company’s consolidated gross revenue, calculated in accordance with generally accepted accounting principles, consistently applied, equals or exceeds $15,000,000 for the trailing twelve month period, the Company will issue to the employee and consultant an aggregate of 1,000 shares in common stock; b) If the Company’s consolidated operating profit (Operating Profit = Operating Revenue - Cost of Goods Sold - Operating Expenses - Depreciation & Amortization), calculated in accordance with generally accepted accounting principles, equals or exceeds $1,500,000 for the trailing twelve month period as reported as reported in the Company’s SEC Reports, the Company will issue to the employee and consultant an aggregate of 1,000 shares of its common stock. The Company has not recognized any costs associated with the milestones, due to not being able to estimate the probability of it being achieved. As the performance goals are achieved, the shares shall become eligible for vesting and issuance.

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-UNAUDITED

SEPTEMBER 30, 2019

6.	RESTRICTED STOCK AND WARRANTS (Continued)

On August 9, 2018, the Company entered into a Restricted Stock Grant Agreement (the “Employee and Consultants RSGA”) with three consultants and one employee, to create management incentives to improve the economic performance of the Company and to increase its value and stock price. All shares issuable under the Employee and Consultants RSGA are performance based shares and none have yet vested nor have any been issued. The Employee and Consultants RSGA provides to the employee and consultants the issuance of an aggregate of 4,250 shares of the Company’s common stock provided certain milestones are met in certain stages; a) If the Company’s consolidated gross revenue, calculated in accordance with generally accepted accounting principles, consistently applied, equals or exceeds $15,000,000 for the trailing twelve month period, the Company will issue to the employee and consultants in various amounts an aggregate of 2,125 shares in common stock; b) If the Company’s consolidated operating profit (Operating Profit = Operating Revenue - Cost of Goods Sold - Operating Expenses - Depreciation & Amortization), calculated in accordance with generally accepted accounting principles, equals or exceeds $1,500,000 for the trailing twelve month period as reported as reported in the Company’s SEC Reports, the Company will issue to the employee and consultants in various amounts an aggregate of 2,125 shares of its common stock. The Company has not recognized any costs associated with the milestones, due to not being able to estimate the probability of it being achieved. As the performance goals are achieved, the shares shall become eligible for vesting and issuance.

On September 28, 2018, the Company entered into a Restricted Stock Grant Agreement (the “Sep 2018 Consultants RSGA”) with two consultants, to create management incentives to improve the economic performance of the Company and to increase its value and stock price. All shares issuable under the Sep 2018 Consultants RSGA are performance based shares and none have yet vested nor have any been issued. The Sep 2018 Consultants RSGA provides to the consultants the issuance of an aggregate of 13,500 shares of the Company’s common stock provided certain milestones are met in certain stages; a) If the Company’s consolidated gross revenue, calculated in accordance with generally accepted accounting principles, consistently applied, equals or exceeds $15,000,000 for the trailing twelve month period, the Company will issue to the consultants in various amounts an aggregate of 6,750 shares in common stock; b) If the Company’s consolidated operating profit (Operating Profit = Operating Revenue - Cost of Goods Sold - Operating Expenses - Depreciation & Amortization), calculated in accordance with generally accepted accounting principles, equals or exceeds $1,500,000 for the trailing twelve month period as reported as reported in the Company’s SEC Reports, the Company will issue to the consultants in various amounts an aggregate of 6,750 shares of its common stock. The Company has not recognized any costs associated with the milestones, due to not being able to estimate the probability of it being achieved. As the performance goals are achieved, the shares shall become eligible for vesting and issuance.

On April 19, 2019, the Company entered into a Restricted Stock Grant Agreement (the “Apr 2019 RSGAs”) with three board members and five consultants, to create management incentives to improve the economic performance of the Company and to increase its value and stock price. All shares issuable under the Apr 2019 RSGAs are performance based shares and none have yet vested nor have any been issued. The Apr 2019 RSGAs provide to the consultants and board members the issuance of an aggregate of 30,000 shares of the Company’s common stock provided certain milestones are met in certain stages; a) If the Company’s consolidated gross revenue, calculated in accordance with generally accepted accounting principles, consistently applied, equals or exceeds $15,000,000 for the trailing twelve month period, the Company will issue to the board members and consultants in various amounts an aggregate of 15,000 shares in common stock; b) If the Company’s consolidated operating profit (Operating Profit = Operating Revenue - Cost of Goods Sold - Operating Expenses - Depreciation & Amortization), calculated in accordance with generally accepted accounting principles, equals or exceeds $1,500,000 for the trailing twelve month period as reported as reported in the Company’s SEC Reports, the Company will issue to the board members and consultants in various amounts an aggregate of 15,000 shares of its common stock. The Company has not recognized any costs associated with the milestones, due to not being able to estimate the probability of it being achieved. As the performance goals are achieved, the shares shall become eligible for vesting and issuance.

On August 14, 2019, the Company entered into a Restricted Stock Grant Agreement (the “Aug 2019 RSGAs”) with three board members, five consultants, and all full time employees to create management incentives to improve the economic performance of the Company and to increase its value and stock price. All shares issuable under the Aug 2019 RSGAs are performance based shares and none have yet vested nor have any been issued. The Aug 2019 RSGAs provide to the employees, consultants and board members the issuance of an aggregate of 327,000 shares of the Company’s common stock provided certain milestones are met in certain stages; a) If the Company’s consolidated gross revenue, calculated in accordance with generally accepted accounting principles, consistently applied, equals or exceeds $15,000,000 for the trailing twelve month period, the Company will issue to the holders in various amounts an aggregate of 163,500 shares in common stock; b) If the Company’s consolidated operating profit (Operating Profit = Operating Revenue - Cost of Goods Sold - Operating Expenses - Depreciation & Amortization), calculated in accordance with generally accepted accounting principles, equals or exceeds $1,500,000 for the trailing twelve month period as reported as reported in the Company’s SEC Reports, the Company will issue to the holders in various amounts an aggregate of 163,500 shares of its common stock. The Company has not recognized any costs associated with the milestones, due to not being able to estimate the probability of it being achieved. As the performance goals are achieved, the shares shall become eligible for vesting and issuance.

On August 14, 2019, the Board of Directors approved an amendment to the Restricted Stock Grant Agreements (the “RSGAs”) to include an alternative vesting schedule for the Grantees. The Grantee can elect to participate in the alternate vesting schedule for grants received at least two years prior to the date requested. On the first day of each calendar month, an aggregate dollar amount of restricted stock equal to an aggregate of 5% of the total dollar amount of the Company’s common stock that traded during the prior calendar month, will vest, divided equally among all RSGAs that have duly elected to participate in the alternate vesting schedule, with value based on the fair market value under the respective RSGAs. Upon the occurrence of a Company performance goal, the right to participate in the alternate vesting schedule will terminate, and the vesting of the remaining unvested shares will be as set forth under the restricted stock award agreement.

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-UNAUDITED

SEPTEMBER 30, 2019

6.	RESTRICTED STOCK AND WARRANTS (Continued)

Warrants

The Company issued no warrants during the nine months ended September 30, 2019. A summary of the Company’s warrant activity and related information follows for the nine months ended September 30, 2019:

	September 30, 2019
		Weighted
	Number	average
	of	exercise
	Warrants	price
Outstanding -beginning of the period	125,456	$480.00
Granted	-	-
Exercised	-	-
Forfeited/Expired	(3,412)	$240.00
Outstanding - end of the period	122,044	$500.00

At September 30, 2019, the weighted average remaining contractual life of warrants outstanding:

			Weighted
			Average
			Remaining
Exercisable	Warrants	Warrants	Contractual
Prices	Outstanding	Exercisable	Life (years)
$500.00	122,044	122,044	2.12
	122,044	122,044

The warrants were adjusted for the reverse split at September 30, 2019, and the aggregate intrinsic value of the warrants outstanding was $0.

7.	REVENUE FROM CONTRACTS WITH CUSTOMERS

Equipment Contracts

Revenues and related costs on equipment contracts are recognized as the performance obligations for work are satisfied over time in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. Under ASC 606, revenue and associated profit, will be recognized as the customer obtains control of the goods and services promised in the contract (i.e., performance obligations). All un-allocable indirect costs and corporate general and administrative costs are charged to the periods as incurred. However, in the event a loss on a contract is foreseen, the Company will recognize the loss as it is determined.

The following table represents a disaggregation of revenue by type of good or service from contracts with customers for the nine months ended September 30, 2019 and 2018:

	Nine Months Ended
	September 30,
	2019	2018
Equipment Contracts	$1,830,217	$2,486,426
Component Sales	730,040	1,003,879
Services Sales	116,176	157,956
Licensing Fees	20,000	30,000
	$2,696,433	$3,678,261

Revenue recognition for other sales arrangements, such as sales for components, service and licensing fees will remain materially consistent.

Contract assets represents revenues recognized in excess of amounts billed on contracts in progress. Contract liabilities represents billings in excess of revenues recognized on contracts in progress. Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying balance sheets, as they will be liquidated in the normal course of the contract completion. The contract asset for the nine months ending September 30, 2019 was $13,289 and for the year ending December 31, 2018 was $111,001. The contract liability for the nine months ending September 30, 2019 was $318,151 and for the year ending December 31, 2018 was $112,894.

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-UNAUDITED

SEPTEMBER 30, 2019

8.

FINANCIAL ASSETS

Convertible Note Receivable

The Company purchased a 10% convertible note in the amount of $80,000, through a private placement with Water Technologies International, Inc (“WTII”). The Note is convertible into common stock of WTII at a price of 65% of the lowest trading price for the ten (10) trading days immediately prior to the conversion date. The conversion price shall not be lower than a price of $0.0001 per share. The Note bears a default clause, which increases the rate of interest to 20% automatic late fee on the unpaid balance, plus the monthly interest increases to 20%, if the accrued interest is not paid per the agreement every six months. As of September 30, 2019, the issuer defaulted on the convertible note, and was charged $20,980 in interest for the period. As of September 30, 2019, the note included principal of $80,000 plus accrued interest of $33,879.

Fair value investment in Securities

On May 15, 2018, the Company received 4,000 shares of WTII preferred stock for the use of OriginClear, Inc. technology associated with their proprietary electro water separation system. The stock was valued at fair market value of $0.0075 for a price of $30,000 on the date of issuance. The preferred shares are convertible into 4,000,000 shares of common stock. The Company analyzed the licensing agreement using ASU 606 to determine the timing of revenue recognition. The licensing of the intellectual property (IP) is distinct from the non-license goods or services and has significant standalone functionality that provides a benefit or value. The functionality will not change during the license period due to the licensor’s activities. Because the significant standalone functionality was delivered immediately, the revenue was recognized in the financial statements as of June 30, 2018. As of September 30, 2019, the fair value of the preferred shares was $14,000.

9.	LOANS PAYABLE

Secured Loans Payable

The Company entered into short term loans with various lenders for capital expansion secured by the Company’s assets in the amount of $1,749,970, which included finance cost of $624,810. The finance cost was amortized over the terms of the loans, which have various maturity dates ranging from October 2018 through February 2019. The term of the loans ranged from two months to six months. The net balance as of September 30, 2019 was $514,181, less finance cost of $12,566 for a net balance of $501,615.

Promissory Note Payable

The Company issued a promissory note on July 18, 2018 for the sum of $75,000. The principal consisted of $67,500 plus a $7,500 origination fee. The interest rate was sixty-nine percent per annum. The monthly payments were $4,318, and the maturity date of the Note was August 1, 2028. The note was personally guaranteed by the Company’s CEO. As of September 30, 2019, the note was paid in full.

Loan Payable – Related Party

The Company’s CEO loaned the Company $248,870 during the year ended December 31, 2018. The loans bear interest at various rates and have various maturity dates. The funds were used for operating expenses. The principal balance as December 31, 2018 was $219,841. During the nine months ended September 30, 2019, additional funds were received in the amount of $35,000. The Company made principal payments in the amount of $48,264, leaving a balance of $206,577 as of September 30, 2019.

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-UNAUDITED

SEPTEMBER 30, 2019

10.	CAPITAL LEASES

The Company entered into a capital lease for the purchase of equipment during the year ended December 31, 2018 with a purchase option at the end of the lease for $1.00.

Capital Lease – Equipment

The Company entered into a five (5) year equipment lease in the amount of $45,440, which was recorded as a capital lease. The lease is for a sixty (60) month term, and there are no escalation or renewal options associated with this lease. The lease has a purchase option to buy the equipment at the end of the lease for one dollar ($1). The monthly lease payments are $757 per month. The future minimum lease payments due as of September 30, 2019 total $28,433.

As of September 30, 2019, the maturities are summarized as follows:

Capital lease	$28,433
Less current portion	9,088
Total long-term liabilities	$19,345

Long term maturities for the next three years are as follows:

Period Ending September 30,
2019	$9,088
2020	9,088
2021	1,169
$19,345

11.	COMMITMENTS AND CONTINGENCIES

Office Space Rental

The Company entered into a month-to-month rental agreement with a shareholder of the Company for office space in McKinney, Texas at a base rent of $4,850 per month.

Warranty Reserve

Generally, a PWT project is guaranteed against defects in material and workmanship for one year from the date of completion, while certain areas of construction and materials may have guarantees extending beyond one year. The Company has various insurance policies relating to the guarantee of completed work, which in the opinion of management will adequately cover any potential claims. A warranty reserve has been provided under PWT based on the opinion of management and based on Company history in the amount of $20,000. The Company accrues for loss contingencies arising from claims, litigation and other sources when it is probable that a liability has been incurred and the amount can be reasonably estimated. These accruals are adjusted periodically as assessments change or additional information becomes available. Legal costs incurred in connection with loss contingencies are expensed as incurred.

The Company has no current legal proceeding and did not accrue any loss for contingencies as of September 30, 2019 and December 31, 2018.

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-UNAUDITED

SEPTEMBER 30, 2019

12.	DEFERRED REVENUE

The Company recognizes revenue when services are performed, and at the time of shipment of products, provided that evidence of an arrangement exists, title and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured. The Company received a deposit from a customer in the amount of $71,917 to perform a service, which has not been provided as of September 30, 2019.

13.	SUBSEQUENT EVENTS

Management has evaluated subsequent events according to the requirements of ASC TOPIC 855 and has determined that there are the following subsequent events:

Between October 4, 2019 and November 14, 2019, the Company entered into subscription agreements with certain accredited investors pursuant to which the Company sold an aggregate of 409.5 shares of the Company’s Series K preferred stock for an aggregate purchase price of $409,500. The Company also issued an aggregate of 204.75 shares of its Series L preferred stock to the investors.

Between October 17, 2019 and November 13, 2019, holders of convertible notes, converted an aggregate outstanding principal and interest amount of $40,429 into an aggregate of 703,618 shares of the Company’s common stock.

In connection with certain one-time make good agreements, on October 31, 2019, the Company issued an aggregate of 19,341 shares of its common stock to certain holders of its common stock.

Between November 8, 2019 and November 11, 2019 the Company issued to consultants an aggregate of 93,334 shares of the Company’s common stock for services.

On November 19, 2019, the Company filed a Certificate of Withdrawal of Certificate of Designation, with the Secretary of State of Nevada, to withdraw the Company’s Certificate of Designation of Series D Preferred Stock.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

OriginClear, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of OriginClear, Inc. (the “Company”) as of December 31, 2018 and 2017, the related statements of operations, shareholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company does not generate significant revenue, incurred a net loss and has negative cash flows from operations. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the PCAOB. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion in accordance with the standards of the PCAOB.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Liggett & Webb, P.A
Liggett & Webb, P.A

We have served as the Company’s auditor since 2014.

New York, NY

April 25, 2019, except as to the last paragraph of Note 1, as to which the date is January 21, 2020

ORIGINCLEAR, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2018	December 31, 2017

ASSETS

CURRENT ASSETS
Cash	$609,144	$439,822
Contracts receivable, less allowance for doubtful accounts of $6,996 and $6,996 respectively	309,223	490,441
Inventory	13,736	13,614
Contract assets	111,001	88,589
Convertible note receivable	84,900	-
Work in progress	-	84,157
Prepaid expenses	46,584	61,607

TOTAL CURRENT ASSETS	1,174,588	1,178,230

NET PROPERTY AND EQUIPMENT	154,250	150,628

OTHER ASSETS
Fair value investment-securities	22,800	-
Other asset	-	19,538
Trademark	4,467	4,467
Security deposit	3,500	3,500

TOTAL OTHER ASSETS	30,767	27,505

TOTAL ASSETS	$1,359,605	$1,356,363

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current Liabilities
Accounts payable and other payable	$987,524	$827,656
Accrued expenses	1,152,982	932,092
Cumulative preferred stock dividends payable	25,085	-
Contract liabilities	112,894	154,048
Capital lease, current portion	9,088	-
Customer deposit	120,688	113,950
Warranty reserve	20,000	20,000
Deferred income	-	15,500
Loans payable, truck	-	11,090
Loan payable, merchant cash advance, net of finance fees of $123,458 and $0 respectively	473,507	-
Loan payable, related party	219,841	-
Promissory note, current portion	110	-
Derivative liabilities	9,360,204	5,531,183
Convertible promissory notes, net of discount of $146,005 and $240,137, respectively	1,580,955	766,931

Total Current Liabilities	14,062,878	8,372,450

Long Term Liabilities
Capital lease, long term portion	26,918	-
Promissory note, long term portion	74,867	-
Loan payable, truck long term portion	-	4,609
Convertible promissory notes, net of discount of $0 and $0, respectively	2,076,472	2,811,000

Total Long Term Liabilities	2,178,257	2,815,609

Total Liabilities	16,241,135	11,188,059

Series F 8% Convertible Preferred Stock, 1,743 and 0 issued and outstanding, redeemable value of $1,743,000 and $0, respectively	1,743,000	-

COMMITMENTS AND CONTINGENCIES (See Note 13)

SHAREHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value, 550,000,000 shares authorized 0 and 3,333 shares of Series B issued and outstanding, respectively	0	1
1,000 shares of Series C issued and outstanding, respectively	-	-
38,500,000 shares of Series D-1 issued and outstanding, respectively	3850	-
2,139,649 shares of Series E issued and outstanding, respectively	214	-
Common stock, $0.0001 par value, 8,000,000,000 shares authorized 875,244 and 56,445 equity shares issued and outstanding, respectively	88	6
Preferred treasury stock,1,000 and 1,000 shares outstanding, respectively	-	-
Additional paid in capital	63,179,433	58,629,843
Accumulated other comprehensive loss	(134)	(134)
Accumulated deficit	(79,807,981)	(68,461,412)

TOTAL SHAREHOLDERS’ DEFICIT	(16,624,530)	(9,831,696)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$1,359,605	$1,356,363

The accompanying notes are an integral part of these audited consolidated financial statements

ORIGINCLEAR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	Years Ended
	December 31, 2018	December 31, 2017

Sales	$4,637,698	$3,355,632

Cost of Goods Sold	3,484,018	2,705,771

Gross Profit	1,153,680	649,861

Operating Expenses
Selling and marketing expenses	1,823,188	2,503,833
General and administrative expenses	3,045,780	2,508,264
Research and development	290,542	197,119
Goodwill impairment	-	682,145
Depreciation and amortization expense	56,521	52,554

Total Operating Expenses	5,216,031	5,943,915

Loss from Operations	(4,062,351)	(5,294,054)

OTHER INCOME (EXPENSE)
Other income	34,900	744
Unrealized loss on investment securities	(7,200)	-
Realized gain on investment	(39,538)	-
Loss on sale of asset	(406)	-
Loss on settlement of payable	(35,776)	-
Commitment fee	(479,913)	(1,546,920)
Loss on conversion of debt	(1,849,979)	(889,676)
Gain on net change in derivative liability and conversion of debt	(3,261,137)	3,224,457
Interest expense	(1,645,169)	(726,356)

TOTAL OTHER (EXPENSE) INCOME	(7,284,218)	62,249

NET LOSS	$(11,346,569)	$(5,231,805)

PREFERRED STOCK DIVIDENDS	$(27,017)	$-

NET LOSS AVAILABLE TO SHAREHOLDERS	$(11,373,586)	$(5,231,805)

BASIC AND DILUTED LOSS PER SHARE ATTRIBUTABLE TO SHAREHOLDERS’	$(50.93)	$(196.30)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING, BASIC AND DILUTED	223,334	26,652

The accompanying notes are an integral part of these audited consolidated financial statements

ORIGINCLEAR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

						Accumulated
					Additional	Other
	Preferred stock		Common stock		Paid-in	Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Capital	loss	Deficit	Total
Balance at December 31, 2016	7,666	$1	10,714	$1	$51,431,118	$(92)	$(63,229,607)	$(11,798,579)

Common stock issuance for cash	-	-	12,528	1	1,654,740	-	-	1,654,741

Common stock issuance for conversion of debt	-	-	7,838	1	1,461,102	-	-	1,461,103

Common stock issuance for settlement of accounts payable	-	-	443	0	117,931	-	-	117,931

Common stock issued at fair value for services	-	-	24,683	2	3,875,477	-	-	3,875,479

Common stock issued for conversion of Series B Preferred stock	(3,333)	-	238	-	-	-	-	-

Preferred Series A purchased	(1,000)	-	-	-	-	-	-	-

Preferred Series C issued	1,000	-	-	-	-	-	-	-

Stock compensation cost	-	-	-	-	89,476	-	-	89,476

Other comprehensive loss	-	-	-	-	-	(42)	-	(42)

Net loss	-	-	-	-	-	-	(5,231,805)	(5,231,805)

Balance at December 31, 2017	4,333	1	56,444	5	58,629,844	(134)	(68,461,412)	(9,831,696)

Common stock issuance for conversion of debt and accrued interest	-	-	457,188	46	2,815,479	-	-	2,815,525

Common stock issued at fair value for services	-	-	129,930	13	1,207,220	-	-	1,207,233

Common stock issued thru a private placement for purchase of Series F Preferred stock	-	-	215,906	22	(22)	-	-	-

Common stock issued for conversion of Series B Preferred stock	(3,333)	(1)	714	-	-	-	-	-

Series D Preferred stock issued thru a private placement	15,805,554	1,581	-	-	278,419	-	-	280,000

Series D Preferred stock converted to Series E Preferred stock	(15,805,554)	(1,581)	-	-	(278,419)	-	-	(280,000)

Series D-1 Preferred stock issued thru a private placement	38,500,000	3,850	-	-	(3,850)	-	-	-

Series E Preferred stock issued thru a private placement	2,440,871	244	-	-	506,854	-	-	507,098

Series E Preferred stock converted to common stock	(301,222)	(30)	15,062	2	28	-	-	-

Stock compensation cost	-	-	-	-	50,897	-	-	50,897

Cumulative preferred stock dividend	-	-	-	-	(27,017)	-		(27,017)

Net loss	-	-	-	-	-	-	(11,346,569)	(11,346,569)

Balance at December 31, 2018	40,640,649	$4,064	875,244	$88	$63,179,433	$(134)	$(79,807,981)	$(16,624,529)

The accompany notes are an integral part of these audited consolidated financial statements

ORIGINCLEAR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	Years Ended
	December 31, 2018	December 31, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(11,346,569)	$(5,231,805)
Adjustment to reconcile net loss to net cash used in operating activities
Depreciation and amortization	56,521	52,555
Common stock and warrants issued for services	1,207,233	3,875,479
Stock option and warrant compensation expense	50,897	89,476
(Gain) Loss on net change in valuation of derivative liability	3,261,137	(3,224,457)
Loss on conversion of debt	1,849,979	889,676
Debt discount recognized as interest expense	660,436	416,679
Loss on sale of asset	406	-
Net unrealized loss on fair value of security	7,200	-
Realized loss on investment	39,538	-
Exchange of investment for services	80,000	-
Loss on settlement of payable	35,776	-
Goodwill Impairment	-	682,145
Change in Assets (Increase) Decrease in:
Contracts receivable	151,218	(107,546)
Contract asset	(22,412)	(40,977)
Inventory asset	(122)	(13,614)
Prepaid expenses	15,023	(19,479)
Work in progress	84,157	1,928
Change in Liabilities Increase (Decrease) in:
Accounts payable	124,092	465,523
Accrued expenses	317,894	229,242
Cumulative preferred stock dividends payable	25,085	-
Contract liabilities	(41,154)	154,048
Customer deposit	6,738	-
Deferred income	(15,500)	15,500

NET CASH USED IN OPERATING ACTIVITIES	(3,452,427)	(1,765,627)

CASH FLOWS USED FROM INVESTING ACTIVITIES:
Proceeds from sale of asset	2,000	-
Purchase of securities	(100,000)	-
Convertible note receivable	(80,000)	-
Purchase of fixed assets	(17,109)	(41,270)

CASH USED IN INVESTING ACTIVITIES	(195,109)	(41,270)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payoff of payable, truck	(15,699)	15,699
Payments on capital lease	(9,434)	-
Loans payable, financing, net	473,507	-
Loan payable, related party, net	219,841	-
Promissory note payable	74,977	-
Payment of cumulative preferred stock dividends	(1,932)
Proceeds from convertible promissory notes	825,500	225,000
Proceeds for issuance of common and preferred stock for cash	2,250,098	1,654,741

NET CASH PROVIDED BY FINANCING ACTIVITIES	3,816,858	1,895,440

Foreign currency effect on cash flow	-	(42)

NET INCREASE IN CASH	169,322	88,501

CASH BEGINNING OF YEAR	439,822	351,321

CASH END OF YEAR	$609,144	$439,822

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$155,708	$2,105
Taxes paid	$-	$-

SUPPLEMENTAL DISCLOSURES OF NON CASH TRANSACTIONS
Common stock issued at fair value for conversion of debt and accrued interest	$2,815,525	$1,461,103
Common stock issued at fair value on settlement of accounts payable	$-	$117,931
Common stock issued at fair value for supplemental shares	$-	$1,546,920
Capital lease financing for purchase of assets	$45,440	-

The accompanying notes are an integral part of these audited consolidated financial statements

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - AUDITED

DECEMBER 31, 2018 AND 2017

1.	ORGANIZATION AND LINE OF BUSINESS

Organization

OriginClear, Inc. (the “Company”) was incorporated in the state of Nevada on June 1, 2007. The Company, based in Los Angeles, California, began operations on June 1, 2007. The Company began its’ planned principle operations in December, 2010, at which time it exited the development stage.

In December 2014, the Company formed a wholly owned subsidiary, OriginClear Technologies Limited (OCT), formerly OriginClear (HK) Limited in Hong Kong, China. The Company granted OCT a master license for the People’s Republic of China. In turn, OCT is expected to license regional joint ventures for water treatment. As of December 31, 2018, OCT has limited assets and operations.

On October 1, 2015, the Company completed the acquisition of 100% of the total issued and outstanding stock of Progressive Water Treatment, Inc. (“PWT”) and is included in these consolidated financial statements as a wholly owned subsidiary.

On July 19, 2018, the Company announced the launch of its Modular Water Treatment Division. MWS designs, manufactures and implements advanced prepackaged wastewater treatment, pump stations and custom systems with primary focus on decentralized opportunities away from the very competitive large municipal wastewater treatment plants. These decentralized opportunities include: rural communities, housing developments, industrial sites, schools and many more.

Line of Business

OriginClear is a leading provider of water treatment solutions and the developer of a breakthrough water cleanup technology. The Company’s technology integrates easily with other industry processes and can be embedded into larger systems through licensing and joint ventures. Through the acquisition of Progressive Water Treatment Inc., the Company is primarily engaged in providing water treatment systems and services for a wide variety of applications and component sales.

Going Concern

The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business.  The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. During the year ended December 31, 2018, the Company did not generate significant revenue, incurred a net loss of $11,346,569 and used cash in operations of $3,452,427.  As of December 31, 2018, the Company had a working capital deficiency of $12,888,290 and a shareholders’ deficit of $16,624,530.   These factors, among others raise substantial doubt about the Company’s ability to continue as a going concern.  Our independent auditors, in their report on our audited financial statements for the year ended December 31, 2018 expressed substantial doubt about our ability to continue as a going concern.

The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, achieving a level of profitable operations and receiving additional cash infusions. During the year ended December 31, 2018, the Company obtained funds from the issuance of convertible note agreements and from sales of its common stock. Management believes this funding will continue from its’ current investors and from new investors. The Company also generated revenue of $4,637,698 and has standing purchase orders and open invoices with customers which will provide funds for operations. Management believes the existing shareholders, the prospective new investors and future sales will provide the additional cash needed to meet the Company’s obligations as they become due and will allow the development of its core business operations. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing or cause substantial dilution for our stock holders, in case of equity financing.

Reverse Stock Split

On October 25, 2019, the Company effected a one-for-two thousand (1 for 2,000) reverse stock split of its common stock (the “Reverse Split”). All shares, options, warrants and per share information throughout these consolidated financial statements have been retroactively restated to reflect the Reverse Split.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of OriginClear, Inc. and its wholly owned operating subsidiaries, Progressive Water Treatment, Inc., and OriginClear Technologies, Ltd. All material intercompany transactions have been eliminated upon consolidation of these entities.

Cash and Cash Equivalent

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - AUDITED

DECEMBER 31, 2018 AND 2017

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICES (Continued)

Concentration Risk

Cash includes amounts deposited in financial institutions in excess of insurable Federal Deposit Insurance Company (FDIC) limits. At times throughout the year, the Company may maintain cash balances in certain bank accounts in excess of FDIC limits. As of December 31, 2018, the cash balance in excess of the FDIC limits was $0. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk in these accounts.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include estimates used to review the Company’s impairments and estimations of long-lived assets, revenue recognition on percentage of completion type contracts, allowances for uncollectible accounts, warranty reserves, inventory valuation, derivative liabilities and other conversion features, fair value investments, valuations of non-cash capital stock issuances and the valuation allowance on deferred tax assets. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable in the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Loss per Share Calculations

Basic loss per share calculations are computed by dividing income (loss) available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include securities or other contracts to issue common stock that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. The Company’s diluted loss per share is the same as the basic loss per share for the years ended December 31, 2018 and 2017, respectively, as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

	For the Years Ended
	2018	2017
(Loss) to common shareholders (Numerator)	$(11,373,586)	$(5,231,805)

Basic and diluted weighted average number of common shares outstanding denominator	223,334	26,652

The Company has excluded 125,456 warrants, shares issuable from convertible debt of $3,657,427 and shares issuable from convertible preferred stock for the year ended December 31, 2018, because their impact on the loss per share is anti-dilutive.

The Company has excluded 1,849 stock options, 26,781 warrants, and the shares issuable from convertible debt of $3,818,068 and shares issuable from convertible preferred stock for the year ended December 31, 2017, because their impact on the loss per share is anti-dilutive.

Work-in-Process

The Company recognizes as an asset the accumulated costs for work-in-process on projects expected to be delivered to customers. Work in Process includes the cost price of materials and labor related to the construction of equipment to be sold to customers.

Revenue Recognition

We recognize revenue when services are performed, and at the time of shipment of products, provided that evidence of an arrangement exists, title and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured.

Revenues and related costs on construction contracts are recognized as the performance obligations for work are satisfied over time in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. Under ASC 606, revenue and associated profit, will be recognized as the customer obtains control of the goods and services promised in the contract (i.e., performance obligations). All un-allocable indirect costs and corporate general and administrative costs are charged to the periods as incurred. However, in the event a loss on a contract is foreseen, the Company will recognize the loss as it is determined.

Revisions in cost and profit estimates during the course of the contract are reflected in the accounting period in which the facts for the revisions become known. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements, may result in revisions to costs and income, which are recognized in the period the revisions are determined.

Contract receivables are recorded on contracts for amounts currently due based upon progress billings, as well as retention, which are collectible upon completion of the contracts. Accounts payable to material suppliers and subcontractors are recorded for amounts currently due based upon work completed or materials received, as are retention due subcontractors, which are payable upon completion of the contract. General and administrative expenses are charged to operations as incurred and are not allocated to contract costs.

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - AUDITED

DECEMBER 31, 2018 AND 2017

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICES (Continued)

Contract Receivable

The Company bills its customers in accordance with contractual agreements. The agreements generally require billing to be on a progressive basis as work is completed. Credit is extended based on evaluation of clients financial condition and collateral is not required. The Company maintains an allowance for doubtful accounts for estimated losses that may arise if any customer is unable to make required payments. Management performs a quantitative and qualitative review of the receivables past due from customers on a monthly basis. The Company records an allowance against uncollectible items for each customer after all reasonable means of collection have been exhausted, and the potential for recovery is considered remote. The allowance for doubtful accounts was approximately $6,996 as of December 31, 2018 and 2017, respectively. The net contract receivable balance was $309,223 and $490,441 at December 31, 2018 and 2017, respectively.

Indefinite Lived Intangibles and Goodwill Assets

The Company accounts for business combinations under the acquisition method of accounting in accordance with ASC 805, “Business Combinations,” where the total purchase price is allocated to the tangible and identified intangible assets acquired and liabilities assumed based on their estimated fair values. The purchase price is allocated using the information currently available, and may be adjusted, up to one year from acquisition date, after obtaining more information regarding, among other things, asset valuations, liabilities assumed and revisions to preliminary estimates. The purchase price in excess of the fair value of the tangible and identified intangible assets acquired less liabilities assumed is recognized as goodwill.

The Company tests for indefinite lived intangibles and goodwill impairment in the fourth quarter of each year and whenever events or circumstances indicate that the carrying amount of the asset exceeds its fair value and may not be recoverable. In accordance with its policies, the Company performed a qualitative assessment of indefinite lived intangibles and goodwill at December 31, 2018 and 2017, and determined there was no impairment of indefinite lived intangibles and goodwill.

Research and Development

Research and development costs are expensed as incurred. Total research and development costs were $290,542 and $197,119 for the years ended December 31, 2018 and 2017, respectively.

Advertising Costs

The Company expenses the cost of advertising and promotional materials when incurred. The advertising costs were $103,489 and $103,791 for the years ended December 31, 2018 and 2017, respectively.

Property and Equipment

Property and equipment are stated at cost. Gain or loss is recognized upon disposal of property and equipment, and the asset and related accumulated depreciation are removed from the accounts. Expenditures for maintenance and repairs are charged to expense as incurred, while expenditures for addition and betterment are capitalized. Furniture and equipment are depreciated on the straight-line method and include the following categories:

Estimated Life
Machinery and equipment	5-10 years
Furniture, fixtures and computer equipment	5-7 years
Vehicles	3-5 years
Leasehold improvements	2-5 years

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability would be performed following generally accepted accounting principles.

Depreciation expense during the year ended December 31, 2018 and 2017, respectively was $56,521 and $52,555.

Stock-Based Compensation

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for stock option and warrant grants issued and vesting to employees based on the authoritative guidance provided by the Financial Accounting Standards Board whereas the value of the award is measured on the date of grant and recognized over the vesting period. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance of the Financial Accounting Standards Board whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete. Non-employee stock-based compensation charges generally are amortized over the vesting period on a straight-line basis. In certain circumstances where there are no future performance requirements by the non-employee, option grants are immediately vested and the total stock-based compensation charge is recorded in the period of the measurement date.

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - AUDITED

DECEMBER 31, 2018 AND 2017

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICES (Continued)

Accounting for Derivatives

The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company uses a probability weighted average series Binomial lattice option pricing models to value the derivative instruments at inception and on subsequent valuation dates.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

Fair Value of Financial Instruments

Fair Value of Financial Instruments, requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. As of December 31, 2018, the balances reported for cash, contract receivables, cost in excess of billing, prepaid expenses, accounts payable, billing in excess of cost, and accrued expenses approximate the fair value because of their short maturities.

We adopted ASC Topic 820 for financial instruments measured as fair value on a recurring basis. ASC Topic 820 defines fair value, established a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 established a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The following table presents certain investments and liabilities of the Company’s financial assets measured and recorded at fair value on the Company’s balance sheets on a recurring basis and their level within the fair value hierarchy as of December 31, 2018 and 2017.

	Total	(Level 1)	(Level 2)	(Level 3)

Investment at fair value-securities	$22,800	$22,800	$-	$-
Total Assets measured at fair value	$22,800	$22,800	$-	$-

The following is a reconciliation of the fair value securities for which level 3 inputs were used in determining the approximate fair value:

	Total	(Level 1)	(Level 2)	(Level 3)

Derivative Liability, December 31, 2018	$9,360,204	$-	$-	$9,360,204
Derivative Liability, December 31, 2017	$5,531,183	$-	$-	$5,531,183

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - AUDITED

DECEMBER 31, 2018 AND 2017

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICES (Continued)

Fair Value of Financial Instruments (Continued)

The following is a reconciliation of the derivative liability for which level 3 inputs were used in determining the approximate fair value:

Balance as of January 1, 2017	$8,702,083
Fair Value of derivative liabilities issued	53,551
Loss on conversion of debt and change in derivative liability	(3,224,451)
Balance as of December 31, 2017	5,531,183
Fair Value of derivative liabilities issued	567,884
Gain on conversion of debt and change in derivative liability	3,261,137
Balance as of December 31, 2018	$9,360,204

For purpose of determining the fair market value of the derivative liability, the Company used Binomial lattice formula valuation model. The significant assumptions used in the Binomial lattice formula valuation of the derivative are as follows:

	12/31/2018	12/31/2017
Risk free interest rate	2.48% - 2.63%	1.55% - 1.98%
Stock volatility factor	136.0% - 396.0%	87.0% - 95.0%
Weighted average expected option life	6 months - 5 years	6 months - 5 years
Expected dividend yield	None	None

Segment Reporting

The Company’s business currently operates in one segment based upon the Company’s organizational structure and the way in which the operations are managed and evaluated.

Marketable Securities

The Company adopted ASU 2016-01, “Financial Instruments – Recognition and Measurement of Financial Assets and Financial Liabilities.” ASU 2016-01 requires investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. It requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purpose, and separate presentation of financial assets and financial liabilities by measurement category and form of financial asset. It eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. The Company has evaluated the potential impact this standard may have on the condensed consolidated financial statements and determined that it had a significant impact on the condensed consolidated financial statements. The Company accounts for its investment in Water Technologies International, Inc. as available-for-sale securities, and the unrealized gain on the available-for-sale securities is recognized in net income.

Licensing agreement

The Company analyzed the licensing agreement using ASU 606 to determine the timing of revenue recognition. The licensing of the intellectual property (IP) is distinct from the non-license goods or services and has significant standalone functionality that provides a benefit or value. The functionality will not change during the license period due to the licensor’s activities. Because the significant standalone functionality is delivered immediately, the revenue is generally recognized when the license is delivered.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-2, which creates ASC Topic 842, “Leases.” This update increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2018. We are evaluating what impact, if any, the adoption of this guidance will have on our financial condition, results of operations, cash flows or financial disclosures.

In August 2017, FASB issued accounting standards update ASU-2017-12, “D” (Topic 815) – “Targeted Improvements to Accounting for Hedging Activities”, to require an entity to present the earnings effect of the hedging instrument in the same statement line item in which the earnings effect of the hedged item is reported. The amendments in this update are effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods with the fiscal years beginning after December 15, 2020. Early adoption is permitted in any interim period after issuance of the update. The Company is currently evaluating the impact of the adoption of ASU 2017-12 on the Company’s financial statements.

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - AUDITED

DECEMBER 31, 2018 AND 2017

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICES (Continued)

Recently Issued Accounting Pronouncements (Continued)

In June 2018, FASB issued accounting standards update ASU 2018-07, (Topic 505) – “Shared-Based Payment Arrangements with Nonemployees”, which simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under the ASU, most of the guidance on such payments to nonemployees will be aligned with the requirements for share-based payments granted to employees. Under the ASU 2018-07, the measurement of equity-classified nonemployee share-based payments will be fixed on the grant date, as defined in ASC 718, and will use the term nonemployee vesting period, rather than requisite service period. The amendments in this update are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted if financial statements have not yet been issued. The Company is currently evaluating the impact of the adoption of ASU 2018-07 on the Company’s financial statements.

Management reviewed currently issued pronouncements and does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying condensed financial statements.

3.	CAPITAL STOCK

Preferred Stock

Series B

On July 31, 2015, the Board of Directors of the Company adopted a Certificate of Designation establishing the rights, preferences, privileges and other terms of Series B Preferred Stock, par value $0.0001 per share which consists of 10,000 shares (the “Series B Preferred Stock”). On October 1, 2015, the Company filed the Certificate of Designation for the Series B Preferred Stock with the Secretary of State of Nevada and Series B Shares were issued to the shareholders of Progressive Water Treatment, Inc. in connection with the share exchange agreement. One third (1/3) of the shares received by the holder may be converted into common stock beginning one (1) year after the first date on which a share of Series B Preferred Stock was issued (the “Original Issue Date); one third (1/3) may be converted beginning two (2) years after the original issue date; and the remaining one third (1/3) may be converted beginning three years after the original issue date. The number of shares of common stock issuable for each share of converted Series B Preferred Stock shall be calculated by dividing the stated value by the market price, the market price shall be the average of the closing trade prices of the twenty-five (25) days prior to the date of the conversion notice. On August 12, 2016, the agreement was amended to include make-good-shares. The conversion price is to be adjusted to reflect the lower of $2,100 or the price of the Company’s Common Stock calculated using the average closing prices of the Company’s Common Stock on the last three (3) trading days prior to the date of conversion, provided, however, if the Average Closing Price is less than $700 per share, the adjusted conversion price shall be $700 per share.

The Series B Preferred Stock has redemption features that are redeemable solely at the option of the Company. Each share of Series B Preferred Stock has a stated value of $150 per share and is convertible into shares of the Company’s common stock at a conversion price of $1.05 per share, which may be converted to the Company’s common stock in three annual increments beginning 12 months from closing. The conversion price is subject to adjustment in the case of reverse splits, stock dividends, reclassifications and the like. In addition, the conversion price is subject to certain full ratchet anti-dilution protection. Accordingly, the preferred stock is valued under the provision of ASC Topic 815, Derivatives and Hedging, because the conversion feature of the preferred stock was not afforded the exemption for conventional convertible instruments due to its variable conversion rate. The Series B Preferred Stock shall have the rights, preferences and privileges as set forth in the exchange agreement.

During the year ended December 31, 2018, the Company issued 238 shares of common stock upon conversion of 3,333 shares of preferred stock at a price of $2,100 per share, plus 476 make good shares at a price of $700 per share. As of December 31, 2018, all shares of Series B were converted.

Series C

On March 14, 2017, the Board of Directors authorized the issuance of 1,000 shares of Series C preferred stock, par value $0.0001 per share, to T. Riggs Eckelberry in exchange for his continued employment with the Company. The purchase price of the Series C preferred stock was $0.0001 per share representing a total purchase price of $0.10 for 1,000 shares. As of December 31, 2018, there are 1,000 shares of Series C preferred stock outstanding.

Series D

On April 13, 2018, the Board adopted resolutions creating a series of shares of convertible preferred stock designated as 0% Series D preferred stock (the “Series D preferred stock”) with a par value of $0.0001. The shares of Series D preferred stock do not have a dividend rate or liquidation preference and do not carry any voting rights. The purchase price shall be $0.02 per unit for an aggregate investment amount of less than $50,000; $0.018 for an aggregate amount of $50,000 or greater, but less than $100,000; $0.016 for an aggregate amount of $100,000 or greater, but less than $250,000; $0.014 for an aggregate amount of $250,000 or greater. At no time may all or a portion of the Series D preferred stock be converted if the number of shares of common stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of common stock owned by the holder at such time, the number of shares of common stock that would result in the holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.99% of all of the common stock outstanding at such time, which amount may be increased to 9.99% at the holders discretion.

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - AUDITED

DECEMBER 31, 2018 AND 2017

3.	CAPITAL STOCK (Continued)

Preferred Stock (Continued)

As of June 30, 2018, the Company issued 15,805,554 shares of Series D preferred stock through a private placement for a cash value of $280,000 at prices ranging $0.016 to $0.020. During the period ended September 30, 2018, the Series D shares were exchanged for 1,400,000 Series E preferred stock. As of December 31, 2018, there were no outstanding Series D preferred stock.

Series D-1

On April 13, 2018, the Company filed a Certificate of Designation for its Series D-1 Convertible preferred stock (the “Series D-1 preferred stock”) with the Secretary of State of Nevada designating 50,000,000 shares of its authorized preferred stock as Series D-1 preferred stock. The shares of Series D-1 preferred stock have a par value of $0.0001 per share. The shares of Series D-1 preferred stock do not have a dividend rate or liquidation preference. Each share of Series D-1 preferred stock is convertible 0.0005 of one share of common stock. The shares of Series D-1 preferred stock do not carry any voting rights. At no time may all or a portion of the Series D-1 preferred stock be converted if the number of shares of common stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of common stock owned by the holder at such time, the number of shares of common stock that would result in the holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.99% of all of the common stock outstanding at such time, which amount may be increased to 9.99% at the holders discretion. The Company issued 38,500,000 preferred shares for services. As of December 31, 2018, there were 38,500,000 shares issued and outstanding.

Series E

On August 14, 2018, the Company filed a Certificate of Designation for its 0% Series E Convertible preferred stock (the “Series E preferred stock”) with the Secretary of State of Nevada designating 4,000,000 shares of its authorized preferred stock as Series E preferred stock, accompanied with five one-hundredths (0.05) warrants each for the purchase of one (1) share of common stock. The shares of Series E preferred stock have a par value of $0.0001 per share. The shares of Series E preferred stock do not have a dividend rate or liquidation preference. Each share of Series E preferred stock is convertible into 0.05 shares of common stock. The shares of Series E preferred stock do not carry any voting rights. At no time may all or a portion of the Series E preferred stock be converted if the number of shares of common stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of common stock owned by the holder at such time, the number of shares of common stock that would result in the holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.99% of all of the common stock outstanding at such time, which amount may be increased to 9.99% at the holders discretion. On August 14, 2018, the Company sold 1,040,871 shares of Series E preferred stock for $227,098. Also, on August 14, 2018, the Series D shares were cancelled and exchanged for 1,400,000 shares of Series E, for a total aggregate of 2,440,871 shares of Series E preferred stock. On December 27, 2018, the Company issued 15,062 shares of common upon conversion from Series E to common shares. As of December 31, 2018, there were 2,139,649 shares issued and outstanding.

Series F

On August 14, 2018, the Company filed a Certificate of Designation for its Series F Convertible preferred stock (the “Series F preferred stock”) with the Secretary of State of Nevada designating $2,000,000 units, with each unit consisting of 100 shares of the Company’s Series F preferred stock. The shares of Series F preferred stock have a par value of $0.0001 per share. The shares of Series F preferred stock do not have a liquidation preference. Each share of Series F preferred stock is convertible into one share of common stock. The shares of Series F preferred stock do not carry any voting rights. The Company may, in its sole discretion, at any time while the Series F preferred stock is outstanding, redeem all or any portion of the outstanding Series preferred stock at a price equal to the stated value, plus any accrued but unpaid dividends. The Company may exercise such redemption right by providing a minimum of 5 days written notice of such redemption to the Holders. In the event the Company exercises such redemption right for less than all of the then-outstanding shares of Series F preferred stock, the Company shall redeem the outstanding shares of the Holders of a pro-rata basis. The Series F is mandatorily redeemable on September 1, 2020. At no time may all or a portion of the Series F preferred stock be converted if the number of shares of common stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of common stock owned by the holder at such time, the number of shares of common stock that would result in the holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.99% of all of the common stock outstanding at such time, which amount may be increased to 9.99% at the holders discretion. As of December 31, 2018, the Company accrued dividends in the amount of $27,017. As of December 31, 2018, there were 1,743 shares of Series F preferred stock issued and outstanding.

Common Stock

On August 9, 2018, the Company and Board of Directors increased the aggregate number of authorized shares of common stock of the Corporation to 8,000,000,000 shares from 2,000,000,000 shares.

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - AUDITED

DECEMBER 31, 2018 AND 2017

3.	CAPITAL STOCK (Continued)

Year ended December 31, 2018

The Company issued 457,188 shares of common stock for the settlement of convertible promissory notes in an aggregate principal in the amount of $840,138, plus interest in the amount of $125,409, with an aggregate fair value loss on conversion of debt in the amount of $1,849,979, based upon conversion prices of $2.80 to $65.80.

The Company issued 129,930 shares of common stock for services at fair value of $1,207,232.

The Company issued 215,906 shares of common stock through a private placement for purchase of Series F preferred stock.

The Company issued 714 shares of common stock upon conversion of 3,333 Series B preferred stock.

The Company issued 15,062 shares of common stock upon conversion of 301,222 Series E preferred stock.

Year ended December 31, 2017

The Company issued 12,528 shares of common stock through a private placement at an average price of $132.08 per share for cash in the amount of $1,654,741.

The Company issued 7,838 shares of common stock for the settlement of convertible promissory notes in an aggregate principal in the amount of $469,000, plus interest in the amount of $130,364, with a fair value loss of $861,739 based upon conversion prices of $62 up to $42.

The Company issued 443 shares of common stock for the settlement of accounts payable with a fair value of $117,931, which includes a fair value loss on settlement of $27,931.

The Company issued 24,683 shares of common stock for services at fair value of $3,875,479.

4.	OPTIONS AND WARRANTS

Options

The Board of Directors adopted Equity Incentive Stock Option Plans for the purposes of granting stock options to its employees and others providing services to the Company. The Options granted under these plans may be either incentive options or nonqualified options and shall be administered by the Company’s Board of Directors.

During the year ended December 31, 2018, the Company entered into option cancellation agreements between the Company and option holders. The options were terminated in full effective December 26, 2018.

A summary of the Company’s stock option activity and related information follows:

	December 31, 2018		December 31,2017
		Weighted		Weighted
		average		average
	Number of	exercise	Number of	exercise
	Options	price	Options	price
Outstanding, beginning of year	1,849	$3,020	1,849	$3,020
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited/Expired	(1,849)	$1,820	-	$3,020
Outstanding, end of year	-	-	1,849	3,020
Exercisable at the end of the year	-	-	1,341	2,060

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - AUDITED

DECEMBER 31, 2018 AND 2017

4.	OPTIONS AND WARRANTS (Continued)

Options (Continued)

The weighted average remaining contractual life of options outstanding issued under the option plans as of December 31, 2018 and 2017 was as follows:

December 31, 2018				December 31, 2017
			Weighted				Weighted
			Average				Average
	Stock	Stock	Remaining		Stock	Stock	Remaining
Exercisable	Options	Options	Contractual	Exercisable	Options	Options	Contractual
Prices	Outstanding	Exercisable	Life (years)	Prices	Outstanding	Exercisable	Life (years)
	-	-	-	$13,300-62,300	26	25	4.59 - 6.77
	-	-	-	$28,700-30,800	16	16	5.71
	-	-	-	$2,640	1,807	1,300	2.77 - 3.80
	-	-			1,849	1,341

The Company recognized stock-based compensation expense in the financial statements of operations during the year ended December 31, 2018 and 2017 of $50,897 and $89,476.

Restricted Stock to CEO

On May 12, 2016, the Company entered into a Restricted Stock Grant Agreement (“the RSGA”) with its Chief Executive Officer, Riggs Eckelberry, to create management incentives to improve the economic performance of the Company and to increase its value and stock price. All shares issuable under the RSGA are performance based shares and none have yet vested nor have any been issued. The RSGAs provides for the issuance of up to 857 shares of the Company’s common stock to the Employees provided certain milestones are met in certain stages; a) If the Company’s consolidated gross revenue, calculated in accordance with generally accepted accounting principles, consistently applied, equals or exceeds $15,000,000 for the trailing twelve month period as reported in the Company’s quarterly or annual financial statements, the Company will issue up to 429 shares of its common stock; b) If the Company’s consolidated operating profit (Operating Profit = Operating Revenue - Cost of Goods Sold - Operating Expenses - Depreciation & Amortization), calculated in accordance with generally accepted accounting principles, equals or exceeds $1,500,000 for the trailing twelve month period as reported as reported in the Company’s SEC Reports, the Company will issue up to 429 shares of its common stock. The Company has not recognized any costs associated with the milestones, due to not being able to estimate the probability of it being achieved. As the performance goals are achieved, the shares shall become eligible for vesting and issuance.

On August 10, 2016, the Company entered into a Restricted Stock Grant Agreement (“the August RSGA”) with its Chief Executive Officer, Riggs Eckelberry, to create management incentives to improve the economic performance of the Company and to increase its value and stock price. All shares issuable under the August RSGA are performance based shares and none have yet vested nor have any been issued. The August RSGA provides for the issuance of up to 857 shares of the Company’s common stock to the CEO provided certain milestones are met in certain stages; a) If the Company’s consolidated gross revenue, calculated in accordance with generally accepted accounting principles, consistently applied, equals or exceeds $15,000,000 for the trailing twelve month period, the Company will issue up to 429 shares of its common stock; b) If the Company’s consolidated operating profit (Operating Profit = Operating Revenue - Cost of Goods Sold - Operating Expenses - Depreciation & Amortization), calculated in accordance with generally accepted accounting principles, equals or exceeds $1,500,000 for the trailing twelve month period as reported as reported in the Company’s SEC Reports, the Company will issue up to 429 shares of its common stock. The Company has not recognized any costs associated with the milestones, due to not being able to estimate the probability of it being achieved. As the performance goals are achieved, the shares shall become eligible for vesting and issuance.

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - AUDITED

DECEMBER 31, 2018 AND 2017

4.	OPTIONS AND WARRANTS (Continued)

Restricted Stock to Employees and Consultants

On May 12, 2016, the Company entered into a Restricted Stock Grant Agreement (“the First Employee RSGA”) with an employee, to create management incentives to improve the economic performance of the Company and to increase its value and stock price. All shares issuable under the First Employee RSGA are performance based shares and none have yet vested nor have any been issued. The First Employee RSGA provides for the issuance of up to 429 shares of the Company’s common stock to the Employees provided certain milestones are met in certain stages; a) If the Company’s consolidated gross revenue, calculated in accordance with generally accepted accounting principles, consistently applied, equals or exceeds $15,000,000 for the trailing twelve month period as reported in the Company’s quarterly or annual financial statements, the Company will issue up to 214 shares of its common stock; b) If the Company’s consolidated operating profit Operating Profit = Operating Revenue - Cost of Goods Sold - Operating Expenses - Depreciation & Amortization), calculated in accordance with generally accepted accounting principles, equals or exceeds $1,500,000 for the trailing twelve month period as reported as reported in the Company’s SEC Reports, the Company will issue up to 214 shares of its common stock. The Company has not recognized any costs associated with the milestones, due to not being able to estimate the probability of it being achieved. As the performance goals are achieved, the shares shall become eligible for vesting and issuance.

On May 12, 2016, the Company entered into a Restricted Stock Grant Agreement (“the Second Employee RSGA”) with an employee, to create management incentives to improve the economic performance of the Company and to increase its value and stock price. All shares issuable under the Second Employee RSGA are performance based shares and none have yet vested nor have any been issued. The Second Employee RSGA provides for the issuance of up to 286 shares of the Company’s common stock to the Employee provided certain milestones are met in certain stages; a) If the Company’s consolidated gross revenue, calculated in accordance with generally accepted accounting principles, consistently applied, equals or exceeds $15,000,000 for the trailing twelve month period as reported in the Company’s quarterly or annual financial statements, the Company will issue up to 143 shares of its common stock; b) If the Company’s consolidated operating profit (Operating Profit = Operating Revenue - Cost of Goods Sold - Operating Expenses - Depreciation & Amortization), calculated in accordance with generally accepted accounting principles, equals or exceeds $1,500,000 for the trailing twelve month period as reported as reported in the Company’s SEC Reports, the Company will issue up to 143 shares of its common stock. The Company has not recognized any costs associated with the milestones, due to not being able to estimate the probability of it being achieved. As the performance goals are achieved, the shares shall become eligible for vesting and issuance.

On August 10, 2016, the Company entered into a Restricted Stock Grant Agreement (“the Consultants RSGA”) with two of its’ consultants, to create management incentives to improve the economic performance of the Company and to increase its value and stock price. All shares issuable under the Consultants RSGA are performance based shares and none have yet vested nor have any been issued. The Consultants RSGA provides to each of the consultants the issuance of up to 143 shares of the Company’s common stock provided certain milestones are met in certain stages; a) If the Company’s consolidated gross revenue, calculated in accordance with generally accepted accounting principles, consistently applied, equals or exceeds $15,000,000 for the trailing twelve month period, the Company will issue to each of the consultants up to 71 shares of its common stock; b) If the Company’s consolidated operating profit (Operating Profit = Operating Revenue - Cost of Goods Sold - Operating Expenses - Depreciation & Amortization), calculated in accordance with generally accepted accounting principles, equals or exceeds $1,500,000 for the trailing twelve-month period as reported as reported in the Company’s SEC Reports, the Company will issue up to 71 shares to each of the consultants, its common stock. The Company has not recognized any costs associated with the milestones, due to not being able to estimate the probability of it being achieved. As the performance goals are achieved, the shares shall become eligible for vesting and issuance.

Warrants

During the years ended December 31, 2018 and 2017, no warrants were issued by the Company. A summary of the Company’s warrant activity and related information follows for the years ended December 31, 2018 and 2017:

	December 31, 2018		December 31, 2017
		Weighted		Weighted
	Number	average	Number	average
	of	exercise	of	exercise
	Warrants	price	Warrants	price
Outstanding - beginning of year	26,781	$10,800	253	$12,600
Granted	122,044	$-	26,545	$-
Exercised	-	$-	-	$-
Forfeited	(23,369)	$180	(17)	$47,860
Outstanding - end of year	125,456	$10,800	26,781	$10,800

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - AUDITED

DECEMBER 31, 2018 AND 2017

4.	OPTIONS AND WARRANTS (Continued)

Warrants (Continued)

At December 31, 2018 and 2017, the weighted average remaining contractual life of warrants outstanding:

	December 31, 2018			December 31, 2017
			Weighted			Weighted
			Average			Average
			Remaining			Remaining
Exercisable	Warrants	Warrants	Contractual	Warrants	Warrants	Contractual
Prices	Outstanding	Exercisable	Life (years)	Outstanding	Exercisable	Life (years)
$160	-	-	-	26,774	26,774	0.24 - 1.42
$24	3,412	3,412	0.42	6	6	0.07 - 1.47
$500	122,044	122,044	2.62	1	1	5.88
	125,456	125,456		26,781	26,781

At December 31, 2018, the aggregate intrinsic value of the warrants outstanding was $0.

5.	CONVERTIBLE PROMISSORY NOTES

As of December 31, 2018 and 2017, the outstanding convertible promissory notes are summarized as follows:

Convertible Promissory Notes, net of debt discount	$3,657,427
Less current portion	1,580,955
Total long-term liabilities	$2,076,472

Maturities of long-term debt for the next five years are as follows:

Year Ending December 31,	Amount
2019	1,580,955
2020	1,815,000
2021	125,000
2022	-
2023	136,471
$3,657,427

At December 31, 2018, the $3,803,431 in convertible promissory notes has a remaining debt discount of $146,005, leaving a net balance of $3,657,427.

On various dates from 2014 through May, 2015, the Company issued unsecured convertible promissory notes (the “2014-2015 Notes”), that matured on various dates and were extended sixty (60) months from the effective date of each Note. The 2014-2015 Notes bear interest at 10% per annum. The 2014-2015 Notes may be converted into shares of the Company’s common stock at conversion prices ranging from the lesser of $4,200 to $9,800 (subject to adjustment for stock splits, dividends, combinations and other similar transactions) or 50% of the lowest trade price on any trade day following issuance of the 2014-2015 Notes.  In addition, for as long as the 2014-2015 Notes or other convertible notes in effect between the purchaser and the Company are outstanding, if the Company issues any security with terms more favorable than the terms of the 2014-2015 Notes or such other convertible notes or a term was not similarly provided to the purchaser of the 2014-2015 Notes or such other convertible notes, then such more favorable or additional term shall, at the purchaser’s option, become part of the 2014-2015 Notes and such other convertible notes. The conversion feature of the 2014-2015 Notes was considered a derivative in accordance with current accounting guidelines because of the reset conversion features of the 2014-2015 Notes. During the year ended December 31, 2018, the Company issued 128,798 shares of common stock, upon conversion of $206,700 in principal, plus accrued interest of $79,245, with a fair value loss on settlement of $630,236. As of December 31, 2018, the 2014-2015 Notes had an aggregate remaining balance of $1,279,300.

The unsecured convertible promissory notes (the “OID Notes”) had an aggregate remaining balance of $184,124, plus accrued interest of $13,334. The OID Notes included an original issue discount and one-time interest, which has been fully amortized. The OID Notes matured on December 31, 2017, which were extended to June 30, 2018. The OID Notes were convertible into shares of the Company’s common stock at a conversion price initially of $30,620. After the amendment, the conversion price changed to the lesser of $5,600 per share, or b) fifty percent (50%) of the lowest trade price of common stock recorded since the original effective date of this note, or c) the lowest effective price per share granted to any person or entity after the effective date.  The conversion feature of the notes was considered a derivative in accordance with current accounting guidelines, because of the reset conversion features of the notes. During the year ended December 31, 2018, the Company issued 49,300 shares of common stock upon conversion of principal in the amount of $47,563, plus accrued interest of $6,667, with a fair value loss of $201,670. The remaining balance as of December 31, 2018, was $143,138 which includes interest of $6,667.

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - AUDITED

DECEMBER 31, 2018 AND 2017

5.	CONVERTIBLE PROMISSORY NOTES (Continued)

The Company issued various, unsecured convertible promissory notes (the “2015-2016 Notes”), on various dates ending on May 19, 2016. The 2015-2016 Notes matured and were extended from the date of each tranche through maturity dates ending on May 19, 2020. The 2015-2016 Notes bear interest at 10% per annum. The 2015-2016 Notes may be converted into shares of the Company’s common stock at conversion prices ranging from the lesser of $1,400 to $5,600 (subject to adjustment for stock splits, dividends, combinations and other similar transactions) or 50% of the lowest trade price on any trade day following issuance of the 2015-2016 Notes.  The conversion feature of the 2015-2016 Notes was considered a derivative in accordance with current accounting guidelines because of the reset conversion features of the 2015-2016 Notes. The remaining balance of the 2015-2016 Notes as of December 31, 2018, was $1,325,000.

The Company issued a convertible note (the “Dec 2015 Note”) in exchange for accounts payable in the amount of $432,048, which could be converted into shares of the Company’s common stock after December 31, 2015. The Dec 2015 Note was accounted for under ASC 470, whereby, a beneficial conversion feature was recorded at time of issuance. The Dec 2015 Note did not meet the criteria of a derivative, and was accounted for as a beneficial conversion feature, which was amortized over the life of the Dec 2015 Note and recognized as interest expense in the financial statements. On January 1, 2016, the Dec 2015 Note met the criteria of a derivative and was accounted for under ASC 815. The Dec 2015 Note has zero stated interest rate, and the conversion price shall be equal to 75% of the average three lowest last sale prices traded during the 25 trading days immediately prior to conversion. As of December 31, 2018, the remaining balance on the Dec 2015 Note was $167,048.

The Company issued a convertible note (the “Sep 2016 Note”) in exchange for accounts payable in the amount of $430,896, which could be converted into shares of the Company’s common stock after September 15, 2016. The Sep 2016 Note was accounted for under ASC 470, whereby, a beneficial conversion feature was recorded at time of issuance. The Sep 2016 Note met the criteria of a derivative and was accounted for under ASC 815. The Sep 2016 Note has zero stated interest rate, and the conversion price shall be equal to 75% of the average three lowest last sale prices traded during the 25 trading days immediately prior to conversion. The Sep 2016 Note did not meet the criteria of a derivative at the date of the issuance, and was accounted for as a beneficial conversion feature, which was amortized over the life of the Sep 2016 Note and recognized as interest expense in the financial statements. The conversion feature of the Sep 2016 Note was considered a derivative in accordance with current accounting guidelines because of the reset conversion feature of the Sep 2016 Note. The Company recorded amortization of debt discount, which was recognized as interest expense in the amount of $187,906 during the year ended December 31, 2018. As of December 31, 2018, the remaining balance on the Sep 2016 Note was $430,896.

The Company issued an unsecured convertible promissory note (the “Dec 20 Note”), in the amount of $150,000 on December 20, 2017. The Dec 20 Note matures on December 20, 2018. The Dec 20 Note bears interest at 10% per annum. The Dec 20 Note may be converted into shares of the Company’s common stock at a conversion price of the lesser of $100 per share or 50% of the lowest trade price during the twenty trading days immediately before the conversion. The conversion feature of the Dec 20 Note was considered a derivative in accordance with current accounting guidelines because of the reset conversion features of the Dec 20 Note. During the year ended the Company issued 58,839 shares of common stock, upon conversion of principal in the amount of $150,000, plus accrued interest of $10,149, with a fair value loss on settlement of $245,496. The Company recorded amortization of debt discount, which was recognized as interest expense in the amount of $43,820 during the year ended December 31, 2018. As of December 31, 2018, the Dec 20 Note was fully converted.

The Company issued an unsecured convertible promissory note (the “Dec 22 Note”), in the amount of $75,000 on December 22, 2017. The Dec 22 Note matures on December 22, 2018. The Dec 22 Note bears interest at 10% per annum. The Dec 22 Note may be converted into shares of the Company’s common stock at a conversion price of the lesser of $100 per share or 50% of the lowest trade price during the twenty trading days upon default of the prepayment date. The conversion feature of the Dec 22 Note was considered a derivative in accordance with current accounting guidelines because of the reset conversion features of the Dec 22 Note. During the year ended the Company issued 28,788 shares of common stock, upon conversion of principal in the amount of $5,044, with a fair value loss on settlement of $99,987. The Company recorded amortization of debt discount, which was recognized as interest expense in the amount of $8,410 during the year ended December 31, 2018. As of December 31, 2018, the Dec 22 Note was fully converted.

The Company issued various unsecured convertible promissory notes (the “Jan-Aug 2018 Notes”), in the aggregate amount of $293,000 on various dates from January 24, 2018 thru August 28, 2018. The Jan-Aug 2018 Notes matures on dates from January 24, 2018 thru August 28, 2019. The Jan-Aug 2018 Notes bear interest at 10% per annum. The Jan-Aug 2018 Notes may be converted into shares of the Company’s common stock at a variable conversion price of 61% of the lowest one (1) trading day during the ten (10) trading days prior to conversion. The conversion feature of the Jan-Aug 2018 Notes was considered a derivative in accordance with current accounting guidelines because of the reset conversion features of the Jan-Aug 2018 Notes. During the year ended the Company issued 73,692 shares of common stock, upon conversion of principal in the amount of $212,000, plus accrued interest of $10,600, with a fair value loss on settlement of $243,183. The Company recorded amortization of debt discount, which was recognized as interest expense in the amount of $241,928 during the year ended December 31, 2018. As of December 31, 2018, the balance remaining on the Jan-Aug 2018 Notes was $81,000.

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - AUDITED

DECEMBER 31, 2018 AND 2017

5.	CONVERTIBLE PROMISSORY NOTES (Continued)

The Company issued (2) unsecured convertible promissory notes (the “Feb 2018 Notes”), in the aggregate principal amount of $157,500 (each in the amount of $78,750) on February 23, 2018. The Feb 2018 Notes matures on February 23, 2019, and bear interest at 10% per annum. The first of the two Feb 2018 Notes shall be paid for by the Buyer. The second of the two Feb 2018 Notes shall initially be paid for by the issuance of an offsetting $78,750 secured note issued to the Company by the Buyer. The first of the two notes was funded with cash and the Company must agree to the funding of the second of the two Feb 2018 Notes, before it can be funded with cash. The second of the two Feb 2018 Notes is secured by assets of the Buyer having a fair market value of at least $78,750. The second of the Feb 2018 Notes was issued on August 23, 2018 in the amount of $78,750. The second of the Feb 2018 Notes may be converted into shares of the Company’s common stock at a conversion price of $60 or 50% discount of the lowest trading price during the twenty (20) trading days prior to conversion. The conversion feature of the Feb 2018 Notes was considered a derivative in accordance with current accounting guidelines because of the reset conversion features of the Feb 2018 Notes. During the year ended December 31, 2018, the Company issued 88,372 shares of common stock, upon conversion of principal in the amount of $116,950, plus accrued interest of $5,438, with a fair value loss on settlement of $373,896. The Company recorded amortization of debt discount, which was recognized as interest expense in the amount of $71,159 during the year ended December 31, 2018. As of December 31, 2018, the balance remaining on the Feb 2018 Notes was $40,550.

The Company issued various unsecured convertible promissory notes (the “Apr & May 2018 Notes”), in the aggregate amount of $300,000 on various dates of April 2, 2018 and May 31, 2018. The Apr & May 2018 Notes matures on dates of April 2, 2019 and May 31, 2019. The Apr & May 2018 Notes bear interest at 10% per annum. The Apr & May 2018 Notes may be converted into shares of the Company’s common stock at a variable conversion price of 50% of the lesser of the lowest trading price twenty-five (25) trading days prior to conversion. The conversion feature of the Apr & May 2018 Notes was considered a derivative in accordance with current accounting guidelines because of the reset conversion features of the Notes. During the year ended December 31, 2018, the Company issued 29,400 shares of common stock upon conversion of $31,835 in principal, plus accrued interest of $8,266, with a fair value loss on settlement of $55,600. The Company recorded amortization of debt discount, which was recognized as interest expense in the amount of $107,080 during the year ended December 31, 2018. As of December 31, 2018, the remaining balance on the Apr & May 2018 Notes were $268,165.

We evaluated the financing transactions in accordance with ASC Topic 815, Derivatives and Hedging, and determined that the conversion feature of the convertible promissory notes was not afforded the exemption for conventional convertible instruments due to its variable conversion rate. The note has no explicit limit on the number of shares issuable so they did not meet the conditions set forth in current accounting standards for equity classification. The Company elected to recognize the note under paragraph 815-15-25-4, whereby, there would be a separation into a host contract and derivative instrument. The Company elected to initially and subsequently measure the note in its entirety at fair value, with changes in fair value recognized in earnings. The Company recorded a derivative liability representing the imputed interest associated with the embedded derivative. The derivative liability is adjusted periodically according to the stock price fluctuations.

The derivative liability recognized in the financial statements as of December 31, 2018 was $9,360,204.

6.	REVENUE FROM CONTRACTS WITH CUSTOMERS

Equipment Contracts

Revenues and related costs on equipment contracts are recognized as the performance obligations for work are satisfied over time in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. Under ASC 606, revenue and associated profit, will be recognized as the customer obtains control of the goods and services promised in the contract (i.e., performance obligations). All un-allocable indirect costs and corporate general and administrative costs are charged to the periods as incurred. However, in the event a loss on a contract is foreseen, the Company will recognize the loss as it is determined.

The following table represents a disaggregation of revenue by type of good or service from contracts with customers for the year ended December 31, 2018 and 2017.

	Years Ended
	December 31, 2018
	2018	2017
Equipment Contracts	$3,248,939	$1,811,708
Component Sales	1,187,507	1,300,784
Services Sales	125,645	243,140
Licensing Fees	75,607	-
	$4,637,698	$3,355,632

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - AUDITED

DECEMBER 31, 2018 AND 2017

6.	REVENUE FROM CONTRACTS WITH CUSTOMERS (Continued)

Equipment Contracts (Continued)

Revenue recognition for other sales arrangements, such as sales for components, service and licensing fees will remain materially consistent.

Contract assets represents revenues recognized in excess of amounts billed on contracts in progress. Contract liabilities represents billings in excess of revenues recognized on contracts in progress. Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying balance sheets, as they will be liquidated in the normal course of the contract completion. The contract asset for the years ending December 31, 2018 and 2017, was $111,001 and $88,589, respectively. The contract liability for the years ended December 31, 2018 and 2017, was $112,894 and $154,048.

During the year ended December 31, 2018, Progressive Water Treatment a wholly-owned subsidiary of OriginClear, Inc., acquired a new division, which offers a unique product line of prefabricated water treatment systems. The Company has contracted with Modern Water System to commercialize his inventions.

7.	FINANCIAL ASSETS

Convertible Note Receivable

The Company purchased a 10% convertible note in the amount of $80,000, through a private placement with Water Technologies International, Inc (“WTII”). The Note is convertible into common stock of WTII at a price of 65% of the lowest trading price for the ten (10) trading days immediately prior to the conversion date. The conversion price shall not be lower than a price of $0.0001 per share. As of December 31, 2018, the note included principal of $80,000 plus accrued interest of $4,900.

Fair value investment in Securities

The Company purchased 10,000,000 shares of WTII stock through a private placement for cash of $100,000. ASU 2016-01 requires equity investments to be measured at fair value with changes in fair value recognized in net income. During the period the Company exchanged the shares for services in the amount of $80,000, and recognized a loss of $20,000 in the statement of operations.

On May 15, 2018, the Company received 4,000 shares of WTII preferred stock for the use of OriginClear, Inc. technology associated with their proprietary electro water separation system. The stock was valued at fair market value of $0.0075 for a price of $30,000 on the date of issuance. The preferred shares are convertible into 4,000,000 shares of common stock. The Company analyzed the licensing agreement using ASU 606 to determine the timing of revenue recognition. The licensing of the intellectual property (IP) is distinct from the non-license goods or services and has significant standalone functionality that provides a benefit or value. The functionality will not change during the license period due to the licensor’s activities. Because the significant standalone functionality was delivered immediately, the revenue was recognized in the financial statements as of June 30, 2018. As of December 31, 2018, the fair value of the preferred shares was $22,800.

8.	LOANS PAYABLE

Secured Loans Payable

The Company entered into short term loans with various lenders for capital expansion secured by the Company’s assets in the amount of $1,749,970, which included finance cost of $624,810. The finance cost was amortized over the terms of the loans, which have various maturity dates ranging from October 2018 through February 2019. The term of the loans ranged from two months to six months. The net balance as of December 31, 2018 was $473,507, less the finance cost of $123,458.

Promissory Note Payable

The Company entered into a promissory note payable on July 18, 2018 for the sum of $75,000. The principal consists of $67,500 plus a $7,500 origination fee. The interest is sixty-nine percent per annum. The first payment of $6,330 is due September 1, 2018, and $4,318 thereafter. The maturity date of the Note is August 1, 2028. The note is personally guaranteed by the Company’s CEO.

As of December 31, 2018, the maturities are summarized as follows:

Promissory note payable	$74,997
Less current portion	110
Long term portion	$74,867

Long term maturities for the next five years are as follows:

2019	$110
2020	214
2021	419
2022	820
2023 thru 2028	73,414
$74,977

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - AUDITED

DECEMBER 31, 2018 AND 2017

9.	LOANS PAYABLE – RELATED PARTY

The Company’s CEO loaned the Company $248,870 during the year ended December 31, 2018. The loans bear interest at various rates to be repaid over a period of three (3) years at various maturity dates. The funds were used for operating expenses. Principal payments were made in the amount of $29,028, leaving a balance of $219,841 as of December 31, 2018.

10.	CAPITAL LEASES

The Company entered into a capital lease for the purchase of equipment during the year ended December 31, 2018. The lease is for a sixty (60) month term, with monthly payments of $757 per month, and a purchase option at the end of the lease for $1.00.

As of December 31, 2018, the maturities are summarized as follows:

Capital lease	$36,006
Less current portion	9,088
Total long-term liabilities	$26,918

Long term maturities for the next four years are as follows:

Period Ending December 31,
2019	$9,088
2020	9,088
2021	9,088
2022	8,742
$36,006

11.	INCOME TAXES

The Company files income tax returns in the U.S. Federal jurisdiction, and the state of California. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2015.

Deferred income taxes have been provided by temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. To the extent allowed by GAAP, we provide valuation allowances against the deferred tax assets for amounts when the realization is uncertain. Included in the balance at December 31, 2018 and 2017, are no tax positions for which the ultimate deductibility is highly certain, but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

The Company’s policy is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. During the periods ended December 31, 2018 and 2017, the Company did not recognize interest and penalties.

At December 31, 2018, the Company had net operating loss carry-forwards of approximately $32,321,460, which expire at dates that have not been determined. No tax benefit has been reported in the December 31, 2018 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rate to pretax income from continuing operations for the years ended December 31, 2018 and 2017 due to the following:

	2018	2017
Book loss	$(2,388,460)	$(2,092,700)
Tax to book differences for deductible expenses	11,280	14,740
Tax non deductible expenses	517,000	1,646,400

Valuation Allowance	1,860,180	431,560

Income tax expense	$-	$-

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the difference between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - AUDITED

DECEMBER 31, 2018 AND 2017

11.	INCOME TAXES (Continued)

Net deferred tax liabilities consist of the following components as of December 31,

	2018	2017
Deferred tax assets:
NOL carryover	$10,277,800	$9,373,200
Other carryovers	704,420	397,000

Deferred tax liabilities:
Depreciation	(33,120)	5,800

Less Valuation Allowance	(10,949,100)	(9,776,000)

Net deferred tax asset	$-	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry-forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry-forwards may be limited as to use in future years.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cut and Jobs Act (the “Tax Act”).  The Tax Act establishes new tax laws that affects 2018 and future years, including a reduction in the U.S. federal corporate income tax rate to 21%, effective January 1, 2018. The Company has applied the new tax law for its calculation of the deferred tax provision. There was no impact to the Company’s financial statements. For certain deferred tax assets and deferred tax liabilities, we have recorded a provisional decrease of $10,949,100, with a corresponding net adjustment to the valuation allowance of $10,949,100 as of January 1, 2018.

12.	FOREIGN SUBSIDIARY

On December 31, 2014, the Company formed a wholly owned subsidiary, OriginClear Technologies Limited (OCT), in Hong Kong, China. The Company granted OCT a master license for the People’s Republic of China. In turn, OCT is expected to license regional joint ventures for water treatment.

13.	COMMITMENTS AND CONTINGENCIES

Operating Lease

The Company holds an agreement for office space located in Los Angeles, California. The initial agreement was from May 1, 2016 to July 31, 2016 and the term has automatically renewed for successive periods and will continue until terminated in accordance with the agreement.

Operating Lease – Related Party

The Company holds a month-to-month lease agreement with a shareholder of the Company for office space in McKinney, Texas at a base rent of $4,850 per month.

Warranty Reserve

Generally, a PWT project is guaranteed against defects in material and workmanship for one year from the date of completion, while certain areas of construction and materials may have guarantees extending beyond one year. The Company has various insurance policies relating to the guarantee of completed work, which in the opinion of management will adequately cover any potential claims. A warranty reserve has been provided under PWT based on the opinion of management and based on Company history in the amount of $20,000 for the year ending December 31, 2018.

Warranty Reserve

Generally, a PWT project is guaranteed against defects in material and workmanship for one year from the date of completion, while certain areas of construction and materials may have guarantees extending beyond one year. The Company has various insurance policies relating to the guarantee of completed work, which in the opinion of management will adequately cover any potential claims. A warranty reserve has been provided under PWT based on the opinion of management and based on Company history in the amount of $20,000 for the year ending December 31, 2018.

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - AUDITED

DECEMBER 31, 2018 AND 2017

13.	COMMITMENTS AND CONTINGENCIES (Continued)

Litigation

PowerUp Settlement Agreement

As previously disclosed, on June 7, 2018, the Company executed a convertible promissory note (the “June PowerUp Note”) in the amount of $43,000 in favor of PowerUp Lending Group Ltd. (“PowerUP”) and a second convertible promissory note dated August 28, 2018 in the amount of $38,000 in favor of PowerUp (the “August PowerUp Note,” and together with the June PowerUp Note, the “PowerUp Notes”). On November 19, 2018, the Company received notice from PowerUp that the Company was in default under the PowerUp Notes due to a failure to timely file the Company’s Form 10-Q for the period ended September 30, 2018, resulting in an acceleration of amounts due under the PowerUp Notes. PowerUp commenced an action against the Company and certain of its officers in the Supreme Court of New York, County of Nassau (the “Action”). By Order dated December 1, 2018, the court in the Action, among other things, directed the Company and its transfer agent to establish a share reserve for PowerUp’s benefit in the amount of 316,967 shares of common stock. On January 30, 2019, the Company entered into a settlement agreement with PowerUp, pursuant to which, in full and final settlement of all claims asserted by PowerUp against the Company related to the PowerUp Notes, PowerUp elected to convert the PowerUp Notes, and upon the conversion of the PowerUp Notes (which the parties agreed to an aggregate outstanding balance of $127,403), the Company issued to PowerUp shares of the Company’s common stock at the conversion price of 61% of the Market Price (a 39% discount to Market Price) as defined in the PowerUp Notes). As of March 7, 2019, all outstanding PowerUp Notes, have been fully converted and all remaining share reserves for PowerUp have been cancelled.

Auctus Settlement Agreement

As previously disclosed, on April 2, 2018, the Company entered into a securities purchase agreement (the “Auctus SPA”) with Auctus Fund, LLC (“Auctus”) and in connection with the Auctus SPA issued a convertible promissory note to Auctus in the principal amount of $150,000 (the “Auctus Note” and with the Auctus SPA, the “First Auctus Documents”). On May 31, 2018, the Company entered into a second securities purchase agreement with Auctus (the “Second Auctus SPA”) and in connection with the Second Auctus SPA issued a convertible promissory note in the principal amount of $150,000 to Auctus (the “Second Auctus Note” and with the Second Auctus SPA, the “Second Auctus Documents” and, with the First Auctus Documents, the “Auctus Transaction Documents”). Auctus alleged that the Company failed to allow Auctus to convert all or portions of the outstanding balance represented by the Auctus Note and the Second Auctus Note (together, the “Auctus Notes”) into shares of common stock of the Company, causing various events of default (“Auctus Events of Default”) by the Company under the Auctus SPA and the Second Auctus SPA (together, the “Auctus Purchase Agreements”). On February 12, 2019, Auctus filed an action in the United States District Court for the District of Massachusetts, styled as Auctus Fund, LLC v. OriginClear, Inc., No. 1:19-CV-10273-FDS (D. Mass.)(Saylor, J.) (hereinafter the “Auctus Litigation”), alleged, inter alia, breaches of the Auctus Purchase Agreements and the Auctus Notes. On March 13, 2019, the Company entered into a settlement agreement with Auctus, pursuant to which, in full and final settlement of all claims asserted by Auctus against the Company in connection with the Auctus Litigation (the “Auctus Settlement Agreement”) for the outstanding balance due and payable under the Auctus Notes, such amount being $570,000 (the “Auctus Settlement Value”). Pursuant to the terms and subject to the conditions in the Auctus Settlement Agreement, the Company agreed to authorize and reserve a number of shares of the Company’s common stock pursuant to the reserve requirements of the Auctus Notes, as follows: an initial amount of 876,923 (a multiple of two times the anticipated conversion of the Auctus Settlement Value), which shall be increased within thirty calendar days to 2,630,769 shares (a multiple of six times the anticipated conversion of the Auctus Settlement Value) (the “Auctus Settlement Shares”) of the common stock of the Company for issuance upon conversion by the Investor of the amounts owed under the Auctus Notes, in accordance with the terms of the Auctus Notes, including but not limited to the beneficial ownership limitations contained in the Auctus Notes, as contemporaneously with the Auctus Settlement Agreement. Such irrevocable authorization and reservation for the initial amount by the Company shall occur no later than one (1) business day, and for the increase no later than thirty calendar days, after the effective date of the Auctus Settlement Agreement. In addition to the foregoing, upon the sale by Auctus of the Auctus Settlement Shares as delivered to Auctus by the Company resulting in total net proceeds less than the Auctus Settlement Value, Auctus is entitled to additional Auctus Settlement Shares of the Company’s common stock, if, after Auctus has sold all Auctus Settlement Shares, Auctus delivers a written notice to the Company certifying that Auctus is entitled to receive additional shares of the Company’s common stock (the “Make-Whole Shares”), the number of Make-Whole Shares being equal to the greater of (i) zero and (ii) the quotient of (1) the difference of (x) the settlement value with respect to each sale of shares by Auctus after the delivery of the Auctus Settlement Shares, minus (y) the aggregate net consideration received by Auctus from the resale of all shares of common stock issued by the Company, divided by (2) the average trailing closing price for ten (10) trading days for the shares immediately preceding the date of delivery of the Make-Whole Shares.

From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. The Company is currently not party to any such legal proceedings that believes will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - AUDITED

DECEMBER 31, 2018 AND 2017

14.	CONCENTRATIONS

Major Customers

PWT had four major customers for the year ended December 31, 2018. The customers represented 68.0% of billings for the year ending December 31, 2018. The contract receivable balance for the customers was $210,365 at December 31, 2018.

PWT had four major customers for the year ended December 31, 2017. The customers represented 54.48% of billings for the year ending December 31, 2017. The contract receivable balance for the customers was $98,038 at December 31, 2017.

Major Suppliers

PWT had three major vendors for the year ended December 31, 2018. The vendors represented 41.0% of total expenses in the year ending December 31, 2018. The accounts payable balance due to the vendors was $97,974 at December 31, 2018. Management believes no risk is present with the vendors due to other suppliers being readily available.

PWT had five major vendors for the year ended December 31, 2017. The vendors represented 40.59% of total expenses in the year ending December 31, 2017. The accounts payable balance due to the vendors was $63,886 at December 31, 2017. Management believes no risk is present with the vendors due to other suppliers being readily available.

15.	SUBSEQUENT EVENTS

Management has evaluated subsequent events according to the requirements of ASC TOPIC 855 and has determined that there are the following subsequent events:

On January 16, 2019, the Company filed a Series G Certificate of Designation with the Nevada Secretary of State (the “Series G Designation”). Pursuant to the Series G Designation, the Company may issue up to 6,000 shares of Series G preferred stock, each share having a stated value of $1,000, and pursuant to certain subscription agreements entered into with purchasers of the Series G preferred stock, each purchaser shall receive shares of the Company’s common stock equal to an amount of, for each share of Series G preferred stock purchased, five hundred dollars ($500) divided by the closing price on the date the Company receives the executed subscription documents and purchase price from such investor.

Between January 16, 2019 and March 20, 2019, the Company entered into subscription agreements with certain accredited investors pursuant to which the Company sold an aggregate of 530 shares of the Company’s Series G preferred stock for an aggregate purchase price of $530,000.

In connection with the Series G Designation and subscription agreements entered into with investors, between January 16, 2019 and March 20, 2019, the Company issued an aggregate of 82,799 shares of its common stock to certain holders of its Series G Preferred Stock.

In connection with certain one-time make good agreements, between January 31, 2019 and March 29, 2019, the Company issued an aggregate of 12,721 shares of its common stock to certain holders of its common stock.

Between January 22, 2019 and April 17, 2019, the Company issued to consultants and one employee an aggregate of 118,818 shares of the Company’s common stock in lieu of cash considerations.

Between January 8, 2018 and April 23, 2018, holders of convertible notes, known in our filings as “Convertible Promissory Notes” converted an aggregate outstanding principal and interest amount of $396,173 into an aggregate of 350,195 shares of the Company’s common stock.

On April 3, 2019, the “Company filed a certificate of designation (the “Series I COD”) of Series I Preferred Stock (the “Series I”) and a certificate of designation (the “Series J COD”) of Series J Preferred Stock (the “Series J”).

ORIGINCLEAR, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - AUDITED

DECEMBER 31, 2018 AND 2017

15.	SUBSEQUENT EVENTS (Continued)

Pursuant to the Series I COD, the Company designated 4,000 shares of preferred stock as Series I. The Series I will have a stated value of $1,000 per share, and will be entitled to cumulative dividends at the annual rate of 8% of the stated value, payable quarterly within 60 days from the end of such fiscal quarter. The Series I will not be entitled to any voting rights except as may be required by applicable law, and will not be convertible into common stock. The Company will have the right to redeem the Series I at any time while the Series I are outstanding at a price equal to the stated value plus any accrued but unpaid dividends. The Company will be required to redeem the Series I two years following the date that is the later of the (i) final closing of the tranche (as designated in the applicable subscription agreement) or (ii) the expiration date of the tranche that such shares to be redeemed were a part of.

Pursuant to the Series J COD, the Company designated 100,000 shares of preferred stock as Series J. The Series J will have a stated value of $1,000 per share, and will be entitled to receive dividends on an as-converted basis with the Company’s common stock. The Series J will be convertible into validly-issued, fully paid and non-assessable shares of the Company’s common stock, on the terms and conditions set forth in the Series J COD, which includes certain Make-Good Shares for certain holders of the Company’s previously disclosed Series F Preferred Stock and Series G Preferred Stock.

Between April 3, 2019 and April 24, 2019, the Company entered into subscription agreements with certain accredited investors pursuant to which the Company sold an aggregate of 345 shares of the Company’s Series I preferred stock for an aggregate purchase price of $345,000. And in connection with the Series I Designation and Series J Designation, the Company issued an aggregate of 172.5 shares of its Series J preferred stock to certain holders of its Series I and Series J Preferred Stock.

On April 19, 2019, the Company entered into Restricted Stock Grant Agreements (the “April RSGAs”) with its Chief Executive Officer, Riggs Eckelberry, three members of the Board and five consultants to create management incentives to improve the economic performance of the Company and to increase its value and stock price. All shares issuable under the April RSGAs are performance based shares and none have yet vested nor have any been issued. The April RSGAs provide for the issuance of up to an aggregate of 45,000 shares of the Company’s common stock as follows: 15,000 to the CEO, 2,500 to each of the other three members of the Board and an aggregate of 22,500 to five consultants provided certain milestones are met in certain stages; a) If the Company’s consolidated gross revenue, calculated in accordance with generally accepted accounting principles, consistently applied, equals or exceeds $15,000,000 for the trailing twelve month period, the Company will issue up to an aggregate of 22,500 shares of its common stock; b) If the Company’s consolidated operating profit (Operating Profit = Operating Revenue - Cost of Goods Sold - Operating Expenses - Depreciation & Amortization), calculated in accordance with generally accepted accounting principles, equals or exceeds $1,500,000 for the trailing twelve month period as reported as reported in the Company’s SEC Reports, the Company will issue up to an aggregate of 22,500 shares of its common stock. As the performance goals are achieved, the shares shall become eligible for vesting and issuance.

On April 23, 2019, the Company filed a Certificate of Amendment to its Articles of Incorporation, as amended, with the Secretary of State of the State of Nevada to effectuate an increase to the number of authorized shares of common stock of the Company from 8,000,000,000 to 16,000,000,000.

PART III—EXHIBITS

Exhibit	Description

2.1	Articles of Incorporation (1)
2.2	Certificate of Change (2)
2.3	Certificate of Amendment filed with the Secretary of State of Nevada on June 14, 2012 (3)
2.4	By-laws (1)
2.5	Form of Certificate of Amendment of OriginOil, Inc. filed with the Secretary of State of Nevada on August 14, 2014 (4)
2.6	Certificate of Amendment filed with Secretary of State of Nevada on April 13, 2015 (5)
2.7	Certificate of Designation of Series A Preferred Stock (6)
2.8	Certificate of Designation of Series B Preferred Stock (6)
2.9	Certificate of Amendment filed with the Secretary of State of Nevada on March 29, 2016 (7)
2.10	Certificate of Amendment filed with the Secretary of State of Nevada on August 12, 2016 (8)
2.11	Certificate of Designation of Series C Preferred Stock (9)
2.12	Certificate of Withdrawal of Certificate of Designation of Series A Preferred Stock (10)
2.13	Certificate of Amendment filed with the Secretary of State of Nevada on April 7, 2017 (11)
2.14	Certificate of Amendment filed with the Secretary of State of Nevada on June 30, 2017 (12)
2.15	Certificate of Amendment filed with the Secretary of State of Nevada on December 1, 2017 (13)
2.16	Certificate of Amendment filed with the Secretary of State of Nevada on April 13, 2018 (14)
2.17	Certificate of Designation of Series D Preferred Stock (14)
2.18	Certificate of Designation of Series D-1 Preferred Stock (14)
2.19	Certificate of Amendment filed with the Secretary of State of Nevada on August 13, 2018 (15)
2.20	Certificate of Designation of Series E Preferred Stock (16)
2.21	Certificate of Designation of Series F Preferred Stock (16)
2.22	Certificate of Designation of Series G Preferred Stock (17)
2.23	Certificate of Designation of Series I Preferred Stock (18)
2.24	Certificate of Designation of Series J Preferred Stock (18)
2.25	Certificate of Amendment filed with the Secretary of State of Nevada on April 23, 2019 (19)
2.26	Certificate of Designation of Series K Preferred Stock (20)
2.27	Certificate of Designation of Series L Preferred Stock (20)
2.28	Certificate of Withdrawal of Certificate of Designation of Series D Preferred Stock (31)
2.29	Certificate of Designation of Series M Preferred Stock (32)
4.1	Form of Subscription Agreement for offering (previously filed)
6.1	Non-Statutory Stock Option Agreement dated October 6, 2015 (21)
6.2	OriginClear, Inc. 2015 Equity Incentive Plan (22)
6.3	Amended and Restated Non-Statutory Stock Option Agreement dated October 6, 2015 between T. Riggs Eckelberry and the Company (23)
6.4	Form of Restricted Stock Award between OriginClear, Inc. and T. Riggs Eckelberry (24)
6.5	Form of Restricted Stock Award between OriginClear, Inc. and T. Riggs Eckelberry (25)
6.6	Form of Subscription Agreement (26)
6.7	Form of Subscription Agreement (14)
6.8	Form of Restricted Stock Agreement (27)
6.9	Form of Subscription Agreement for Series E Preferred Stock (28)
6.10	Form of Subscription Agreement for Series F Preferred Stock (28)
6.11	Settlement Agreement between the Company and PowerUp Lending Group, Ltd. (29)

III-1

6.12	Form of Subscription Agreement (29)
6.13	Settlement Agreement between the Company and Auctus Fund, LLC (30)
6.14	Form of Subscription Agreement (19)
6.15	Form of Subscription Agreement for shares of Series K and L Preferred Stock (20)
6.16	Broker-Dealer Agreement between the Company and Dalmore Group, LLC (previously filed)
6.17	Exchange Agreement (previously filed)
11.1	Consent of Liggett & Webb, P.A.
11.2	Consent of Sichenzia Ross Ference LLP (previously filed) (included in Exhibit 12.1)
12.1	Opinion of Sichenzia Ross Ference LLP (previously filed)

(1)	Incorporated by reference to the Company’s Form SB-2 filed with the SEC on December 11, 2007.
(2)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on July 20, 2011.
(3)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on June 14, 2012.
(4)	Incorporated by reference to the Company’s Current Report on Form 10-Q filed with the SEC on August 14, 2014.
(5)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on April 16, 2015.
(6)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on October 6, 2015.
(7)	Incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on April 4, 2016.
(8)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 15, 2016.
(9)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 16, 2017.
(10)	Incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2017.
(11)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on April 12, 2017.
(12)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2017.
(13)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on December 6, 2017.
(14)	Incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on April 17, 2018.
(15)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2018.
(16)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 20, 2018.
(17)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 22, 2019.
(18)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on April 9, 2019.
(19)	Incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on April 25, 2019.
(20)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 19, 2019.
(21)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 16, 2015.
(22)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on October 6, 2015.
(23)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 8, 2016.
(24)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 16, 2016.
(25)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 15, 2016.
(26)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2017.
(27)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 21, 2018.
(28)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 20, 2018.
(29)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on February 6, 2019.
(30)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 20, 2019.
(31)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 21, 2019.
(32)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on December 17, 2019.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on March 24, 2020.

ORIGINCLEAR, INC.

By:	/s/ T. Riggs Eckelberry
T. Riggs Eckelberry Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ T. Riggs Eckelberry	March 24, 2020
T. Riggs Eckelberry
Chief Executive Officer, Acting Chief Financial Officer, and Director (principal executive officer, principal financial officer, and principal accounting officer)

/s/ Anthony Fidaleo	March 24, 2020
Anthony Fidaleo Director

/s/ Jean-Louis Kindler	March 24, 2020
Jean-Louis Kindler
Director

/s/ Byron Elton	March 24, 2020
Byron Elton
Director

III-3